As filed with the Securities and Exchange Commission on October 25, 2013

Registration No. 333-_________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EAST WEST BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	95-4703316 (I.R.S. Employer Identification Number)

135 N. Los Robles Avenue, 7th Floor
Pasadena, California 91101
(626) 768-6000
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Douglas P. Krause, Esq.
Executive Vice President and General Counsel
135 N. Los Robles Avenue, 7th Floor
Pasadena, California 91101
(626) 768-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

T.J. Grasmick, Esq. Gordon M. Bava, Esq. Renee E. Becker, Esq. Manatt, Phelps & Phillips, LLP 11355 W. Olympic Boulevard Los Angeles, California 90064 (310) 312-4000 (310) 312-4224 (Fax)	David C. Choi Chief Financial Officer MetroCorp Bancshares, Inc. 9600 Bellaire Boulevard, Suite 252 Houston, Texas 77036 (713) 776-3876 (713) 414-3748 (Fax)	William T. Luedke IV, Esq. Shanna Kuzdzal, Esq. Bracewell & Giuliani LLP South Tower Pennzoil Place 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 221-1336 (713) 222-3256 (Fax)

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	6,520,000 (1)	N/A	$ 182,577,262 (2)	$ 23,516 (3)

(1)

Represents the maximum number of shares of East West Bancorp, Inc. common stock estimated to be issuable upon the completion of the merger of MetroCorp Bancshares, Inc. with and into East West, based on the number of shares of MetroCorp common stock, $1.00 par value per share, outstanding or reserved for issuance, immediately prior to the merger.

(2)

Pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, the registration fee is based on a MetroCorp common stock price of $14.60 and is computed based on the estimated maximum number of shares (18,757,000) that may be exchanged for the East West common stock being registered, including shares issuable upon exercise of outstanding options or other securities to acquire MetroCorp common stock, less the amount of cash to be paid by East West in exchange for shares of MetroCorp common stock (which equals $91,274,938).   The maximum aggregate offering price shown is calculated solely for the purpose of determining the SEC filing fee.

(3)	Determined in accordance with Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $128.80 per $1,000,000 of the proposal maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of East West Bancorp, Inc. common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED OCTOBER 25, 2013, SUBJECT TO COMPLETION

To the Shareholders of MetroCorp Bancshares, Inc.:

On September 18, 2013, East West Bancorp, which we refer to as East West, entered into a merger agreement to acquire MetroCorp Bancshares, Inc., which we refer to as MetroCorp, in a transaction in which the consideration is partly stock and partly cash.  If the merger agreement is approved and the merger is subsequently completed, MetroCorp will merge with and into East West, with East West as the surviving entity.

East West will acquire the outstanding shares of MetroCorp for the lesser of $14.60 per share and 1.72 times the per share tangible equity, as adjusted, which we refer to in this proxy statement/prospectus as the per share merger consideration, for an aggregate purchase price estimated to be approximately $273 million based on the 18,699,638 shares outstanding as of September 30, 2013. The shareholders of MetroCorp will receive two-thirds of the merger consideration in shares of East West common stock and the remainder in cash with cash paid in lieu of any fractional shares of East West common stock a holder is entitled to receive.  The determination of the number of shares of East West common stock deliverable in exchange for each share of MetroCorp common stock, which we refer to in this proxy statement/prospectus as the per share stock consideration, will be based on the weighted average closing price of East West’s common stock on the NASDAQ Global Select Market over a 60 trading-day measurement period ending with the fifth trading day prior to the effective time of the merger, subject to the limitation that if the average closing price of East West common stock is equal to or greater than $32.00, the per share stock consideration will be calculated by dividing the stock portion of the per share merger consideration by $32.00.  If the average closing price of East West common stock is less than or equal to $28.00, the per share stock consideration will be calculated by dividing the stock portion of the per share merger consideration by $28.00. The table below sets forth exchange ratios based upon a purchase price of $14.60 and a hypothetical average closing prices of East West common stock over a 60 trading-day measurement period:

Average East West Trading Price	Exchange Ratio (followed by calculation)
Equal to or greater than $32.00	0.3042 ($9.73 divided by the average East West trading price)
Less than $32.00, but greater than $28.00	0.3244 ($9.73 divided by the average East West trading price)
Equal to or less than $28.00	0.3476 ($9.73 divided by the average East West trading price)

Based on the volume-weighted average East West share price of $29.79 for the 60 trading days ending on September 18, 2013, the last trading day before the announcement of the merger, the per share stock consideration would have been .3267 East West shares per share of MetroCorp common stock and the cash consideration would have been $4.87 per share of MetroCorp common stock based upon merger consideration of $14.60.  Based on the volume-weighted average East West share price of $[•] for the 60 trading days ending on [•], the most recent day for which information was available prior to the printing and mailing of this document, the per share stock consideration would have been [•] East West shares per share of MetroCorp common stock based upon merger consideration of $14.60.

If 1.72 times the per share tangible equity, as adjusted pursuant to the terms of the merger agreement, is less than $14.60, the price paid to the holders of MetroCorp common stock will be based upon the adjusted per share tangible equity of MetroCorp, not $14.60. The tangible equity of MetroCorp is subject to adjustments, some of which will reduce the price East West pays for each share of MetroCorp common stock if the merger consideration is based upon tangible equity.

Tangible equity is calculated by reducing total equity by intangible assets, goodwill and preferred equity. As of September 30, 2013 MetroCorp’s tangible equity  was $165,759,000 which is calculated by taking total shareholders’ equity of $180,118,000 minus intangible assets and goodwill of $14,359,000.   Pursuant to the terms of the merger agreement, tangible equity is further reduced by $7,000,000 (as described further in this proxy statement/prospectus) such that total tangible equity net of adjustments is $158,759,000.  Tangible equity net of adjustments is than multiplied by 1.72 times to arrive at 1.72 times tangible equity of $273,065,480.  The 1.72 times tangible equity per share is $14.60 which is calculated by taking 1.72 times tangible equity of $273,065,480 divided by the outstanding shares of MetroCorp as of September 30, 2013 of 18,699,638. There are other adjustments that will affect tangible equity, such as bonus retention payments, advisor fees and severance agreements.

You should obtain current stock price quotations for East West common stock and MetroCorp common stock. East West common stock is traded on the NASDAQ Global Select Market under the symbol “EWBC,” and MetroCorp common stock is traded on the NASDAQ Global Select Market under the symbol “MCBI.”

The share price of East West common stock will fluctuate, and the average closing price for the 60 trading days ending with the fifth trading day prior to the effective time of the merger may be different than the average closing price used to calculate the hypothetical per share stock consideration in the example above.

We expect the merger to be generally tax free to MetroCorp shareholders for United States federal income tax purposes, except for taxes on cash received by MetroCorp shareholders.

MetroCorp will hold a special meeting of shareholders to consider the proposed merger and related matters. East West and MetroCorp cannot complete the proposed merger unless MetroCorp’s shareholders vote to adopt the merger agreement. This letter is accompanied by the attached document, which our board of directors is providing to solicit your proxy to vote for adoption of the merger agreement.

The accompanying document is also being delivered to MetroCorp shareholders as East West’s prospectus for its offering of East West common stock in connection with the merger.

Your vote is very important. To ensure your representation at the MetroCorp special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Whether or not you expect to attend the MetroCorp special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the MetroCorp special meeting. The MetroCorp board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of MetroCorp in connection with the merger and “FOR” any adjournment of the MetroCorp special meeting, if necessary or appropriate, including to permit further solicitation of proxies in favor of the preceding vote.

This document provides you with detailed information about the proposed merger. It also contains or references information about MetroCorp and East West and certain related matters. You are encouraged to read this document carefully. In particular, you should read the “RISK FACTORS” section beginning on page 24 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Sincerely,

Don J. Wang

Co-Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the East West common stock in connection with the merger or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated [•], and is first being mailed to shareholders of MetroCorp on or about [•].

WHERE YOU CAN FIND MORE INFORMATION

Both East West and MetroCorp file annual, quarterly and current reports, proxy statements and other business and financial information with the Securities and Exchange Commission, which we refer to as the SEC. You may read and copy any materials that either East West or MetroCorp files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, East West and MetroCorp file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You are also able to obtain these documents, free of charge, from East West at www.eastwestbank.com under the “Investor Relations” link or from MetroCorp by accessing MetroCorp’s website at www.metrobank-na.com under the “Investor Relations” tab and then under the heading “SEC Filings.”

East West has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that East West and MetroCorp have previously filed with the SEC. They contain important information about the companies and their financial condition. For further information, please see the section entitled “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” beginning on page 87. These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

East West Bancorp, Inc.	MetroCorp Bancshares, Inc.
135 N. Los Robles Avenue, 7th Floor	9600 Bellaire Boulevard, Suite 252
Pasadena, California 91101	Houston, Texas 77036
Attention: Investor Relations	Attention: Investor Relations
(626) 768-6000	(713) 776-3876

To obtain timely delivery of these documents, you must request the information no later than [•] in order to receive them before MetroCorp’s special meeting of shareholders.

East West common stock is traded on the NASDAQ Global Select Market under the symbol “EWBC,” and MetroCorp common stock is traded on the NASDAQ Global Select Market under the symbol “MCBI.”

METROCORP BANCSHARES, INC.
9600 BELLAIRE BOULEVARD, SUITE 252, HOUSTON, TX 77036

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [•], 2013

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of MetroCorp Bancshares, Inc., which we refer to as MetroCorp, will be held at [•]  at [•], Central time, on [•], 2013, for the following purposes:

1.             To adopt the Agreement and Plan of Merger, which we refer to as the merger agreement, dated as of September 18, 2013, by and between East West Bancorp, Inc. and MetroCorp, as such agreement may be amended from time to time, a copy of which is attached as Appendix A, which we refer to as the MetroCorp Merger proposal;

2.             To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of MetroCorp in connection with the merger, which we refer to as the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation; and

3.             To approve one or more adjournments of the MetroCorp special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the MetroCorp Merger proposal, which we refer to as the MetroCorp Adjournment proposal.

MetroCorp will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The MetroCorp Merger proposal is described in more detail in this document, which you should read carefully in its entirety before you vote. A copy of the merger agreement is attached as Appendix A to this document.

The MetroCorp board of directors has set [•]  as the record date for the MetroCorp special meeting. Only holders of record of MetroCorp common stock at the close of business on [•] will be entitled to notice of and to vote at the MetroCorp special meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the MetroCorp special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of MetroCorp common stock.

Your vote is very important. To ensure your representation at the MetroCorp special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the MetroCorp special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the MetroCorp special meeting.

The MetroCorp board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the MetroCorp Merger proposal, “FOR” the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation and “FOR” the MetroCorp Adjournment proposal (if necessary or appropriate).

By order of the Board of Directors,

Don J. Wang
Co-Chairman of the Board

Houston, Texas

ii

[•]

PLEASE VOTE YOUR SHARES OF METROCORP COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL METROCORP INVESTOR RELATIONS AT (713) 776-3876.

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:          WHAT IS THE MERGER?

A.                                    East West and MetroCorp have entered into a merger agreement, pursuant to which MetroCorp will merge with and into East West, with East West continuing as the surviving corporation, in a transaction that is referred to as the merger. A copy of the merger agreement is attached as Appendix A to this document. Immediately after the merger, MetroBank, National Association and Metro United Bank, each a wholly owned subsidiary of MetroCorp and which are, collectively, referred to in this proxy statement/prospectus as, the “MetroCorp Banks,” will merge with and into East West Bank, a wholly owned subsidiary of East West.  The mergers of the MetroCorp Banks with and into East West are referred to as the bank mergers. East West Bank will be the surviving entity following the bank mergers. In order for us to complete the transaction with East West, the approval of MetroCorp’s shareholders is needed as are approvals by the bank regulators of East West, MetroCorp, East West Bank, and the MetroCorp Banks.

Q:          WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A.                                    MetroCorp is sending these materials to its shareholders to help them decide how to vote their shares of MetroCorp common stock with respect to the merger and other matters to be considered at the special meeting.

The merger cannot be completed unless MetroCorp shareholders adopt the merger agreement.  MetroCorp is holding a special meeting of its shareholders to vote on the proposals necessary to complete the merger. Information about the special meeting, the merger and the other business to be considered by MetroCorp’s shareholders at the special meeting is contained in this document.

This document constitutes both a proxy statement of MetroCorp and a prospectus of East West. It is a prospectus because East West, in connection with the merger, is offering shares of its common stock, in addition to cash consideration, in exchange for outstanding shares of MetroCorp common stock in the merger.

Q:          WHAT WILL METROCORP SHAREHOLDERS RECEIVE IN THE MERGER?

A:                                   In the merger, each outstanding share of MetroCorp common stock (excluding dissenting shares and shares of MetroCorp common stock owned by MetroCorp or East West) will be converted into the right to receive the lesser of $14.60 per share and 1.72 times the per share tangible equity of MetroCorp, as adjusted, as of the month-end prior to the merger.  The shareholders of MetroCorp will receive two-thirds of the merger consideration in shares of East West common stock and the remainder in cash.  Cash will be issued for fractional shares.

Q:          WHAT HAPPENS TO METROCORP STOCK OPTIONS IN THE MERGER?

A:                                   Each outstanding option to purchase shares of MetroCorp common stock, whether exercisable or unexercisable, will become fully vested upon the approval of the merger agreement by MetroCorp’s shareholders, without any action on the part of the holder of the option. All options that are not exercised at least two business days before the effective time of the merger will terminate and, following the merger, East West will pay to the holders the amount needed to cash out the options pursuant to the terms of MetroCorp’s equity incentive plans, as applicable, less any taxes required to be withheld. MetroCorp may provide for cashless exercise of the options.

Q:          WHAT HAPPENS TO METROCORP RESTRICTED STOCK AWARDS IN THE MERGER?

A:                                   In the merger, each share of restricted stock will, without any action on the part of the holder, become fully vested and be converted into the right to receive the per share merger consideration on the same terms of conversion as MetroCorp common stock, subject to any required tax withholding.

Q:          WHEN WILL THE MERGER BE COMPLETED?

A:                                   East West and MetroCorp are working to complete the merger as soon as practicable. If the shareholders of MetroCorp adopt the merger agreement, the parties currently expect that the merger will be completed in the first quarter of 2014, but no later than March 31, 2014. Neither East West nor MetroCorp can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals will be received.

Q:          WHEN AND WHERE WILL THE METROCORP SPECIAL MEETING OF SHAREHOLDERS TAKE PLACE?

A:                               The special meeting of shareholders of MetroCorp will be held at [•], Central time, on [•], 2013, at [•].

Q:          WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:                                   MetroCorp shareholders are being asked to vote on the following proposals:

1.                                      to adopt the merger agreement, a copy of which is attached as Appendix A to this document, which is referred to as the MetroCorp Merger proposal;

2.                                     to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of MetroCorp in connection with the merger, which is referred to as the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation; and

3.                                     to approve one or more adjournments of the MetroCorp special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the MetroCorp Merger proposal, which is referred to as the MetroCorp Adjournment proposal.

Shareholder approval of the MetroCorp Merger proposal is required for completion of the merger. MetroCorp will transact no other business at the MetroCorp special meeting, except for business properly brought before the MetroCorp special meeting or any adjournment or postponement thereof.

Q:          WHO IS ENTITLED TO VOTE?

A:                                  Holders of record of MetroCorp common stock at the close of business on [•], which is the date that the MetroCorp board of directors has fixed as the record date for the MetroCorp special meeting, are entitled to vote at the MetroCorp special meeting.

Q:          WHAT CONSTITUTES A QUORUM?

A:                                   The presence at the MetroCorp special meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of MetroCorp common stock entitled to vote at the MetroCorp special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:          WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE METROCORP SPECIAL MEETING?

A:                                  Merger proposal: The affirmative vote of a majority of the outstanding shares of MetroCorp common stock entitled to vote is required to approve the MetroCorp Merger proposal.

Advisory (Non-Binding) Proposal on Specified Compensation:   Assuming a quorum is present, the affirmative vote of a majority of the shares of MetroCorp common stock represented (in person or by proxy) at the MetroCorp special meeting and entitled to vote on the proposal is required to approve the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation.

Adjournment proposal: Assuming a quorum is present, the affirmative vote of a majority of the shares of MetroCorp common stock represented (in person or by proxy) at the MetroCorp special meeting and entitled to vote on the proposal is required to approve the MetroCorp adjournment proposal.

Q: WHAT WILL HAPPEN IF METROCORP’S SHAREHOLDERS DO NOT APPROVE THE METROCORP ADVISORY (NON-BINDING) PROPOSAL ON SPECIFIED COMPENSATION?

A:                                  The vote on the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation is a vote separate and apart from the vote to approve the MetroCorp Merger proposal. You may vote against this proposal and for the MetroCorp Merger proposal, or vice versa. Because the vote on this proposal is advisory only, it will not be binding on MetroCorp.

Q:          WHAT DOES THE METROCORP BOARD OF DIRECTORS RECOMMEND?

A:                                  The MetroCorp board of directors unanimously recommends that MetroCorp shareholders vote “FOR” the MetroCorp Merger proposal, “FOR” the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation and “FOR” the MetroCorp Adjournment proposal (if necessary or appropriate).

Q:          WHAT DO I NEED TO DO NOW?

A:                                   After carefully reading and considering the information contained in this proxy statement/prospectus, if you were the record holder of shares of MetroCorp common stock as of [•], 2013, you may vote in person by attending the special meeting or, to ensure that your shares of MetroCorp common stock are represented at the special meeting, you may vote your shares by phone, over the Internet or by signing and returning the enclosed proxy card in the postage-paid envelope provided. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Q:          HOW DO I VOTE?

A:                                   If you are a shareholder of record of MetroCorp as of [•], which is referred to as the MetroCorp record date, you may submit your proxy before MetroCorp’s special meeting in one of the following ways:

•                                          use the toll-free number shown on your proxy card;

•                                          visit the website shown on your proxy card to vote via the Internet; or

•                                          complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at MetroCorp’s special meeting.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:          HOW MANY VOTES DO I HAVE AND WHAT PERCENTAGE OF SHARES DO DIRECTORS AND OFFICERS OWN?

A:                                   You are entitled to one vote for each share of MetroCorp common stock that you owned as of the record date. As of the close of business on  [•], there were approximately [•] shares issued and [•] outstanding shares of MetroCorp common stock.  As of that date, approximately [•]% of the outstanding shares of MetroCorp common stock were beneficially owned by the directors and executive officers of MetroCorp.

Q:          IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:                                   If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to MetroCorp or by voting in person at MetroCorp’s special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the NASDAQ Stock Market, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NASDAQ determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the MetroCorp special meeting are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

Assuming a quorum is present, if you are a MetroCorp shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares,

•                                          your broker, bank or other nominee may not vote your shares on the MetroCorp Merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal;

•                                          your broker, bank or other nominee may not vote your shares on the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation, which broker non-votes will have no effect on the vote count for such proposal; and

•                                          your broker, bank or other nominee may not vote your shares on the MetroCorp Adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.

Q:          WHAT IF I DO NOT VOTE OR ABSTAIN?

A:                                   Assuming a quorum is present, an abstention occurs when a shareholder attends the special meeting in person and does not vote or returns a proxy with an “abstain” vote.

Assuming a quorum is present, if you are a MetroCorp shareholder and you fail to vote or fail to instruct your broker, bank or other nominee how to vote on the MetroCorp Merger proposal, it will have the same effect as a vote cast “AGAINST” the MetroCorp Merger proposal.  If you respond with an “abstain” vote on the MetroCorp Merger proposal, your proxy will have the same effect as a vote cast “AGAINST” the MetroCorp Merger proposal.

Assuming a quorum is present, if you respond with an “abstain” vote, or if you are present in person but do not vote, your proxy will have the same effect as a vote cast “AGAINST” the Advisory (Non-Binding) Proposal on Specified Compensation that may become payable to the named executive officers of MetroCorp in connection with the Merger and the Adjournment proposal.

Q:          WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A:                                   If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the MetroCorp common stock represented by your proxy will be voted as recommended by the MetroCorp board of directors with respect to that proposal. Unless a MetroCorp shareholder, as applicable, checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the MetroCorp special meeting.

Q:          MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:                                   Yes. You may change your vote at any time before your proxy is voted at the MetroCorp special meeting. You may do this in one of four ways:

•                                          by sending a notice of revocation to the corporate secretary of MetroCorp;

•                                          by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•                                          by sending a completed proxy card bearing a later date than your original proxy card; or

•                                          by attending the MetroCorp special meeting and voting in person.

If you choose any of the first three methods, you must take the described action such that the notice, internet vote or proxy card, as applicable, is received no later than the beginning of the special meeting.

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:          DO I NEED IDENTIFICATION TO ATTEND THE METROCORP MEETING IN PERSON?

A:                                   Yes. Please bring proper identification, together with proof that you are a record owner of MetroCorp common stock. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of MetroCorp common stock, as applicable, on the record date.

Q:          ARE METROCORP SHAREHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:                                   Under Texas law, MetroCorp shareholders are entitled to appraisal rights in connection with the merger.

Q:          WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO METROCORP SHAREHOLDERS?

The merger is intended to qualify, and the obligation of East West and MetroCorp to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code. In addition, in connection with the filing of the registration statement of which this document is a part, each of Manatt, Phelps & Phillips, LLP and Bracewell & Giuliani LLP has delivered an opinion to East West and MetroCorp, respectively, to the same effect.

Assuming the merger qualifies as such a reorganization, a shareholder of MetroCorp generally will not recognize any gain or loss upon receipt of East West common stock in exchange for MetroCorp common stock in the merger but may recognize gain with respect to the cash consideration and cash received in lieu of a fractional share of East West common stock.

The consequences of the merger to any particular MetroCorp shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:          WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:                                  If the merger is not completed, MetroCorp shareholders will not receive any consideration for their shares of MetroCorp common stock in connection with the merger. Instead, MetroCorp will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ Global Select Market. Under specified circumstances MetroCorp may be required to pay East West a fee and to reimburse East West for its merger-related expenses in connection with the termination of the merger agreement.

Q:          SHOULD METROCORP SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:                                 No. MetroCorp shareholders SHOULD NOT send in any stock certificates now. If the merger is approved, a letter of transmittal with instructions for their completion will be provided to MetroCorp shareholders under separate cover and the stock certificates should be sent at that time.

Q:          WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:                                  If you are a MetroCorp shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact MetroCorp Investor Relations at (713) 776-3876.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to the merger-related proposals. In addition, we incorporate by reference important business and financial information about MetroCorp and East West into this document. For a description of this information, please see the section entitled “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” beginning on page 87. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, throughout this document, “East West” refers to East West Bancorp, Inc., “MetroCorp” refers to MetroCorp Bancshares, Inc. and “we,” “us” and “our” refer collectively to East West and MetroCorp.  Also, we refer to the proposed merger of MetroCorp with and into East West as, the “merger,” the proposed mergers of MetroBank and Metro United Bank with and into East West Bank as the “bank mergers,” and the Agreement and Plan of Merger, dated as of September 18, 2013, by and between East West and MetroCorp as the “merger agreement.”

The Merger and the Merger Agreement (pages 36 and 58)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this document as Appendix A. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

Under the terms of the merger agreement, MetroCorp will merge with and into East West with East West as the surviving corporation.

Merger Consideration (page 36)

East West will acquire the outstanding shares of MetroCorp for the lesser of $14.60 per share and 1.72 times the per share tangible equity, as adjusted, for an aggregate purchase price estimated to be approximately $273 million based on the 18,699,638 shares outstanding as of September 30, 2013. The shareholders of MetroCorp will receive two-thirds of the merger consideration in shares of East West common stock and the remainder in cash.  The determination of the number of shares of East West common stock deliverable in exchange for each share of MetroCorp common stock, which we refer to in this proxy statement/prospectus as the per share stock consideration, will be based on the weighted average closing price of East West’s common stock over a 60 trading day measurement period ending with the fifth trading day prior to the effective time of the merger. A MetroCorp shareholder will receive cash in lieu of any fractional shares of East West common stock such holder is entitled to receive.

Example:

Based on the volume-weighted average East West share price of $29.79 for the 60 trading days ending on September 18, 2013, the last trading day before the announcement of the merger, the per share stock consideration would have been .3267 East West shares per share of MetroCorp common stock.  Based on the volume-weighted average East West share price of $[•] for the 60 trading days ending on [•], the most recent day for which information was available prior to the printing and mailing of this document, the per share stock consideration would have been [•] East West shares per share of MetroCorp common stock assuming a per share purchase price of $14.60.

The share price of East West common stock will fluctuate, and the average closing price for the 60 trading days ending with the fifth trading day prior to the effective time of the merger may be different than the average closing price used to calculate the hypothetical per share stock consideration in the example above.

The number of shares of East West common stock to be issued in the merger is subject to a minimum and a maximum price range.  If the average closing price of East West common stock is equal to or greater than $32.00, the per share stock consideration will be calculated by dividing the stock portion of the per share merger consideration by $32.00. If the average closing price of East West common stock is less than or equal to $28.00, the per share stock consideration will be calculated by dividing the stock portion of the per share merger consideration by $28.00.  The per share stock consideration will not be adjusted for changes in the market price of MetroCorp common stock prior to the closing.

The table below sets forth exchange ratios based upon a purchase price of $14.60 and a hypothetical average closing prices of East West common stock over a 60 trading-day measurement period:

Average East West Trading Price	Exchange Ratio (followed by calculation)
Equal to or greater than $32.00	0.3042 ($9.73 divided by the average East West trading price)
Less than $32.00, but greater than $28.00	0.3244 ($9.73 divided by the average East West trading price)
Equal to or less than $28.00	0.3476 ($9.73 divided by the average East West trading price)

Each outstanding option to purchase shares of MetroCorp common stock, whether exercisable or unexercisable, will become fully vested upon the approval of the merger agreement by MetroCorp’s shareholders, without any action on the part of the holder of the option. All options that are not exercised at least two business days before the effective time of the merger will terminate and, following the merger, East West will pay to the holders the amount needed to cash out the options pursuant to the terms of MetroCorp’s equity incentive plans, as applicable, less any taxes required to be withheld. MetroCorp may provide for cashless exercise of the options.

Each share of MetroCorp restricted stock will, without any action on the part of the holder, become fully vested and be converted into the right to receive the per share merger consideration on the same terms of conversion as MetroCorp common stock, subject to any required tax withholding.

Recommendation of the MetroCorp Board of Directors (page 28)

After careful consideration, the MetroCorp board of directors unanimously recommends that MetroCorp shareholders vote “FOR” the MetroCorp Merger proposal, “FOR” the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation and “FOR” the MetroCorp Adjournment proposal (if necessary or appropriate).

For a more complete description of MetroCorp’s reasons for the merger and the recommendation of the MetroCorp board of directors, please see the section entitled “THE MERGER—Recommendation of the MetroCorp Board of Directors and Reasons for the Merger” beginning on page 40.

Opinion of Financial Advisor (page 41)

MetroCorp Financial Advisor

On September 18, 2013, Sandler O’Neill + Partners, L.P., which we refer to as Sandler O’Neill, MetroCorp’s financial advisor in connection with the merger, delivered an oral fairness opinion to MetroCorp’s board of directors, which was subsequently confirmed in a written opinion dated the same date that, as of such date and subject to and based on the qualifications and assumptions set forth in its written opinion, the per share merger consideration in the proposed merger was fair, from a financial point of view, to the common shareholders of MetroCorp.

The full text of Sandler O’Neill’s opinion, dated September 18, 2013, is attached as Appendix B to this document. You should read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion.

Sandler O’Neill’s opinion is addressed to MetroCorp’s board of directors and the opinion is not a recommendation as to how any shareholder of MetroCorp should vote with respect to the merger or any other matter or as to any action that a shareholder should take with respect to the merger.

The opinion addresses only the fairness, from a financial point of view, of the per share merger consideration in the proposed merger to the common shareholders of MetroCorp, and does not address the underlying business decision of MetroCorp to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to MetroCorp.  Sandler O’Neill has received a fee for its services.

For further information, please see the section entitled “THE MERGER—Opinion of MetroCorp’s Financial Advisor” beginning on page 41.

MetroCorp Special Meeting of Shareholders (page 28)

The MetroCorp special meeting will be held at [•], Central time, on [•], 2013, at [•], located at [•]. At the MetroCorp special meeting, MetroCorp shareholders will be asked to approve the MetroCorp Merger proposal, the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation proposal and the MetroCorp Adjournment proposal.

MetroCorp’s board of directors has fixed the close of business on [•] as the record date for determining the holders of MetroCorp common stock entitled to receive notice of and to vote at the MetroCorp special meeting. Only holders of record of MetroCorp common stock at the close of business on the MetroCorp record date will be entitled to notice of and to vote at the MetroCorp special meeting and any adjournment or postponement thereof, unless the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at such meeting.

As of the MetroCorp record date, there were [•] shares of MetroCorp common stock outstanding and entitled to vote at the MetroCorp special meeting held by approximately [•] holders of record. Each share of MetroCorp common stock entitles the holder to one vote on each proposal to be considered at the MetroCorp special meeting. As of the record date, directors and executive officers of MetroCorp owned and were entitled to vote [•] shares of MetroCorp common stock, representing approximately [•]% of the shares of MetroCorp common stock outstanding on that date. MetroCorp currently expects that MetroCorp’s executive officers will vote their shares in favor of the proposals to be presented at the special meeting, although none of them has entered into any agreements obligating them to do so. As of the record date, East West beneficially held no shares of MetroCorp’s common stock.

Financial Interests of Directors and Officers of MetroCorp in the Merger (page 52)

Certain of MetroCorp’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of MetroCorp’s shareholders.  These interests include:

•                                          immediately after the merger and pursuant to his existing employment agreement, George M. Lee, the Co-Chairman, Chief Executive Officer and President of MetroCorp, will receive a cash payment from East West in an amount estimated to be $1.785 million, which is equal to three years’ salary as in effect on the effective date of merger plus an amount equal to three times his incentive compensation for the previous fiscal year.  In addition, Mr. Lee is entitled to have East West pay his life insurance and medical insurance premiums for two (2) years following the merger in connection with the termination of his current employment agreement with MetroCorp entered into in 2012;

•                                          East West has entered into a senior advisor consulting agreement with Mr. Lee for a term of twelve months which entitles him to receive an annual fee of $400,000 payable in bi-monthly installments, plus reimbursement of certain business expenses.  The agreement also contains non-competition and non-solicitation obligations beginning at the effective time of the merger;

•                                          upon a termination of employment for any reason at any time (other than a voluntary resignation without good reason or an involuntary termination for cause (as defined in each of their change in control agreements), in either case prior to March 31, 2015) after a change in control (as defined in each of their change in control agreements), each of Herbert Baker, David Choi, Andy Hou, David Tai and Mohammad Tariq, executive officers of MetroCorp, will be entitled to receive a cash payment from East West in an amount equal to one and one-half times his annual base salary as in effect at the time of termination of employment;

•                                          MetroCorp or East West will pay retention bonuses to certain employees, including officers, who are essential to the transition and continuation of operations before and after the merger;

•                                          the directors and officers of MetroCorp, MetroBank and Metro United Bank will receive continued indemnification and director and officer liability insurance coverage for a period of four years after completion of the merger; and

•                                          all outstanding and unvested restricted stock awards and options to acquire shares of MetroCorp common stock, including those held by directors and officers, will become fully vested and the options will become immediately exercisable prior to completion of the merger.

Treatment of MetroCorp Stock Options and Shares of Restricted Stock Awards (page 38)

MetroCorp Stock Options.  Each outstanding option to purchase shares of MetroCorp common stock, whether exercisable or unexercisable, will become fully vested upon the approval of the merger agreement by MetroCorp’s shareholders, without any action on the part of the holder of the option. All options that are not exercised at least two business days before the effective time of the merger will terminate and, following the merger, East West will pay to the holders the amount needed to cash out the options pursuant to the terms of MetroCorp’s equity incentive plans, as applicable, less any taxes required to be withheld.

MetroCorp Restricted Stock Awards.  Each share of MetroCorp restricted stock will, without any action on the part of the holder, become fully vested and be converted into the right to receive the per share merger consideration on the same terms of conversion as MetroCorp common stock, subject to any required tax withholding.

Regulatory Approvals Required for the Merger (page 55)

Completion of the merger and the bank mergers are subject to various regulatory approvals, including approvals from the California Department of Business Oversight, which we refer to as the Department of Business Oversight, and the Board of Governors of the Federal Reserve System, which we refer to as Federal Reserve. Notifications and/or applications requesting approval for the merger or for the bank mergers may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. We have filed, or are in the process of filing, notices and applications to obtain the necessary regulatory approvals. Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on East West after the completion of the merger. The regulatory approvals to which completion of the merger and bank mergers are subject are described in more detail under the section entitled “THE MERGER—Regulatory Approvals Required for the Mergers” beginning on page 55.

Conditions to the Merger (page 68)

Among other things, the obligations of East West and MetroCorp to complete the merger are each subject to the satisfaction or waiver of the following conditions:

•                                          approval of the MetroCorp Merger proposal by the MetroCorp shareholders and holders of no more than 5% of the outstanding shares of MetroCorp common stock have exercised their dissenters’ rights with respect to the merger;

•                                          the effectiveness of the registration statement on Form S-4, of which this document is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

•                                          approval for the listing on the NASDAQ Global Select Market of the East West common stock to be issued in the merger;

•                                          the accuracy of the representations and warranties of each party as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on the other party;

•                                          performance in all material respects by each party of the obligations required to be performed by it at or prior to the closing date of the merger;

•                                          the assumption by East West of certain outstanding trust preferred securities of MetroCorp; and

•                                          receipt by each party of an opinion of its tax counsel as to certain tax matters.

No Solicitation (page 63)

Under the terms of the merger agreement, MetroCorp has agreed not to solicit, initiate or knowingly encourage inquiries or proposals with respect to, or engage or participate in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data to, any person relating to, any acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, in response to an unsolicited bona fide acquisition proposal which, in the good faith judgment of the MetroCorp board of directors, is or is reasonably likely to result in a proposal which is superior to the merger with East West, and the MetroCorp board of directors determines in good faith (and after consultation with MetroCorp’s outside counsel) that failure to take such actions would reasonably be expected to be a violation of its fiduciary duties under applicable law, MetroCorp may furnish information regarding MetroCorp and participate in discussions and negotiations with such third party.

Termination (page 64)

East West and MetroCorp may mutually agree at any time to terminate the merger agreement without completing the merger, even if the MetroCorp shareholders have adopted the merger agreement.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

•                                          by either East West or MetroCorp, if a required governmental approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order, ruling, injunction or decree permanently restraining, enjoining or otherwise prohibiting the closing of the merger;

•                                          by either East West or MetroCorp, if the merger has not closed by the close of business on March 31, 2014, unless the failure to close by such date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligation of such party set forth in the merger agreement;

•                                          by either East West or MetroCorp, if there is a breach or failure to comply by the other party that would, individually or in the aggregate with other breaches or noncompliance by such party, result in the failure of a closing condition, unless the breach is cured before the earlier of the closing date and 15 days following written notice of the breach (provided that the terminating party is not then in material breach of the merger agreement);

•                                          by either East West or MetroCorp, if the MetroCorp shareholders have not adopted the merger agreement at the MetroCorp special meeting or any adjournment or postponement thereof; or

•                                          by East West, if the MetroCorp board of directors (1) submits the merger agreement to its shareholders and withdraws or adversely modifies its recommendation for approval, or recommends to its shareholders an alternative acquisition proposal other than the merger agreement, or (2) materially breaches its obligation to refrain from soliciting alternative acquisition proposals.

MetroCorp may be required to pay East West a termination fee equal to 3% of the merger consideration and expenses of up to $250,000 in certain circumstances. For more information, please see the sections entitled “THE MERGER AGREEMENT—Termination of Merger Agreement —Termination Fee” beginning on page 65.

Material United States Federal Income Tax Consequences of the Merger (page 72)

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the merger qualifies as such a reorganization, a shareholder of MetroCorp generally will not recognize any gain or loss upon receipt of East West common stock in exchange for MetroCorp common stock in the merger, but may recognize gain with respect to the cash consideration and cash received in lieu of a fractional share of East West common stock. It is a condition to the completion of the merger that East West and MetroCorp receive written opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Tax matters are very complicated and the tax consequences of the merger to each MetroCorp shareholder may depend on such shareholder’s particular facts and circumstances. MetroCorp shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. For more information, please see the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 72.

Comparison of Shareholders’ Rights (page 79)

The rights of MetroCorp shareholders who continue as East West shareholders after the merger will be governed by the certificate of incorporation and bylaws of East West rather than by the articles of incorporation and bylaws of MetroCorp. For more information, please see the section entitled “COMPARISON OF SHAREHOLDERS’ RIGHTS” beginning on page 79.

Dissenters’ Rights of Appraisal in the Merger (page 76)

As a shareholder of MetroCorp, under Texas law you have the right to dissent from the merger and have the appraised fair value of your shares of MetroCorp common stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of East West common stock and cash being paid in the merger.

Persons having beneficial interests in MetroCorp common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Texas law to exercise your dissenters’ rights.

In order to dissent, you must carefully follow the requirements of the Texas Business Organizations Code, including giving the required written notice prior to the special meeting at which the vote on the merger agreement is taken. These steps are summarized under the caption “DISSENTERS’ RIGHTS OF METROCORP SHAREHOLDERS” on page 76.

If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card but fail to provide instructions as to how your shares of MetroCorp common stock are to be voted, you will be considered to have voted in favor of the merger agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” on page 72.  If the merger agreement is approved by the shareholders of MetroCorp, holders of MetroCorp common stock who make a written objection to the merger prior to the MetroCorp special meeting, vote against the approval of the merger agreement, properly make a written demand for payment following notice of the merger and timely surrender their MetroCorp stock certificates will be entitled to receive the appraised fair value of their shares in cash under the Texas Business Organizations Code.

The text of the provisions of the Texas Business Organizations Code pertaining to dissenters’ rights is attached to this proxy statement/prospectus as Appendix C.

The Parties

East West Bancorp, Inc.
135 N. Los Robles Avenue, 7th Floor
Pasadena, California 91101
Phone: (626) 768-6000

East West is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, which we refer to as the BHC Act. As of September 30, 2013, East West had consolidated total assets of approximately $24.49 billion, total loans of approximately $16.96 billion, deposits of approximately $20.36 billion and shareholders’ equity of approximately $2.31 billion. East West had approximately 2100 full-time equivalent employees as of September 30, 2013.

MetroCorp Bancshares, Inc.
9600 Bellaire Boulevard, Suite 252
Houston, Texas 77036
Phone: (713) 776-3876

MetroCorp Bancshares, Inc. is a bank holding company registered under the BHC Act. As of September 30, 2013, MetroCorp had consolidated total assets of approximately $1.63 billion, total loans of approximately $1.18 billion, deposits of approximately $1.35 billion and shareholders’ equity of approximately $0.18 billion. MetroCorp had approximately 275 full-time equivalent employees as of September 30, 2013.

Risk Factors (page 24)

Before voting at the MetroCorp special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “RISK FACTORS” beginning on page 24 or described in East West’s and MetroCorp’s Annual Reports on Form 10-K as of and for the year ended December 31, 2012 and other reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see “WHERE YOU CAN FIND MORE INFORMATION” beginning on page iv.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR EAST WEST

The following table summarizes consolidated financial results achieved by East West for the periods and at the dates indicated and should be read in conjunction with East West’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that East West has previously filed with the SEC and its earnings release filed with the SEC on Form 8-K on October 16, 2013. Historical financial information for East West can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and its Annual Report on Form 10-K for the year ended December 31, 2012.  Please see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page iv for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2013 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), and management of East West believes that such amounts reflect all adjustments (consisting only of normally recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for the past five periods and for the nine months ended September 30, 2013 indicate results for any future period.

	Nine Months
	Ended
	September 30,	Years Ended December 31,
	2013	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Summary of Operations
Interest and dividend income	$775,482	$1,051,095	$1,080,448	$1,095,831	$722,818	$664,858
Interest expense	84,297	132,168	177,422	201,117	237,129	309,694
Net interest income	691,185	918,927	903,026	894,714	485,689	355,164
Provision for loan losses, excluding covered loans	12,050	60,168	92,584	195,934	528,666	226,000
Provision for loan losses on covered loans	4,848	5,016	2,422	4,225	—	—
Net interest income (loss) after provision for loan losses	674,287	853,743	808,020	694,555	(42,977)	129,164
Noninterest (loss) income (1)	(55,874)	(5,618)	10,924	39,270	390,953	(25,062)
Noninterest expense	291,127	422,533	435,610	477,916	243,254	201,270
Income (loss) before provision (benefit) for income taxes	327,286	425,592	383,334	255,909	104,722	(97,168)
Provision (benefit) for income taxes	108,023	143,942	138,100	91,345	22,714	(47,485)
Net income (loss) before extraordinary item	219,263	281,650	245,234	164,564	82,008	(49,683)
Extraordinary item, net of tax	—	—	—	—	(5,366)	—
Net income (loss)	$219,263	$281,650	$245,234	$164,564	$76,642	$(49,683)
Preferred stock dividends, amortization of preferred stock discount, and inducement of preferred stock conversion	3,428	6,857	6,857	43,126	49,115	9,474
Net income (loss) available to common stockholders	$215,835	$274,793	$238,377	$121,438	$27,527	$(59,157)

Per Common Share
Basic earnings (loss) per share	$1.56	$1.92	$1.62	$0.88	$0.35	$(0.94)
Diluted earnings (loss) per share	$1.56	$1.89	$1.60	$0.83	$0.33	$(0.94)
Common dividends per share	$0.45	$0.40	$0.16	$0.04	$0.05	$0.40
Average number of shares outstanding, basic	137,404	141,457	147,093	137,478	78,770	62,673
Average number of shares outstanding, diluted	140,199	147,175	153,467	147,102	84,523	62,673

At Year End:
Total assets	$24,493,267	$22,536,110	$21,968,667	$20,700,537	$20,559,212	$12,422,816
Loans receivable	14,370,662	11,710,190	10,061,788	8,430,199	8,218,671	8,069,377
Covered loans	2,359,504	2,935,595	3,923,142	4,800,876	5,598,155	—
Investment securities	2,892,761	2,607,029	3,072,578	2,875,941	2,564,081	2,162,511
Deposits	20,359,140	18,309,354	17,453,002	15,641,259	14,987,613	8,141,959
Securities sold under repurchase agreements	995,000	995,000	1,020,208	1,083,545	1,026,870	998,430
Stockholders’ equity	2,311,876	2,382,122	2,311,743	2,113,931	2,284,659	1,550,766

Common shares outstanding	137,739	140,294	149,328	148,543	109,963	63,746
Book value per common share	$16.78	$16.39	$14.92	$13.67	$14.37	$16.92

Financial Ratios:
Return on average assets	1.27%	1.29%	1.14%	0.82%	0.55%	(0.42)%
Return on average common equity	12.56	12.29	11.08	6.42	2.37	(5.41)
Return on average total equity	12.56	12.14	10.98	7.02	4.69	(3.99)
Common dividend payout ratio	28.96	20.96	10.02	4.57	13.03	N/A
Average stockholders’ equity to average assets	10.08	10.62	10.36	11.62	11.81	10.55
Net interest margin	4.32	4.63	4.66	5.05	3.76	3.19
Efficiency ratio (2)	42.49	42.34	43.04	47.51	43.85	45.94

Asset Quality Ratios:
Net chargeoffs to average non-covered loans	0.05%	0.38%	1.16%	2.35%	5.69%	1.64%
Nonperforming assets to total assets	0.51	0.63	0.80	0.94	0.91	2.12
Allowance for loan losses to total gross non-covered loans	1.60	1.92	2.04	2.64	2.81	2.16

(1)

2012, 2011 and 2010 include other-than-temporary impairment (“OTTI”) relating to investment securities of $99 thousand, $633 thousand and $16.7 million, respectively, and pre-tax gain on acquisition of $22.9 million and $471.0 million during 2010 and 2009, respectively.

(2)

Represents noninterest expense, excluding the amortization of intangibles, amortization and impairment write-downs of premiums on deposits acquired, impairment write-down on goodwill, amortization of investments in affordable housing partnerships and other investments, and prepayment penalties for FHLB advances and other borrowings, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding impairment write-downs on investment securities and other equity investments.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR METROCORP

The following table summarizes consolidated financial results achieved by MetroCorp for the periods and at the dates indicated and should be read in conjunction with MetroCorp’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that MetroCorp has previously filed with the SEC and its earnings release filed with the SEC on Form 8-K on October 18, 2013. Historical financial information for MetroCorp can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and its Annual Report on Form 10-K for the year ended December 31, 2012.  Please see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page iv for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2013 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), and management of MetroCorp believes that such amounts reflect all adjustments (consisting only of normally recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for the past five periods and for the nine months ended September 30, 2013 indicate results for any future period.

	Nine Months
	Ended
	September 30,	Years Ended December 31,
	2013	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Statement of Operations Data:
Interest income	$46,353	$64,124	$67,449	$77,451	$86,334	$97,030
Interest expense	6,859	9,885	13,404	20,419	31,041	40,731
Net interest income	39,494	54,239	54,045	57,032	55,293	56,299
(Reduction in) provision for loan losses	(1,130)	(590)	3,725	17,578	25,713	16,649
Net interest income after provision for loan losses	40,624	54,829	50,320	39,454	29,580	39,650
Noninterest income	5,683	7,341	7,214	7,563	8,169	6,465
Noninterest expense	32,488	45,695	46,730	48,296	47,808	43,075
Income (loss) before provision for income taxes	13,819	16,475	10,804	(1,279)	(10,059)	3,040
Provision (benefit) for income taxes	4,548	5,352	4,374	(352)	(2,987)	1,205
Net income (loss)	$9,271	$11,123	$6,430	$(927)	$(7,072)	$1,835
Dividends - preferred stock	—	(1,429)	(2,410)	(2,410)	(2,299)	—
Adjustment from repurchase of preferred stock	—	557	—	—	—	—
Net income (loss) available to common stockholders	$9,271	$10,251	$4,020	$(3,337)	$(9,371)	$1,835

Common Share Data:
Earnings (loss) per share:
Basic	$0.50	$0.63	$0.31	$(0.28)	$(0.86)	$0.17
Diluted	0.49	0.62	0.30	(0.28)	(0.86)	0.17
Book value	9.80	10.84	9.37	9.39	10.14	11.00
Cash dividend (1)	0.02	—	—	—	0.04	0.16
Dividend payout ratio	4.03%	—%	—%	—%	(4.64)%	94.55%

Weighted average shares outstanding (in thousands):
Basic	18,372	16,331	13,142	12,069	10,904	10,833
Diluted	18,757	16,551	13,227	12,069	10,904	10,897

Balance Sheet Data (Period End):
Total assets	$1,634,449	$1,519,812	$1,494,531	$1,558,585	$1,589,548	$1,580,238
Securities	191,445	168,094	176,435	179,751	102,412	102,104
Total loans	1,184,824	1,100,337	1,044,616	1,144,310	1,273,997	1,346,048
Allowance for loan losses	20,800	24,592	28,321	33,757	29,403	24,235
Goodwill and core deposit intangibles	14,358	14,386	14,442	17,529	19,656	22,333
Total deposits	1,352,468	1,267,030	1,251,575	1,294,184	1,364,167	1,269,153
Junior subordinated debentures	36,083	36,083	36,083	36,083	36,083	36,083
Other borrowings	46,000	25,000	26,315	56,804	25,513	139,046
Total stockholder’s equity	180,118	177,031	165,183	158,767	155,306	119,159

Balance Sheet Data (Average):
Total assets	$1,576,162	$1,508,836	$1,512,610	$1,598,027	$1,614,541	$1,546,611
Securities	182,863	177,375	171,964	124,118	108,669	119,233
Total loans	1,138,570	1,062,430	1,079,549	1,218,826	1,319,770	1,294,744
Allowance for loan losses	22,820	27,425	31,668	34,824	25,013	15,457
Goodwill and core deposit intangibles	14,372	14,413	17,486	18,081	22,238	22,465
Total deposits	1,307,914	1,252,708	1,254,595	1,340,224	1,364,538	1,229,246
Junior subordinated debentures	36,083	36,083	36,083	36,083	36,083	36,083
Other borrowings	36,806	25,931	41,015	47,017	36,558	139,993
Total stockholder’s equity	179,359	176,121	163,850	158,429	163,131	122,602

Performance Ratios:
Return on average assets	0.79%	0.74%	0.43%	(0.06)%	(0.44)%	0.12%
Return on average equity	6.91	6.32	3.92	(0.59)	(4.34)	1.50
Net interest margin	3.56	3.84	3.83	3.83	3.65	3.87
Efficiency ratio (2)	74.12	72.14	67.93	66.98	69.40	66.38

(1)

The amount for 2009 represents dividends paid on the Common Stock for the first quarter of 2009. In April 2009, the Company suspended regular cash dividends on the Common Stock for an indefinite period of time.

(2)

Calculated by dividing total noninterest expense, excluding loan loss provisions, goodwill impairment, provisions for unfunded commitments, writedowns on foreclosed assets and gains and losses on sales of foreclosed assets by net interest income plus noninterest income, excluding impairment on securities and gains and losses on securities transactions.

	Nine Months
	Ended
	September 30,	Years Ended December 31,
	2013	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Asset Quality Ratios:
Total nonperforming assets to total loans and other real estate	2.08%	3.73%	6.01%	7.97%	7.94%	4.27%
Total nonperforming assets to total assets	1.52	2.73	4.27	5.95	6.47	3.65
Net charge-offs to average total loans	0.23	0.30	0.85	1.08	1.56	0.43
Allowance for loan losses to total loans	1.76	2.23	2.71	2.95	2.31	1.80
Allowance for loan losses to total nonperforming loans (1)	134.91	84.85	63.13	46.35	36.49	45.89

Capital Ratios:
Leverage ratio (2)	13.12%	13.18%	12.16%	10.75%	10.76%	8.54%
Average sharholders equity to average total assets	11.38	11.67	10.83	9.91	10.10	7.93
Tier I risk-based capital ratio - period end	15.96	16.68	16.02	13.86	12.54	8.75
Total risk-based capital ratio - period end	17.22	17.95	17.30	15.13	13.80	10.17

(1)	Total nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and troubled debt restructurings.
(2)	The leverage ratio is calculated by dividing Tier 1 capital by average assets for the year.

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

The following table shows per common share data regarding basic and diluted earnings, cash dividends, and book value for (a) East West and MetroCorp on a historical basis, (b) East West on a pro forma combined basis, and (c) MetroCorp on a pro forma equivalent basis. The pro forma basic and diluted earnings per share information was computed as if the merger had been completed on January 1, 2012. The pro forma book value per share information was computed as if the merger had been completed on the dates presented.

The following pro forma information has been derived from and should be read in conjunction with East West’s and MetroCorp’s audited consolidated financial statements as of and for the year ended December 31, 2012, and their respective unaudited consolidated financial statements as of and for the nine months ended September 30, 2013, incorporated herein by reference. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related cost, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information below is based on and should be read together with the historical financial information that East West and MetroCorp have presented in their prior filings with the SEC.  See the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page iv.

				Per MetroCorp
	Historical		Pro Forma	Equivalent
	East West	MetroCorp	Combined	Share (1)
Net income per share for the year ended December 31, 2012
Basic	$1.92	$0.63	$1.91	$0.62
Diluted	1.89	0.62	1.88	0.61
Net income per share for the nine months ended September 30, 2013
Basic	1.56	0.50	1.56	0.51
Diluted	1.56	0.49	1.55	0.50
Cash dividends
For the year ended December 31, 2012	0.40	—	0.40	0.13
For the nine months ended September 30, 2013	0.45	0.02	0.45	0.15
Book value per share
As of December 31, 2012	16.39	10.84	17.06	5.54
As of September 30, 2013	16.78	9.80	17.39	5.64

(1)

Per MetroCorp equivalent pro forma is calculated by multiplying pro forma combined by the hypothetical exchange ratio of 0.3244 as of September 30, 2013 and December 31, 2012.  This share conversion is based on 2/3 of the purchase consideration being stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document, contains certain forward-looking information about East West, MetroCorp and the combined company after the close of the merger that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact are forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. In some cases, you can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning.  You should carefully read forward-looking statements, including statements that contain these words, because they discuss the future expectations or state other “forward-looking” information about East West, MetroCorp and the combined company.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of East West, MetroCorp and the combined company.  Forward-looking statements speak only as of the date they are made.  East West and MetroCorp assume no duty to update such statements.

In addition to factors previously disclosed in East West’s and MetroCorp’s reports filed with the SEC and those identified elsewhere in this filing (including the section entitled “RISK FACTORS” beginning on page 24), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•                                          ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by MetroCorp shareholders, on the expected terms and schedule;

•                                          delay in closing the merger;

•                                          difficulties and delays in integrating the East West and MetroCorp businesses or fully realizing cost savings and other benefits;

•                                          business disruption following the merger;

•                                          changes in asset quality and credit risk;

•                                          inability to sustain revenue and earnings growth;

•                                          changes in interest rates and capital markets;

•                                          inflation;

•                                          diversion of management’s attention from ongoing business operations and opportunities;

•                                          customer acceptance of East West and MetroCorp’s products and services;

•                                          customer borrowing, repayment, investment and deposit practices;

•                                          the introduction, withdrawal, success and timing of business initiatives;

•                                          competitive conditions;

•                                          economic conditions;

•                                          the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve, the Department of Business Oversight and the FDIC, and legislative and regulatory actions and reforms;

•                                          the outcome of any legal proceedings that may be instituted against East West or MetroCorp;

•                                          liquidity risk affecting East West Bank’s, MetroBank’s and Metro United Bank’s ability to meet their respective obligations when they come due;

•                                          price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios;

•                                          greater than expected noninterest expenses;

•                                          excessive loan losses; and

•                                          other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption entitled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS,” MetroCorp shareholders should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.  Shareholders of MetroCorp should also consider the other information in this document and the other documents incorporated by reference into this document. Please see the sections entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page iv and “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” beginning on page 87.

The value of the merger consideration to be received by MetroCorp shareholders may change based upon fluctuations in the market price of East West common stock.

East West will acquire the outstanding shares of MetroCorp for the lesser of $14.60 per share and 1.72 times the per share tangible equity, as adjusted, for an aggregate purchase price estimated to be approximately $273 million based on the 18,699,638 shares outstanding as of September 30, 2013. The shareholders of MetroCorp will receive two-thirds of the merger consideration in shares of East West common stock and the remainder in cash.  The determination of the number of shares of East West common stock deliverable as the per share stock consideration will be based on the weighted average closing price of East West’s common stock over a 60 trading day measurement period ending with the fifth trading day prior to the effective time of the merger.  The number of shares of East West common stock to be issued in the merger is subject to a minimum and maximum price range.  If the average closing price of East West common stock is equal to or greater than $32.00, the per share stock consideration will be calculated by dividing the stock portion of the per share merger consideration by $32.00. If the average closing price of East West common stock is less than or equal to $28.00, the per share stock consideration will be calculated by dividing the stock portion of the per share merger consideration by $28.00.  The per share stock consideration will not be adjusted for changes in the market price of MetroCorp common stock prior to the closing.

Any change in the market price of East West common stock prior to completion of the merger may affect the value of the merger consideration that MetroCorp shareholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of East West and MetroCorp. MetroCorp shareholders should obtain current market quotations for shares of East West common stock before voting their shares at the MetroCorp special meeting.  Accordingly, at the time of the MetroCorp special meeting, MetroCorp shareholders will not know or be able to calculate the value of the East West common stock they would receive upon completion of the merger.

MetroCorp shareholders will receive less than $14.60 per share as merger consideration if the adjusted per share tangible equity of MetroCorp is lower than $14.60 per share as reflected in MetroCorp’s consolidated month-end financial statements.

In the merger MetroCorp shareholders will receive the lesser of $14.60 per share and 1.72 times the per share tangible equity, as adjusted. Accordingly, MetroCorp shareholders will receive less than $14.60 per share if the adjusted per share tangible equity of MetroCorp is less than $14.60 per share as reflected in MetroCorp’s consolidated financial statements as of the month-end prior to the merger (or as of the last day of the second month-end prior to the merger if the effective time occurs on or before the fifth day of the month).

The tangible equity of MetroCorp is subject to adjustments, some of which will reduce the price East West pays for each share of MetroCorp common stock if the merger consideration is based upon tangible equity.

If 1.72 times the adjusted per share tangible equity is less than $14.60, the price paid to the holders of MetroCorp common stock will be based upon the per share tangible equity of MetroCorp, not $14.60.  MetroCorp’s tangible equity is subject to the adjustments described in the section entitled “THE MERGER AGREEMENT—Terms of the Merger – Merger Consideration.”  Such adjustments will reduce the amount of tangible equity and accordingly, the amount MetroCorp shareholders will receive in the merger if the price paid to the holders of MetroCorp common stock is based upon the per share tangible equity of MetroCorp.

MetroCorp shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

MetroCorp shareholders currently have the right to vote in the election of the board of directors of MetroCorp and on other matters affecting MetroCorp. Upon the completion of the merger, each MetroCorp shareholder who receives shares of East West common stock will become a shareholder of East West with a percentage ownership of East West that is smaller than such shareholder’s percentage ownership of MetroCorp. It is currently expected that the former shareholders of MetroCorp as a group will receive shares in the merger constituting between approximately [•]% and [•]% of the outstanding shares of East West common stock immediately after the merger. Because of this, MetroCorp shareholders may have less influence on the management and policies of East West than they now have on the management and policies of MetroCorp.

The market price for East West common stock may be affected by factors different from those that historically have affected MetroCorp.

Upon completion of the merger, holders of MetroCorp common stock will become holders of East West common stock. East West and MetroCorp do not have identical business models.  Accordingly, the results of operations of East West will be affected by some factors that are different from those currently affecting the results of operations of MetroCorp. For a discussion of the businesses of East West and MetroCorp and of some important factors to consider in connection with those businesses, see the section entitled “INFORMATION ABOUT THE COMPANIES” beginning on 34 and the documents incorporated by reference in this proxy statement/prospectus and referred to under the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page iv.

East West may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, East West’s ability to combine the businesses of East West and MetroCorp. If East West is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

East West and MetroCorp have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of East West or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of East West could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of East West and MetroCorp during the pre-merger period and for an undetermined time after the consummation of the merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the merger agreement, including the merger and the bank mergers, may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on East West following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions, among others, include: approval of the merger agreement by MetroCorp shareholders, receipt of requisite regulatory approvals subject to certain limitations set forth in the merger agreement, effectiveness of the registration statement of which this document is a part, approval of the shares of East West common stock to be issued to MetroCorp shareholders for listing on the NASDAQ Global Select Market, the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. These conditions to the closing of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by March 31, 2014, either East West or MetroCorp may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval. In addition, East West and MetroCorp may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated under certain circumstances, MetroCorp may be required to pay a termination fee to East West of 3% of the merger consideration and expenses of up to $250,000.  Please refer to the section entitled “THE MERGER AGREEMENT—Termination of Merger Agreement—Termination Fee” beginning on pages 64 and 65 for a fuller description of these circumstances.

Termination of the merger agreement could negatively impact MetroCorp.

MetroCorp’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger, and the market price of MetroCorp common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and MetroCorp’s board of directors seeks another merger or business combination, MetroCorp shareholders cannot be certain that MetroCorp will be able to find a party willing to offer equivalent or more attractive consideration than the consideration East West has agreed to provide in the merger. If the merger agreement is terminated under certain circumstances, MetroCorp may be required to pay a termination fee of 3% of the merger consideration to East West and expenses of up to $250,000. Please refer to the section entitled “THE MERGER AGREEMENT—Termination of Merger Agreement —Termination Fee” beginning on pages 64 and 65.

MetroCorp will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on MetroCorp and consequently on East West. These uncertainties may impair MetroCorp’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with MetroCorp to seek to change existing business relationships with MetroCorp. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, East West’s business following the merger could be negatively impacted. In addition, the merger agreement restricts MetroCorp from taking certain specified actions until the merger occurs without the consent of East West. These restrictions may prevent MetroCorp from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “THE MERGER AGREEMENT—Covenants and Agreements” beginning on page 58 for a description of the restrictive covenants applicable to MetroCorp.

MetroCorp directors and officers may have interests in the merger different from the interests of other MetroCorp shareholders.

The interests of some of the directors and executive officers of MetroCorp may be different from those of other MetroCorp shareholders, and directors and officers of MetroCorp may be participants in arrangements that are different from, or are in addition to, those of other MetroCorp shareholders.  These interests are described in more detail under the section entitled “THE MERGER—Financial Interests of Directors and Officers of MetroCorp in the Merger” beginning on page 52.  In addition, each of MetroCorp’s executive officers and directors hold equity awards, the treatment of which is described below under “THE MERGER—Treatment of MetroCorp Stock Options and Shares of Restricted Stock” beginning on page 38.

Shares of East West common stock to be received by MetroCorp shareholders as a result of the merger will have rights different from the shares of MetroCorp common stock.

Upon completion of the merger, the rights of former MetroCorp shareholders will be governed by the certificate of incorporation and bylaws of East West.  East West is organized under Delaware law and MetroCorp is organized under Texas law.  Accordingly, certain rights associated with MetroCorp common stock may differ from the rights associated with East West common stock. Please see the section entitled “COMPARISON OF SHAREHOLDERS’ RIGHTS” beginning on page 79 for a discussion of the different rights associated with East West common stock.

The merger agreement contains provisions that may discourage other companies from trying to acquire MetroCorp for greater merger consideration.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to MetroCorp that might result in greater value to MetroCorp’s shareholders than the merger. These provisions include a general prohibition on MetroCorp from soliciting or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions.  MetroCorp may be required to pay East West a termination fee of 3% of the merger consideration and expenses of up to $250,000 in certain circumstances involving acquisition proposals for competing transactions. For further information, please see the sections entitled “THE MERGER AGREEMENT—Termination of Merger Agreement —Termination Fee” beginning on pages 64 and 65.

The combined company expects to incur substantial expenses related to the merger.

The combined company expects to incur substantial expenses in connection with consummation of the merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although East West and MetroCorp have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the merger. As a result of these expenses, both East West and MetroCorp expect to take charges against their earnings before the completion of the merger and East West expects to take additional charges after completion of the merger.

The opinion of MetroCorp’s financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

MetroCorp received an opinion from its financial advisor on September 18, 2013. Subsequent changes in the operations and prospects of MetroCorp or East West, general market and economic conditions and other factors that may be beyond the control of MetroCorp or East West, and on which MetroCorp’s financial advisor’s opinion was based, may significantly alter the value of MetroCorp, the per share tangible equity of MetroCorp or the prices of the shares of East West common stock or MetroCorp common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because MetroCorp does not anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the per share merger consideration from a financial point of view at the time the merger is completed. Consequently, MetroCorp’s board of directors’ recommendation that MetroCorp shareholders vote “FOR” the MetroCorp Merger proposal was made as of the date of the merger agreement.  For a description of the opinion that MetroCorp received from its financial advisor, please refer to the section entitled “THE MERGER—Opinion of MetroCorp’s Financial Advisor” beginning on page 41.

METROCORP SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place

The special meeting of MetroCorp shareholders will be held at [•] at [•], Central time, on [•], 2013. On or about [•], 2013, MetroCorp commenced mailing this document and the enclosed form of proxy to its shareholders entitled to vote at the MetroCorp special meeting.

Purpose of MetroCorp Special Meeting

At the MetroCorp special meeting, MetroCorp shareholders will be asked to:

•                                          adopt the merger agreement, a copy of which is attached as Appendix A to this document, which is referred to as the MetroCorp Merger proposal;

•                                          approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of MetroCorp in connection with the merger, which is referred to as the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation; and

•                                          approve one or more adjournments of the MetroCorp special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the MetroCorp Merger proposal, which is referred to as the MetroCorp Adjournment proposal.

Recommendation of the MetroCorp Board of Directors

The MetroCorp board of directors unanimously recommends that you vote “FOR” the MetroCorp Merger proposal, “FOR” the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation and “FOR” the MetroCorp Adjournment proposal (if necessary or appropriate). Please see the section entitled “THE MERGER—Recommendation of the MetroCorp Board of Directors and Reasons for the Merger” beginning on page 40.

MetroCorp Record Date and Quorum

The MetroCorp board of directors has fixed the close of business on [•], 2013 as the record date for determining the holders of MetroCorp common stock entitled to receive notice of and to vote at the MetroCorp special meeting.

As of the MetroCorp record date, there were [•] shares of MetroCorp common stock outstanding and entitled to vote at the MetroCorp special meeting held by approximately [•] holders of record. Each share of MetroCorp common stock entitles the holder to one vote at the MetroCorp special meeting on each proposal to be considered at the MetroCorp special meeting.

The representation (in person or by proxy) of holders of at least a majority of the votes entitled to be cast on the matters to be voted on at the MetroCorp special meeting constitutes a quorum for transacting business at the MetroCorp special meeting. All shares of MetroCorp common stock, whether present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the MetroCorp special meeting.

As of the record date, directors and executive officers of MetroCorp owned and were entitled to vote [•] shares of MetroCorp common stock, representing approximately [•]% of the shares of MetroCorp common stock outstanding on that date. MetroCorp currently expects that MetroCorp’s directors and executive officers will vote their shares in favor of the MetroCorp Merger proposal, the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation, and the MetroCorp Adjournment proposal.  As of the record date, East West beneficially held [•] shares of MetroCorp common stock.

Required Vote

Required Vote to Approve the MetroCorp Merger Proposal

The affirmative vote of a majority of the outstanding shares of MetroCorp common stock entitled to vote is required to approve the MetroCorp Merger proposal.

Required Vote to Approve the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation and the MetroCorp Adjournment Proposal

Assuming a quorum is present, the affirmative vote of a majority of the shares of MetroCorp common stock represented (in person or by proxy) at the MetroCorp special meeting and entitled to vote on the proposal is required to approve each of the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation and the MetroCorp Adjournment proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the MetroCorp special meeting, an abstention occurs when a MetroCorp shareholder attends the MetroCorp special meeting, either in person or by proxy, but abstains from voting.

•                                          For the MetroCorp Merger proposal, an abstention or a failure to vote will have the same effect as a vote cast “AGAINST” this proposal.

•                                          For the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation and the MetroCorp Adjournment proposal, assuming a quorum is present, if a MetroCorp shareholder present in person at the MetroCorp special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal. If a MetroCorp shareholder is not present in person at the MetroCorp special meeting and does not respond by proxy, it will have no effect on the vote count for the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation and the MetroCorp Adjournment proposal.

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a MetroCorp shareholder authorizes the persons named in the enclosed proxy card to vote its shares at the MetroCorp special meeting in the manner it directs. A MetroCorp shareholder may vote by proxy or in person at the MetroCorp special meeting. If you hold your shares of MetroCorp common stock in your name as a shareholder of record, to submit a proxy you, as a MetroCorp shareholder, may use one of the following methods:

•                                          By telephone: Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given.

•                                          Through the Internet: Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

•                                          By mail: Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

MetroCorp requests that MetroCorp shareholders vote by telephone, over the Internet or by completing and signing the accompanying proxy and returning it to MetroCorp as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of MetroCorp stock represented by it will be voted at the MetroCorp special meeting in accordance with the instructions contained on the proxy card.

If any proxy is returned without indication as to how to vote, the shares of MetroCorp common stock represented by the proxy will be voted as recommended by the MetroCorp board of directors. Unless a MetroCorp shareholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on any other matters voted upon at the MetroCorp special meeting.

If a MetroCorp shareholder’s shares are held in “street name” by a broker, bank or other nominee, the shareholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

Every MetroCorp shareholder’s vote is important. Accordingly, each MetroCorp shareholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the MetroCorp shareholder plans to attend the MetroCorp special meeting in person.

Shares Held in Street Name

If you are a MetroCorp shareholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to MetroCorp or by voting in person at the MetroCorp special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of MetroCorp common stock on behalf of their customers may not give a proxy to MetroCorp to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a MetroCorp shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•                                          your broker, bank or other nominee may not vote your shares on the MetroCorp Merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” this proposal; and

•                                          your broker, bank or other nominee may not vote your shares on the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation or the MetroCorp Adjournment proposal, which broker non-votes will have no effect on the vote count for these proposals.

Revocability of Proxies and Changes to a MetroCorp Shareholder’s Vote

A MetroCorp shareholder has the power to change its vote at any time before its shares of MetroCorp common stock are voted at the MetroCorp special meeting by:

•                                          sending a notice of revocation to MetroCorp Bancshares, Inc., Attention: Corporate Secretary, 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, stating that you would like to revoke your proxy;

•                                          logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•                                          sending a completed proxy card bearing a later date than your original proxy card; or

•                                          attending the MetroCorp special meeting and voting in person.

If you choose any of the first three methods, you must take the described action no later than the beginning of the MetroCorp special meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the MetroCorp special meeting. If you have instructed a bank, broker or other nominee to vote your shares of MetroCorp common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

The cost of solicitation of proxies from MetroCorp shareholders will be borne by MetroCorp. MetroCorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, MetroCorp’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Attending the MetroCorp Special Meeting

Subject to space availability, all MetroCorp shareholders as of the record date, or their duly appointed proxies, may attend the MetroCorp special meeting.

If you hold your shares of MetroCorp common stock in your name as a shareholder of record and you wish to attend the MetroCorp special meeting, please bring evidence of your stock ownership, such as your most recent account statement, to the MetroCorp special meeting. You must also bring valid picture identification.

If your shares of MetroCorp common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the MetroCorp special meeting, you need to bring a copy of a bank or brokerage statement to the MetroCorp special meeting reflecting your stock ownership as of the record date. You must also bring valid picture identification.

METROCORP PROPOSALS

MetroCorp Merger Proposal

As discussed throughout this proxy statement/prospectus, MetroCorp is asking its shareholders to approve the MetroCorp Merger proposal. Holders of MetroCorp common stock should read carefully this proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of MetroCorp common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus.

Vote Required and MetroCorp Board Recommendation

The affirmative vote of a majority of the outstanding shares of MetroCorp common stock entitled to vote is required to approve the MetroCorp Merger proposal.

The MetroCorp board of directors unanimously recommends a vote “FOR” the MetroCorp Merger proposal.

MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, MetroCorp is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is set forth in the table included in the section of this proxy statement/prospectus entitled “THE MERGER—Merger-Related Compensation for MetroCorp’s Named Executive Officers” beginning on page 54. As required by Section 14A of the Exchange Act, MetroCorp is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to MetroCorp’s named executive officers in connection with the merger, as disclosed in the table in the section of the proxy statement/prospectus statement entitled “THE MERGER—Merger-Related Compensation for MetroCorp’s Named Executive Officers,” is hereby APPROVED.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, a MetroCorp shareholder may vote to approve the executive compensation and vote not to approve the merger and vice versa.  Because the vote is advisory in nature only, it will not be binding on MetroCorp. Accordingly, because MetroCorp is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved and regardless of the outcome of the advisory vote.

The MetroCorp board of directors recommends a vote “FOR” the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation.

MetroCorp Adjournment Proposal

The MetroCorp special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the MetroCorp special meeting to approve the MetroCorp Merger proposal.

If, at the MetroCorp special meeting, the number of shares of MetroCorp common stock present or represented and voting in favor of the MetroCorp Merger proposal is insufficient to approve the MetroCorp Merger proposal, MetroCorp intends to move to adjourn the MetroCorp special meeting in order to enable the MetroCorp board of directors to solicit additional proxies for approval of the merger.  In that event, MetroCorp will ask its shareholders to vote only upon the MetroCorp Adjournment proposal, and not the MetroCorp Merger proposal or the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation.

In the MetroCorp Adjournment proposal, MetroCorp is asking its shareholders to authorize the holder of any proxy solicited by the MetroCorp board of directors to vote in favor of granting discretionary authority to the proxy holders, to adjourn the MetroCorp special meeting to another time and place for the purpose of soliciting additional proxies. If the MetroCorp shareholders approve the MetroCorp Adjournment proposal, MetroCorp could adjourn the MetroCorp special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from MetroCorp shareholders who have previously voted.

The MetroCorp board of directors recommends a vote “FOR” the MetroCorp Adjournment proposal.

Other Matters to Come Before the MetroCorp Special Meeting

No other matters are intended to be brought before the MetroCorp special meeting by MetroCorp, and MetroCorp does not know of any matters to be brought before the MetroCorp special meeting by others. If, however, any other matters properly come before the MetroCorp special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

INFORMATION ABOUT THE COMPANIES

East West Bancorp, Inc.
135 N. Los Robles Avenue, 7th Floor
Pasadena, California 91101
Phone: (626) 768-6000

East West Bancorp, Inc. is a bank holding company incorporated in Delaware on August 26, 1998 and registered under the Bank Holding Company Act of 1956, as amended. As of September 30, 2013, East West had consolidated total assets of approximately $24.49 billion, total loans of approximately $16.96 billion, deposits of approximately $20.36 billion and shareholders’ equity of approximately $2.31 billion. East West had approximately 2100 full-time equivalent employees of September 30, 2013.

East West’s principal business is to serve as the holding company for its banking subsidiary, East West Bank and other banking or banking-related subsidiaries which East West may establish or acquire.  East West also wholly owns East West Insurance Services, Inc., an agency that provides business and consumer insurance services primarily to the Southern California market.  The operations of the agency are limited and are not deemed material in relation to the overall operations of East West.  East West has other subsidiaries that are statutory business trusts.  The trusts have provided East West with a cost-effective means of obtaining Tier I capital for regulatory purposes. The trusts will be phased out as Tier I capital starting in 2013 through 2015, in accordance with new laws regarding capital standards. In accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 810, Consolidation, the trusts are not consolidated into the accounts of East West.

As a legal entity separate and distinct from its subsidiaries, East West’s principal source of funds is, and will continue to be, dividends that may be paid by its subsidiaries. East West’s other sources of funds include proceeds from the issuance of its common stock in connection with stock option and employee stock purchase plans.

East West Bank was chartered by the Federal Home Loan Bank Board in June 1972, as the first federally chartered savings institution focused primarily on the Chinese-American community, and opened for business at its first office in the Chinatown district of Los Angeles in January 1973. East West Bank has emphasized commercial lending since its conversion to a state-chartered commercial bank on July 31, 1995 and also does consumer lending. East West Bank now also provides commercial business and trade finance loans for companies primarily located in the U.S.

East West Bank has four wholly owned subsidiaries: E-W Services, Inc. that holds property used by East West Bank in its operations, East-West Investments, Inc. that primarily acts as a trustee in connection with real estate secured loans, and East West Bank (China) Limited and East West Securities Investment Consulting Co., Ltd. (Taiwan).  In addition, East West Bank has one full-service branch in Hong Kong that offers a variety of deposit, loan, and international banking products, and two full-service branches in mainland China through the Chinese bank subsidiary that resulted from the United Commercial Bank acquisition.  East West Bank also has three overseas representative offices in China located in Beijing, Guangzhou and Shenzhen and one in Taipei, Taiwan.  In addition to facilitating traditional letters of credit and trade finance to businesses, these representative offices allow East West Bank to assist existing clients, as well as develop new business relationships.

East West’s stock is traded on the NASDAQ Global Select Market under the symbol “EWBC.”

Additional information about East West and its subsidiaries may be found in the documents incorporated by reference into this proxy statement/prospectus. Please also see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page iv.

MetroCorp Bancshares, Inc.
9600 Bellaire Boulevard, Suite 252
Houston, Texas 77036
Phone: (713) 776-3876

MetroCorp Bancshares, Inc. is a bank holding company incorporated in Texas on July 24, 1998 and registered under the Bank Holding Company Act of 1956, as amended. As of September 30, 2013, MetroCorp had consolidated total assets of approximately $1.63 billion, total loans of approximately $1.18 billion, deposits of approximately $1.35 billion and shareholders’ equity of approximately $0.18 billion. MetroCorp had approximately 275 full-time equivalent employees as of September 30, 2013.

MetroCorp was formed to serve as a holding company for MetroBank.  On October 5, 2005, MetroCorp acquired Metro United Bank (formerly known as First United Bank) with its locations in San Diego and Los Angeles, California.  MetroCorp’s mission has been to be the premier commercial bank in each of the communities in which it serves.  MetroCorp operates branches in niche markets through its subsidiary banks, MetroBank and Metro United by providing personalized service to the communities in the Houston, Dallas, San Diego, Los Angeles, and San Francisco metropolitan areas. Historically, MetroCorp has strategically opened banking offices in areas with large multicultural and Asian concentrations and has pursued branch opportunities in multicultural markets with significant small and medium-sized business activity. As a part of MetroCorp’s business development strategy, MetroBank opened and commenced operations of representative offices in Xiamen, China during the fourth quarter of 2006, and Chongqing, China during the first quarter of 2008. The representative offices were established to cultivate business relationships with customers that have the potential of expanding their business in the United States.  They have not conducted banking activities.

MetroCorp’s stock is traded on the NASDAQ Global Select Market under the symbol “MCBI.”

Additional information about MetroCorp and its subsidiaries may be found in the documents incorporated by reference into this proxy statement/prospectus. Please also see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page iv.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between East West and MetroCorp. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about East West or MetroCorp. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings East West and MetroCorp make with the SEC, as described in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page iv.

Terms of the Merger

Effect of the Merger

East West’s and MetroCorp’s boards of directors have approved the merger agreement. The merger agreement provides for the acquisition of MetroCorp by East West through the merger of MetroCorp with and into East West, with East West continuing as the surviving corporation. Simultaneously with the merger, MetroBank and Metro United Bank, each wholly owned subsidiaries of MetroCorp, will merge with and into East West Bank, a bank chartered under the laws of the State of California and a wholly owned subsidiary of East West.  East West Bank will be the surviving bank following the bank mergers.

If the shareholders of MetroCorp approve the merger agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the first quarter of 2014, although delays could occur. As a result of the merger, holders of MetroCorp common stock will be entitled to receive shares of East West common stock and cash, with cash paid in lieu of a fractional share, and will no longer be owners of MetroCorp stock. As a result of the merger, certificates for MetroCorp common stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.

Merger Consideration

In the merger, each outstanding share of MetroCorp’s common stock (excluding dissenting shares and shares of MetroCorp common stock held by MetroCorp or East West) will be converted into the right to receive the lesser of $14.60 per share and 1.72 times the per share tangible equity of MetroCorp, as adjusted, as of the month-end prior to the merger (or as of the last day of the second month-end prior to the merger if the effective time occurs on or before the fifth day of the month).  The shareholders of MetroCorp will receive two-thirds of the per share merger consideration in shares of East West common stock and the remainder in cash.  Accordingly, if $14.60 per share is less than 1.72 times the adjusted per share tangible equity of MetroCorp, each MetroCorp share would receive $4.87 per share in cash and $9.73 worth of East West common stock, which if, solely for purposes of illustration, the closing occurred on September 18, 2013 (the last trading day before the announcement of the merger), would convert to .3267shares of East West common stock based upon the closing price of $29.79 on that date.  Cash would be paid in lieu of any fractional share.

Alternatively, if 1.72 times the adjusted per share tangible equity of MetroCorp is less than $14.60 per share, the number of shares of East West common stock and cash to be received for each share of MetroCorp common stock would be based upon tangible equity.

Tangible equity is calculated by reducing total equity by intangible assets, goodwill and preferred equity. As of September 30, 2013 MetroCorp’s tangible equity  was $165,759,000, which is calculated by taking total shareholders’ equity of $180,118,000 minus intangible assets and goodwill of $14,359,000.  Pursuant to the terms of the merger agreement, tangible equity is further reduced by $7,000,000 (as described further below), such that total tangible equity net of adjustments is $158,791,000.  Tangible equity net of adjustments is then multiplied by 1.72 to arrive at 1.72 times tangible equity of $273,065,480.  The 1.72 times tangible equity per share is $14.60 which is calculated by taking 1.72 times tangible equity of $273,065,480 divided by the outstanding shares of MetroCorp as of September 30, 2013 of 18,699,638. There are other adjustments that will affect tangible equity, such as bonus retention payments, advisor fees and severance agreements.

Based on the closing price of East West common stock on [•], 2013, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of MetroCorp common stock would be $[•] using the same formula above.

Tangible equity on the closing financial statements could be decreased by the following amounts if the amounts have not accrued prior to closing:  the legacy investment banker transaction fee due from MetroCorp at closing (approximately $2,730,000), the change of control payments payable to certain executive officers of MetroCorp (D. Tai, D. Choi, H. Baker, M. Tariq and A. Hou upon a termination of employment under certain circumstances after closing approximately $1,740,000), retention payments to be paid to key employees to incentivize their continued service during the transition period (approximately $2,556,000).  The cost of a four-year tail on the directors’ and officers’ liability insurance policy, estimated to be approximately $500,000, will also be accrued by MetroCorp.  It is also anticipated that MetroCorp may accrue prior to closing an additional 25% of annual 2013 year-end bonuses payable in 2014 (approximately $640,000).  These additions or subtractions will only be relevant if the amount received by MetroCorp shareholders as per share merger consideration is based on tangible equity.

Pursuant to the terms of the merger agreement, adjusted tangible equity of MetroCorp means the tangible equity of MetroCorp as reflected in the closing financial statements minus $7,000,000 and certain other adjustments.  Tangible equity will increase from $165,759,000 as of September 30, 2013 by the amount of earnings of MetroCorp from the period of October 1, 2013 to the date of the closing financial statements, or decrease in the event of a loss.  Under the merger agreement, MetroCorp is permitted to reduce its loan loss allowance, if in accordance with GAAP, from the 1.76% of loans as of September 30, 2013 to the greater of 1.5% of loans, as of the Closing Financial Statements or 1.5% of total loans as of August 31, 2013 which could result in up to $3,183,000 of reversal of allowance (net of applicable taxes) becoming income that would increase tangible equity.  Also, to the extent the closing financial statements have unrealized losses on the available for sale securities portfolio in excess of the losses on August 31, 2013 (which were $7,012,000), the first $2,500,000 of such losses shall be an upward adjustment in the adjusted tangible equity for purposes of computing whether the $14.60 net equity number is met.

As noted above, East West will not issue any certificates for fractional shares of East West common stock in connection with the merger, but will instead pay cash for any fractional share interests. The amount of cash will be determined by multiplying the fractional share interest by the average closing price of East West common stock.

The number of shares of East West common stock to be issued in the merger is subject to a minimum and maximum price range.  If the average closing price of East West common stock is equal to or greater than $32.00, the per share stock consideration will be calculated by dividing the stock portion of the per share merger consideration by $32.00. If the average closing price of East West common stock is less than or equal to $28.00, the per share stock consideration will be calculated by dividing the stock portion of the per share merger consideration by $28.00.

The table below sets forth exchange ratios based upon a purchase price of $14.60 and a hypothetical average closing prices of East West common stock over a 60 trading-day measurement period:

Average East West Trading Price	Exchange Ratio (followed by calculation)
Equal to or greater than $32.00	0.3042 ($9.73 divided by the average East West trading price)
Less than $32.00, but greater than $28.00	0.3244 ($9.73 divided by the average East West trading price)
Equal to or less than $28.00	0.3476 ($9.73 divided by the average East West trading price)

The market value of the merger consideration will fluctuate with the price of East West common stock, and the value of the shares of East West common stock that holders of MetroCorp common stock will receive upon consummation of the merger may be different than the value of the shares of East West common stock that holders of MetroCorp common stock would receive if calculated on the date East West and MetroCorp announced the merger, on the date that this document is being mailed to MetroCorp shareholders, and on the date of the special meeting of MetroCorp shareholders.

Treatment of MetroCorp Stock Options and Shares of Restricted Stock

MetroCorp Stock Options. Each outstanding option to purchase shares of MetroCorp common stock, whether exercisable or unexercisable, will become fully vested upon the approval of the merger agreement by MetroCorp’s shareholders, without any action on the part of the holder of the option. All options that are not exercised at least two business days before the effective time of the merger will terminate and, following the merger, East West will pay to the holders the amount needed to cash out the options pursuant to the terms of MetroCorp’s equity incentive plans, as applicable, less any taxes required to be withheld. MetroCorp may provide for cashless exercise of the options.

MetroCorp Restricted Shares.  Each share of MetroCorp restricted stock will, without any action on the part of the holder, become fully vested and be converted into the right to receive the per share merger consideration on the same terms of conversion as MetroCorp common stock, subject to any required tax withholding.

Background of the Merger

From time to time, the board of directors of MetroCorp has considered various strategic alternatives designed to enhance shareholder value.  These strategic alternatives include continuing as an independent institution, seeking additional capital to repay the U.S. Treasury TARP Capital Purchase Program securities and considering commercial banking opportunities in mainland China.  The board of directors of MetroCorp has also followed the increased consolidation activity in recent years in the banking industry and visited informally with various investment banking firms about the acquisition environment.  In 2011 MetroCorp engaged an investment bank to explore a possible combination with East West.  No formal or informal agreement relating to a potential transaction resulted at that time.

For the past seven years, East West CEO Dominic Ng and MetroCorp Co-Chairman and CEO George Lee had become acquainted and socialized together several times a year when Mr. Lee was visiting MetroCorp’s West Coast operations.  On July 14, 2013, Mr. Lee contacted Mr. Ng to arrange a meeting during Mr. Lee’s upcoming visit to California.  On July 19, 2013, Mr. Lee and Mr. Ng met in Los Angeles and discussed, among other topics, the favorable, energy-driven economic climate for financial institutions in Texas generally and in Houston specifically, where East West currently operates a small branch proximate to MetroCorp’s headquarters.  Mr. Lee and Mr. Ng also discussed MetroCorp’s plans to merge its two subsidiary banks and the potential advantages of East West making a major entry into the Texas market through MetroCorp’s platform.

After the July 19, 2013 meeting, Mr. Lee informed several MetroCorp Board members of the meeting and its subject matter, and Mr. Lee and Mr. Ng had several additional telephone conversations regarding a potential business combination. On July 29, 2013, MetroCorp informally asked Sandler O’Neill to contact a few possible strategic partners to gauge their proclivity for a combination with MetroCorp. These contacts did not result in any serious indications of interest.

On August 15, 2013, Mr. Lee notified MetroCorp’s outside counsel, Bracewell & Giuliani, that MetroCorp was beginning to engage in serious discussions with East West regarding a possible business combination, and Mr. Lee and a representative of Bracewell & Giuliani discussed MetroCorp’s selection of an investment banking firm to advise MetroCorp with respect to the potential business combination.

On August 16, 2013, Douglas Krause, East West’s general counsel, sent MetroCorp a draft of a non-binding letter of intent, subject to the conduct of due diligence, the negotiation of a mutually acceptable definitive acquisition agreement and several other standard conditions.  That same day, MetroCorp’s counsel proposed several minor additions and clarifications, which were incorporated into a revised letter of intent delivered to MetroCorp early in the afternoon of August 16.

On Saturday, August 17, 2013, Mr. Krause notified MetroCorp’s counsel that East West had scheduled a special Board meeting for 6:00 p.m. on Monday, August 19, 2013 to consider the letter of intent.  Mr. Krause also sent a draft of a Confidentiality/Exclusivity Agreement to accompany the letter of intent.  MetroCorp informed East West that it had scheduled a special meeting of its board of directors for 4:00 p.m. on August 20, 2013 to consider the letter of intent and approve the engagement of an investment banking firm.  The parties also began preliminary planning with respect to East West’s due diligence examination of MetroCorp.

On the evening of August 19, 2013, Mr. Krause informed Mr. Lee that the board of directors of East West had unanimously approved the letter of intent and authorized its execution.

On August 20, 2013, MetroCorp sent East West several proposed changes to the Confidentiality Agreement, including a provision regarding non-solicitation of employees in the event that a deal could not be agreed to.  After the MetroCorp Board meeting in the afternoon of August 20, 2013, Mr. Lee notified East West that all 11 of the 13 members of the board of directors able to attend the meeting approved the letter of intent, and that the two members of the board of directors unable to attend the meeting conveyed their oral support of the letter of intent.  The board of directors also approved the engagement of Sandler O’Neill to advise MetroCorp and render a fairness opinion.  That same evening, East West delivered to MetroCorp a signed Confidentiality Agreement.

On August 21, 2013, MetroCorp executed the Confidentiality Agreement with East West and entered into an engagement letter with Sandler O’Neill.

During the week of August 26, 2013 through September 4, 2013, East West conducted a due diligence examination of MetroCorp and MetroCorp conducted a due diligence examination of East West.  Mr. Ng and Mr. Lee visited frequently by telephone during this time period and discussed the results of East West’s due diligence examination and engaged in deal term negotiations.

On September 6, 2013, East West presented MetroCorp with an initial draft of a merger agreement.  MetroCorp and its outside legal counsel presented comments to the initial draft of the merger agreement to East West and its counsel on September 9, 2013. From September 10, 2013 to September 18, 2013, management of both MetroCorp and East West, and their respective legal counsel, negotiated the merger agreement. Negotiations between the parties focused on the calculation of the merger consideration, the treatment of MetroCorp’s outstanding warrant, certain limitations on the representations and warranties made by MetroCorp and the accrual for certain payments by MetroCorp. East West agreed to indemnify the directors and officers of MetroCorp and the MetroCorp Banks under certain circumstances after the closing. The parties also agreed to additional rights of MetroCorp to terminate the merger agreement consistent with the board of directors’ fiduciary duties, but subject to MetroCorp’s obligation to pay the expenses of East West (up to $250,000) and a termination fee of 3% of the merger consideration under certain circumstances. The management of MetroCorp met frequently during the period from September 6 through September 18, 2013, reviewing all aspects of the merger agreement with Sandler O’Neill and MetroCorp’s outside legal counsel.

On September 16, 2013, MetroCorp delivered the then-current draft of the merger agreement to all of the directors of MetroCorp. On that day, Mr. Lee discussed the terms of the merger agreement with Mr. Don Wang and Mr. Daniel Wright, two of the directors who would not be able to attend the board of directors meeting scheduled for September 18, 2013. During those calls, Mr. Lee and the other directors discussed the terms and conditions of the proposed merger agreement. At the conclusion of these calls, Mr. Wang and Mr. Wright each signed a Unanimous Written Consent of the Directors of MetroCorp, approving the proposed merger agreement.

On September 18, 2013, ten of the 13 directors met with representatives of Sandler O’Neill and MetroCorp’s outside legal counsel while director Robert Hsueh participated by conference call.  At that meeting, Mr. Lee reported on the process undertaken by him and the management of MetroCorp that led to this meeting.  Sandler O’Neill made a presentation concerning the merger consideration. At the conclusion of this discussion and after responding to questions from the directors, Sandler O’Neill rendered to MetroCorp’s board of directors its oral opinion that, subject to the assumptions, limitations and qualifications set forth in their written opinion, the per share merger consideration of the lesser of $14.60 and 1.72 times MetroCorp’s per share tangible book value, after certain adjustments, to be received from East West in cash and shares of East West common stock, was fair to holders of MetroCorp’s common stock from a financial point of view. Sandler O’Neill’s oral opinion was subsequently confirmed by delivery of its written opinion, dated as of September 18, 2013, to MetroCorp’s board of directors. Outside legal counsel then made a presentation regarding the terms and conditions of the proposed merger agreement, discussing in detail the business points, contingencies, timing issues and fiduciary concerns.  The board of directors asked questions related to the conditions for payment of the termination fee, the impact of a possible shareholder lawsuit and the reasonableness of the conditions contained in the merger agreement.

Based upon MetroCorp’s board of directors review and discussion of the merger agreement, the opinion of Sandler O’Neill and other relevant factors (described below in “MetroCorp’s Reasons for the Merger and Recommendations of the Board of MetroCorp”), the board, by unanimous vote of all directors present at the meeting, authorized and approved the execution of the merger agreement with East West, and authorized Mr. Lee to execute the merger agreement on behalf of MetroCorp. Each of the directors also signed a Unanimous Written Consent of the Directors of MetroCorp, consistent with the resolutions described in the preceding sentence, counterparts of which had previously been signed by Messrs. Hsueh, Wang and Wright, who were not able to attend the meeting in person.

Recommendation of the MetroCorp Board of Directors and Reasons for the Merger

MetroCorp’s board of directors has unanimously approved the merger agreement and unanimously recommends that the MetroCorp shareholders vote “FOR” approval of the merger agreement.

MetroCorp’s board of directors has determined that the merger is fair to, and in the best interests of, MetroCorp’s shareholders.  In approving the merger agreement, MetroCorp’s board of directors consulted with Sandler O’Neill with respect to the financial aspects and fairness of the merger consideration, from a financial point of view, to the holders of MetroCorp common stock, and with its outside legal counsel as to its legal duties and the terms of the merger agreement.  In arriving at its determination, MetroCorp’s board also considered a number of factors, including the following:

•                                          MetroCorp’s board of directors’ familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of MetroCorp;

•                                          the current and prospective environment in which MetroCorp operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•                                          the financial presentation of Sandler O’Neill and the opinion of Sandler O’Neill dated as of September 18, 2013 that, as of September 18, 2013 (the date on which MetroCorp’s board of directors approved the merger agreement), and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration to be received from East West is fair, from a financial point of view, to the shareholders of MetroCorp (see “—Opinion of MetroCorp’s Financial Advisor,” beginning on page 41);

•                                          that shareholders of MetroCorp will receive part of the merger consideration in shares of East West common stock, which are publicly traded on the NASDAQ stock exchange;

•                                          the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code with respect to the MetroCorp common stock exchanged for East West common stock;

•                                          the results that MetroCorp could expect to obtain if it continued to operate independently, and the likely benefits to shareholders of that course of action, as compared with the value of the merger consideration offered by East West;

•                                          the ability of East West to pay the aggregate merger consideration without a financing contingency and without the need to obtain financing to close the transaction;

•                                          the ability of East West to receive the requisite regulatory approvals in a timely manner;

•                                          the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing, including a provision that permits MetroCorp’s board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to a third party that has submitted an unsolicited proposal to acquire MetroCorp;

•                                          the merger with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;

•                                          the agreement of East West to continue to provide indemnification for MetroCorp’s directors and officers, and to honor certain existing employee benefits;

•                                          that some of MetroCorp’s directors and executive officers have other financial interests in the merger in addition to their interests as MetroCorp shareholders, including financial interests that are the result of compensation arrangements with MetroCorp and the manner in which such interests would be affected by the merger;

•                                          that the cash portion of the merger consideration will be taxable to MetroCorp’s shareholders upon completion of the merger;

•                                          the requirement that MetroCorp conduct its business in the ordinary course and the other restrictions on the conduct of MetroCorp’s business before completion of the merger, which may delay or prevent MetroCorp from undertaking business opportunities that may arise before completion of the merger; and

•                                          that under the agreement MetroCorp could not solicit competing proposals for the acquisition of MetroCorp.

The reasons set out above for the merger are not intended to be exhaustive but do include all material factors considered by MetroCorp’s board of directors in approving the merger. In reaching its determination, the MetroCorp board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based on the reasons stated, the board believed that the merger was in the best interest of MetroCorp’s shareholders, and therefore the board of directors of MetroCorp unanimously approved the merger agreement and the merger. In addition, all members of MetroCorp’s board of directors are expected to vote the shares of common stock of MetroCorp over which they have voting authority in favor of the merger agreement.

For the reasons set forth above, the MetroCorp board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the MetroCorp Merger proposal, “FOR” the MetroCorp Advisory (Non-Binding) Proposal on Specified Compensation and “FOR” the MetroCorp Adjournment proposal (if necessary or appropriate).

Opinion of MetroCorp’s Financial Advisor

By letter dated August 21, 2013, MetroCorp retained Sandler O’Neill to render a fairness opinion in connection with MetroCorp’s consideration of a proposed merger involving MetroCorp and East West.  Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. As part of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

At the meeting of the board of directors of MetroCorp on September 18, 2013, Sandler O’Neill delivered to the board of directors its oral opinion, subsequently followed by delivery of its written opinion, that, as of such date, the per share merger consideration was fair to the holders of MetroCorp common stock from a financial point of view. The full text of Sandler O’Neill’s written opinion dated September 18, 2013 is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. MetroCorp shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.  Sandler O’Neill’s opinion speaks only as of the date of its opinion.

In connection with rendering its September 18, 2013 opinion, Sandler O’Neill reviewed and considered, among other things:

•                  the merger agreement;

•                  certain publicly available financial statements and other historical financial information of MetroCorp that Sandler O’Neill deemed relevant;

•                  certain publicly available financial statements and other historical financial information of East West that Sandler O’Neill deemed relevant;

•                  median consensus earnings estimates for MetroCorp for the years ending December 31, 2013 and December 31, 2014 as discussed with senior management of MetroCorp and a publicly available analyst estimated long-term growth rate for the years thereafter as discussed with senior management of MetroCorp;

•                  median consensus earnings estimates for East West for the years ending December 31, 2013 and December 31, 2014 as discussed with senior management of East West and a publicly available analyst  estimated  long-term growth rate for the years thereafter as discussed with senior management of East West;

•                  the pro forma financial impact of the merger on East West based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of East West;

•                  a comparison of certain financial information for MetroCorp and East West with similar institutions for which publicly available information is available;

•                  the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

•                  the current market environment generally and the commercial banking environment in particular; and

•                  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of MetroCorp the business, financial condition, results of operations and prospects of MetroCorp and held similar discussions with certain members of senior management of East West regarding the business, financial condition, results of operations and prospects of East West.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by MetroCorp and East West or their respective representatives or that was otherwise reviewed by Sandler O’Neill and has assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill has further relied on the assurances of the respective managements of MetroCorp and East West that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to undertake and has not undertaken an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of MetroCorp and East West or any of their respective subsidiaries. Sandler

O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of MetroCorp and East West. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of MetroCorp and East West, or the combined entity after the merger and Sandler O’Neill has not reviewed any individual credit files relating to MetroCorp and East West. Sandler O’Neill assumed, with the consent of MetroCorp, that the respective allowances for loan losses for both MetroCorp and East West are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available earnings projections and long-term growth rates for MetroCorp and East West as discussed with respective senior managements of MetroCorp and East West. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of East West. With respect to those projections, estimates and judgments, the respective managements of MetroCorp and East West confirmed to Sandler O’Neill that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of MetroCorp and East West, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expresses no opinion as to such estimates or the assumptions on which they are based.  Sandler O’Neill has also assumed that there has been no material change in MetroCorp’s and East West’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill has assumed in all respects material to its analysis that MetroCorp and East West will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the merger agreement are not waived and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with MetroCorp’s consent, Sandler O’Neill has relied upon the advice MetroCorp has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the Agreement.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date of its opinion.  Events occurring after the date of the opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion.

Sandler O’Neill’s opinion is directed to the board of directors of MetroCorp in connection with its consideration of the merger and does not constitute a recommendation to any shareholder of either MetroCorp or East West as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the merger.  Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the per share merger consideration to holders of MetroCorp common stock and does not address the underlying business decision of MetroCorp to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for MetroCorp or the effect of any other transaction in which MetroCorp might engage.  The opinion may not be used for any other purposes, without Sandler O’Neill’s prior written consent.  The opinion has been approved by Sandler O’Neill’s fairness opinion committee.  Sandler O’Neill’s does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director, or employees, or class of such persons, relative to the compensation to be received in the merger by any other shareholder.

In rendering its September 18, 2013 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion.  The summary includes information presented in tabular format.  In order to fully understand the financial analyses, these tables must be read together with the accompanying text.  The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O’Neill made its determination as to the fairness of the per share merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to MetroCorp and East West and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of MetroCorp and East West and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of MetroCorp, East West and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to MetroCorp at the board’s September 18, 2013 meeting.  Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.  Such estimates are inherently subject to uncertainty and actual values may be materially different.  The analysis and opinion of Sandler O’Neill was among a number of factors taken into consideration by MetroCorp’s board in making its determination to approve the merger agreement and the transactions contemplated by the merger agreement (including the merger) and the analyses described below should not be viewed as determinative of the decision of MetroCorp’s board or management with respect to the fairness of the merger.

At the September 18, 2013 meeting of the MetroCorp board of directors, Sandler O’Neill presented certain financial analyses of the merger.  The summary below is not a complete description of the analyses underlying the opinions of Sandler O’Neill or the presentation made by Sandler O’Neill to the MetroCorp board of directors, but is instead a summary of the material analyses performed and presented in connection with the opinion.

Summary of Proposed Transaction

Sandler O’Neill reviewed the financial terms of the proposed transaction.  Shareholders will receive an amount equal to the product of (i) the number of shares of MetroCorp common stock issued and outstanding immediately prior to the closing of the merger and (ii) the lesser of (a) $14.60 per share and (b) 1.72 times the per share tangible equity.  The per share merger consideration is the amount derived by dividing the merger consideration by the number of shares of MetroCorp common stock outstanding prior to the closing of the merger. The aggregate transaction value of approximately $273.9 million, or $14.51 per share, utilized in Sandler O’Neill’s analyses is based upon MetroCorp’s management guidance of per share tangible equity equal to $8.44 immediately prior to the closing of the merger, 538,000 options at a weighted average stock price of $9.92, and assumes 18,699,638 MetroCorp common shares outstanding.  Based upon financial information as or for the twelve month period ended June 30, 2013, Sandler O’Neill calculated the following transaction ratios:

Transaction Value per Share / Last Twelve Months Earnings per Share:	23.8x
Transaction Value per Share / 2013 Analyst Estimated Earnings per Share:	24.2x
Transaction Value per Share / 2014 Analyst Estimated Earnings per Share:	19.1x
Transaction Value per Share / Book Value per Share:	153%
Transaction Value per Share / Tangible Book Value per Share:	166%
Transaction Value per Share / Adjusted [1] Tangible Book Value per Share:	203%
Tangible Book Premium / Core Deposits [2]:	11.2%
Market Premium as of September 16, 2013:	40.2%

1)

Based on a “normalized” tangible common equity/tangible assets ratio of 6.84% (median seller’s tangible common equity/tangible assets ratio in comparable Southwest region merger transactions). Assumes paying dollar for dollar on all excess and a multiple on “normalized” common equity.

2)	Core deposits are defined as total deposits less jumbo CDs greater than $100,000.

MetroCorp: Share Trading History

Sandler O’Neill reviewed the history of the reported trading prices and volume of MetroCorp’s common shares and the relationship between the movements in the prices of MetroCorp’s common shares to movements in certain stock indices, including the S&P Bank Index, NASDAQ Bank Index and S&P 500 Index.

As reflected in the table shown below, Sandler O’Neill observed that MetroCorp’s common shares generally underperformed the various indices to which it was compared over the course of a one year horizon.

MetroCorp’s One Year Stock Performance

	Beginning Index Value	Ending Index Value
	September 14, 2012	September 16, 2013
MetroCorp	100.0%	100.9%
S&P Bank Index	100.0%	115.4%
NASDAQ Bank Index	100.0%	119.9%
S&P 500 Index	100.0%	115.8%

As reflected in the table shown below, Sandler O’Neill observed that MetroCorp’s common shares generally outperformed the various indices to which it was compared over the course of a three year horizon.

MetroCorp’s Three Year Stock Performance

	Beginning Index Value	Ending Index Value
	September 16, 2010	September 16, 2013
MetroCorp	100.0%	369.7%
S&P Bank Index	100.0%	152.0%
NASDAQ Bank Index	100.0%	142.3%
S&P 500 Index	100.0%	150.9%

East West: Share Trading History

Sandler O’Neill reviewed the history of the reported trading prices and volume of East West’s common shares and the relationship between the movements in the prices of East West’s common shares to movements in certain stock indices, including the S&P Bank Index, NASDAQ Bank Index and S&P 500 Index.

As reflected in the table shown below, Sandler O’Neill observed that East West’s common shares generally outperformed the various indices to which it was compared over the course of a one year horizon.

East West’s One Year Stock Performance

	Beginning Index Value	Ending Index Value
	September 14, 2012	September 16, 2013
East West	100.0%	130.5%
S&P Bank Index	100.0%	115.4%
NASDAQ Bank Index	100.0%	119.9%
S&P 500 Index	100.0%	115.8%

As reflected in the table shown below, Sandler O’Neill observed that East West’s common shares outperformed the various indices to which it was compared over the course of a three year horizon.

East West’s Three Year Stock Performance

	Beginning Index Value	Ending Index Value
	September 16, 2010	September 16, 2013
East West	100.0%	183.4%
S&P Bank Index	100.0%	152.0%
NASDAQ Bank Index	100.0%	142.3%
S&P 500 Index	100.0%	150.9%

MetroCorp: Comparable Company Analysis

Sandler O’Neill used publicly available information to compare selected financial and market trading information for MetroCorp and a group of regional banks and thrifts selected by Sandler O’Neill.

The MetroCorp peer group consisted of publicly traded commercial banks and thrifts headquartered in the Southwest region with total assets between $1.0 billion and $4.0 billion but excludes targets of announced transactions:

CoBiz Financial Inc.	North Dallas Bank & Trust Co.
First Guaranty Bancshares, Inc.	OmniAmerican Bancorp, Inc.
First NBC Bank Holding Company	Southside Bancshares, Inc.
Guaranty Bancorp	Southwest Bancorp, Inc.
Independent Bank Group, Inc.	ViewPoint Financial Group, Inc.
MidSouth Bancorp, Inc.

The analysis compared publicly available financial and market trading information for MetroCorp and the median financial and market trading information for the MetroCorp peer group for the financial period ended June 30, 2013 or for the most recently reported available. The table below sets forth the data for MetroCorp and the median data for the MetroCorp peer group as of and for the twelve-month period ended June 30, 2013, with pricing data as of September 16, 2013.

MetroCorp Comparable Group Analysis

		Peer
		Group
	MetroCorp	Median

Total Assets (in millions)	$1,586	$1,906
Tangible Common Equity / Tangible Assets	10.40%	9.74%
Tier 1 Risk Based Capital Ratio	15.84%	14.81%
Total Risk Based Capital Ratio	17.10%	16.70%
Return on Average Assets	0.75%	0.74%
Return on Average Equity	6.52%	7.24%
Net Interest Margin	3.68%	3.31%
Efficiency Ratio	73.0%	67.7%
Loan Loss Reserve / Gross Loans	1.85%	1.42%
Nonperforming Assets / Total Assets ¹	1.74%	1.27%
Net Chargeoffs / Average Loans	0.34%	0.19%
Price / Tangible Book Value	119%	143%
Price / Last Twelve Months Earnings per Share	17.0x	17.6x
Price / Est. 2013 Earnings per Share ²	17.3x	17.9x
Price / Est. 2014 Earnings per Share ³	13.6x	16.7x
Market Capitalization (in millions)	$194	$289

1)	Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets
2)	Closing price divided by median analyst estimate for 2013 as of September 16, 2013; Source: FactSet First Call
3)	Closing price divided by median analyst estimate for 2014 as of September 16, 2013; Source: FactSet First Call

East West: Comparable Company Analysis

Sandler O’Neill used publicly available information to compare selected financial and market trading information for East West and a group of nationwide commercial banks selected by Sandler O’Neill.

The East West peer group consisted of publicly traded nationwide banks with assets between $20 billion and $30 billion, but excludes targets of announced transactions:

Associated Banc-Corp	First Horizon National Corporation
BOK Financial Corporation	FirstMerit Corporation
City National Corporation	SVB Financial Group
Commerce Bancshares, Inc.	Synovus Financial Corp.
Cullen/Frost Bankers, Inc.	Webster Financial Corporation
First Citizens BancShares, Inc.

The analysis compared publicly available financial and market trading information for East West and the median financial and market trading information for the East West peer group for the financial period ended June 30, 2013. The table below sets forth the data for East West and the median data for the East West peer group as of and for the twelve-month period ended June 30, 2013, with pricing data as of September 16, 2013.

East West Comparable Group Analysis

		Peer
		Group
	East West	Median

Total Assets (in millions)	$23,308	$23,532
Tangible Common Equity / Tangible Assets	8.15%	8.25%
Tier 1 Risk Based Capital Ratio	12.88%	13.26%
Total Risk Based Capital Ratio	14.35%	14.85%
Return on Average Assets	1.29%	0.95%
Return on Average Equity	12.34%	8.93%
Net Interest Margin	4.39%	3.26%
Efficiency Ratio	44.5%	63.1%
Loan Loss Reserve / Gross Loans	1.50%	1.59%
Nonperforming Assets / Total Assets ¹	0.87%	0.72%
Net Chargeoffs / Average Loans	0.12%	0.35%
Price / Tangible Book Value	221%	172%
Price / Last Twelve Months Earnings per Share	15.0x	15.3x
Price / Est. 2013 Earnings per Share ²	14.3x	16.0x
Price / Est. 2014 Earnings per Share ³	13.6x	14.8x
Market Capitalization (in millions)	$4,118	$3,463

1)	Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets
2)	Closing price divided by median analyst estimate for 2013 as of September 16, 2013; Source: FactSet First Call
3)	Closing price divided by median analyst estimate for 2014 as of September 16, 2013; Source: FactSet First Call

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed 10 merger transactions announced from January 1, 2011 through September 16, 2013 involving banks and thrifts headquartered in the Southwestern region with an announced deal value greater than $100 million and target Most Recent Quarter Nonperforming Assets / Assets were less than 4.0% at announcement.

Additionally, Sandler O’Neill reviewed 13 merger transactions announced from January 1, 2011 through September 16, 2013 involving nationwide banks and thrifts with an announced deal value between $200 - $400 million and target Most Recent Quarter Nonperforming Assets / Assets were less than 4.0% at announcement.

Sandler O’Neill reviewed the following multiples: transaction price to last twelve months’ earnings per share, transaction price to estimated earnings per share, transaction price to stated book value, transaction price to stated tangible book value, core deposit premium, and transaction price to seller price two days before announcement. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of comparable transactions.

Comparable Merger Transactions

		Southwest	Nationwide
	East West/	Median	Median
	MetroCorp	Result	Result

Transaction Price / Last Twelve Months Earnings per Share	23.8x	13.8x	17.8x
Price per Share / Current Year Median Analyst Estimated Earnings per Share:	24.2x	NM1	21.9x
Transaction Price / Book Value	153%	174%	157%
Transaction Price / Tangible Book Value	166%	196%	185%
Tangible Book Premium / Core Deposits	11.2%	11.5%	8.2%
Transaction Price / Seller Price 1 month Before Announcement [2]	40.2%	37.5%	32.4%

1)	Denotes not meaningful per Sandler O’Neill.
2)	Based on MetroCorp’s market premium reflecting closing price of $10.35 as of September 16, 2013.

Imputed Valuation

The below shows the imputed valuation for East West based on the application of median and mean multiples observed from the above transactions.

(Dollars in Thousands; Except Per Share)	Precedent Nationwide Transactions(3)		Implied Valuation: Precedent Nationwide Transactions(3)		Precedent Regional Transactions(2)		Implied Valuation: Precedent Regional Transactions(2)

	Median	Mean	Median	Mean	Median	Mean	Median	Mean
Book Value	157%	161%	$14.93	$15.30	174%	132%	$16.49	$17.01
Tangible Book Value	185%	188%	$16.19	$16.37	196%	135%	$17.10	$17.55
Last 12 Months’ EPS	21.8x	20.2x	$10.83	$11.55	13.8x	31.6x	$8.43	$8.64
Est. EPS	21.9x	21.5x	$13.15	$12.91	NM	NM	NM	NM
Core Deposit Premium (excludes Jumbo CDs)(1)	8.2%	8.5%	$12.98	$13.13	11.5%	10.4%	$14.70	$14.10
Market Premium	32.4%	23.1%	$13.71-	$12.74	37.5%	18.3%	$14.23	$12.24

Notes:

1  Core deposits exclude CD accounts greater than $100,000

2-Includes Southwestern- headquartered bank and thrift trabsactions announced since January 1, 2011, with a deal value greater than $100 million where targets MRQ NPAs/Assets were <4.0%

3-Includes nationwide bank and thrift transactions announced after January 1, 2011 with deal value between $200mm and $400mm where target’s MRQ NPAs/Assets were <4.0%

MetroCorp: Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the present value per MetroCorp common share through December 31, 2017, assuming that MetroCorp performed in accordance with the financial projections for 2013-2017 based on publicly available median analyst earnings estimates for the years ending December 31, 2013 and December 31, 2014 and a publicly available long-term growth rate for the years thereafter, as discussed with senior management of MetroCorp. To approximate the terminal value of MetroCorp common shares at December 31, 2017, Sandler O’Neill applied price to last twelve months earnings multiples of 12.0x to 22.0x and multiples of tangible book value ranging from 100% to 225%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.5% to 15.5%, which were assumed deviations, as selected by Sandler O’Neill based on the MetroCorp discount rate of 15.6% as determined by Sandler O’Neill.  The discount rate is determined by adding the 10 year Treasury Bond rate as of September 16, 2013 (2.87%), the published Ibbotson 60 year equity risk premium (5.70%), the published Ibbotson size premium for companies with a market value between $1.0 million to $514.2 million (3.81%), and the published Ibbotson Industry Premium (3.20%) for depository institutions.

Sandler O’Neill also considered and discussed with the MetroCorp board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income.  To illustrate this impact, Sandler O’Neill performed a similar analysis assuming MetroCorp’s net income varied from 25% above projections to 25% below projections, using a discount rate of 12.5% for the tabular analysis.

As illustrated in the following tables, this analysis indicated an imputed range of values per share for MetroCorp common shares of $6.09 to $13.90 when applying the price/earnings multiples to the matched budget, $6.55 to $18.30 when applying multiples of tangible book value to the matched budget, and $5.20 to $15.33 when applying the price/earnings multiples to the -25% / +25% budget range.

Discount	Earnings Per Share Multiples
Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
9.5%	$7.71	$8.95	$10.18	$11.42	$12.66	$13.90
10.5%	$7.41	$8.59	$9.78	$10.97	$12.16	$13.35
11.5%	$7.12	$8.26	$9.40	$10.54	$11.68	$12.82
12.5%	$6.84	$7.94	$9.03	$10.13	$11.22	$12.32
13.5%	$6.58	$7.63	$8.68	$9.74	$10.79	$11.84
14.5%	$6.33	$7.34	$8.35	$9.36	$10.38	$11.39
15.5%	$6.09	$7.06	$8.04	$9.01	$9.98	$10.96

Discount	Tangible Book Value Multiples
Rate	100%	125%	150%	175%	200%	225%
9.5%	$8.29	$10.29	$12.29	$14.29	$16.30	$18.30
10.5%	$7.96	$9.88	$11.81	$13.73	$15.65	$17.57
11.5%	$7.65	$9.50	$11.34	$13.19	$15.03	$16.88
12.5%	$7.35	$9.13	$10.90	$12.67	$14.44	$16.22
13.5%	$7.07	$8.77	$10.48	$12.18	$13.88	$15.59
14.5%	$6.80	$8.44	$10.08	$11.71	$13.35	$14.99
15.5%	$6.55	$8.12	$9.69	$11.27	$12.84	$14.42

Over/(Under) Budget	Earnings Per Share Multiples
Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
(25.0%)	$5.20	$6.02	$6.84	$7.66	$8.48	$9.31
(20.0%)	$5.52	$6.40	$7.28	$8.16	$9.03	$9.91
(15.0%)	$5.85	$6.79	$7.72	$8.65	$9.58	$10.51
(10.0%)	$6.18	$7.17	$8.16	$9.14	$10.13	$11.11
(5.0%)	$6.51	$7.55	$8.59	$9.63	$10.68	$11.72
0.0%	$6.84	$7.94	$9.03	$10.13	$11.22	$12.32
5.0%	$7.17	$8.32	$9.47	$10.62	$11.77	$12.92
10.0%	$7.50	$8.70	$9.91	$11.11	$12.32	$13.53
15.0%	$7.83	$9.09	$10.35	$11.61	$12.87	$14.13
20.0%	$8.16	$9.47	$10.79	$12.10	$13.42	$14.73
25.0%	$8.48	$9.85	$11.22	$12.59	$13.96	$15.33

East West: Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the present value per common share of East West through December 31, 2017, assuming that East West performed in accordance with the financial projections for 2013-2017 based on publicly available median analyst earnings estimates for the years ending December 31, 2013 and December 31, 2014 and a publicly available long-term growth rate for the years thereafter, as discussed with senior management of East West. To approximate the terminal value of East West common stock at December 31, 2017, Sandler O’Neill applied price to last twelve months earnings multiples of 13.0x to 23.0x and multiples of tangible book value ranging from 125% to 250%. The terminal values were then discounted to present values using different discount rates ranging from 7.0% to 13.0%, which were assumed deviations, as selected by Sandler O’Neill based on the East West discount rate of 10.0% as determined by Sandler O’Neill.  The discount rate is determined by adding the 10 year Treasury Bond rate as of September 16, 2013 (2.87%) to the product of the published Ibbotson 60 year equity risk premium (5.70%) and 2 year beta of East West’s stock (125.8%) as of September 16, 2013.

Sandler O’Neill also considered and discussed with the MetroCorp board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income.  To illustrate this impact, Sandler O’Neill performed a similar analysis assuming East West’s net income varied from 25% above projections to 25% below projections, using a discount rate of 10.0% for the tabular analysis.

As illustrated in the following tables, this analysis indicated an imputed range of values per share for East West common stock of $23.04 to $49.93 when applying the price/earnings multiples to the matched budget, $17.96 to $43.15 when applying multiples of tangible book value to the matched budget, and $19.94 to $54.72 when applying the price/earnings multiples to the -25% / +25% budget range.

Discount	Earnings Per Share Multiples
Rate	13.0x	15.0x	17.0x	19.0x	21.0x	23.0x
7.0%	$29.20	$33.34	$37.49	$41.64	$45.78	$49.93
8.0%	$28.04	$32.02	$35.99	$39.97	$43.94	$47.92
9.0%	$26.94	$30.75	$34.57	$38.38	$42.20	$46.01
10.0%	$25.89	$29.55	$33.21	$36.87	$40.53	$44.19
11.0%	$24.89	$28.41	$31.92	$35.44	$38.95	$42.47
12.0%	$23.94	$27.32	$30.69	$34.07	$37.45	$40.82
13.0%	$23.04	$26.28	$29.53	$32.77	$36.01	$39.25

Discount	Tangible Book Value Multiples
Rate	125%	150%	175%	200%	225%	250%
7.0%	$22.70	$26.79	$30.88	$34.97	$39.06	$43.15
8.0%	$21.81	$25.73	$29.66	$33.58	$37.50	$41.42
9.0%	$20.96	$24.73	$28.49	$32.25	$36.02	$39.78
10.0%	$20.16	$23.77	$27.38	$30.99	$34.60	$38.21
11.0%	$19.39	$22.86	$26.32	$29.79	$33.26	$36.73
12.0%	$18.66	$21.99	$25.32	$28.65	$31.98	$35.31
13.0%	$17.96	$21.16	$24.36	$27.56	$30.76	$33.96

Over/(Under) Budget	Earnings Per Share Multiples
Rate	13.0x	15.0x	17.0x	19.0x	21.0x	23.0x
(25.0%)	$19.94	$22.69	$25.43	$28.18	$30.92	$33.67
(20.0%)	$21.13	$24.06	$26.99	$29.92	$32.85	$35.77
(15.0%)	$22.32	$25.43	$28.54	$31.66	$34.77	$37.88
(10.0%)	$23.51	$26.81	$30.10	$33.39	$36.69	$39.98
(5.0%)	$24.70	$28.18	$31.66	$35.13	$38.61	$42.09
0.0%	$25.89	$29.55	$33.21	$36.87	$40.53	$44.19
5.0%	$27.08	$30.92	$34.77	$38.61	$42.45	$46.30
10.0%	$28.27	$32.30	$36.32	$40.35	$44.38	$48.40
15.0%	$29.46	$33.67	$37.88	$42.09	$46.30	$50.51
20.0%	$30.65	$35.04	$39.43	$43.83	$48.22	$52.61
25.0%	$31.84	$36.41	$40.99	$45.57	$50.14	$54.72

In connection with its analyses, Sandler O’Neill considered and discussed with MetroCorp’s board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger is completed in the first quarter of 2014; (2) the deal value per share is equal to a $14.51 per MetroCorp share; (3) a consideration mix of 33.3% cash and 66.7% stock; (4) MetroCorp’s performance was calculated in accordance with publicly available median analyst earnings estimates for the years ending December 31, 2013 and December 31, 2014 and a publicly available estimated long term growth rate for the years thereafter as discussed with senior management of MetroCorp; (5) East West’s performance was calculated in accordance with publicly available median analyst earnings estimates for the years ending December 31, 2013 and December 31, 2014 and a publicly available estimated long term growth rate for the years thereafter as discussed with senior management of East West; (6) and certain other assumptions pertaining to costs and expenses associated with the transaction, estimated cost savings and other synergies, purchase accounting adjustments, intangible amortization, opportunity cost of cash and other items.  The analyses indicated that, for the full years ending December 31, 2014, December 31, 2015 and December 31, 2016, the merger (excluding transaction expenses) would be accretive to East West’s projected earnings per share, dilutive to East West’s tangible book value per share at closing, December 31, 2014 and December 31, 2015 and accretive to East West’s tangible book value per share at December 31, 2016.  The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Compensation and Other Relationships with MetroCorp Bancshares, Inc.

Sandler O’Neill has rendered a fairness opinion to the board of directors of MetroCorp in connection with the merger.  Pursuant to the terms of the engagement agreement, the board of directors of MetroCorp and its subsidiaries agreed to pay Sandler O’Neill a fee for $400,000 upon the rendering of its fairness opinion to the board of directors of MetroCorp.  MetroCorp has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses, and to indemnify Sandler O’Neill against certain liabilities arising out of its engagement.  Sandler O’Neill’s fairness opinion was approved by Sandler O’Neill’s fairness opinion committee.  In the prior 2 years, Sandler O’Neill received fees totaling $10,000 from MetroCorp for certain investment banking services.  Sandler O’Neill has not received any fees for investment banking services from East West in the last 2 years.

In the ordinary course of their respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to MetroCorp and East West and their affiliates.  Sandler O’Neill may also actively trade the debt and/or equity securities of MetroCorp and East West or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Management and Board of Directors of East West After the Merger

The current directors and senior officers of East West are expected to continue in their current positions. Information about the current East West directors and executive officers can be found in the documents listed under the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page iv.

Financial Interests of Directors and Officers of MetroCorp in the Merger

In considering the recommendation of the board of directors of MetroCorp to vote for the proposal to approve the merger agreement, you should be aware that certain directors and officers of MetroCorp have interests in the merger that are in addition to, or different from, their interests as shareholders of MetroCorp.  The board of MetroCorp was aware of these interests and considered them in approving the merger agreement.  These interests include:

•                  Termination of Existing Employment Agreement.  Immediately after the merger, East West intends to terminate the employment agreement between MetroCorp and George M. Lee entered into in 2012.  Pursuant to the terms of the employment agreement, Mr. Lee will be entitled to receive from East West (A) his base salary for the remainder, if any, of the calendar month in which such termination is effective and an additional lump sum payment equal to three years’ salary, (B) an amount equal to three times his incentive compensation for the previous fiscal year, and (C) life insurance premiums for two years following such termination and medical insurance premiums until the earlier of two years following such termination and the expiration of East West’s obligation to offer such coverage under applicable law. In addition, all outstanding options to purchase MetroCorp common stock will become fully vested and all restrictions on outstanding restricted stock will be cancelled.

•                  Consulting Agreement with East West Bank.  On September 18, 2013, East West Bank entered into a senior advisor consulting agreement with Mr. Lee for a term of 12 months, which entitles him to receive an annual fee of $400,000 payable in bi-monthly installments plus reimbursement of certain business expenses.  The agreement also contains non-competition and non-solicitation obligations beginning at the effective time of the merger.  The agreement will not become effective until the effective time of the merger.

•                  Payments Pursuant to Change in Control Agreements.  As required by the existing change in control agreements between MetroCorp and each of Herbert Baker, David Choi, Andy Hou, David Tai and Mohammad Tariq, upon a termination of employment for any reason at any time (other than a voluntary resignation without good reason or an involuntary termination for cause (as defined in those agreements), in either case prior to March 31, 2015) after a change in control (as defined in those agreements), each will be entitled to receive a lump sum cash payment from East West in an amount equal to one and one-half times his annual base salary as in effect at the time of termination of employment. If the payments were triggered as of October 25, 2013, the amounts of these cash payments would be $360,000 for Mr. Baker, $360,000 for Mr. Choi, $285,000 for Mr. Hou, $412,500 for Mr. Tai, and $322,500 for Mr. Tariq. The change in control agreements each contain a provision that prohibits the individual entering into it from disclosing any confidential information (as defined in those agreements) of MetroCorp, MetroBank, or any of their past or present subsidiaries or affiliates.

•                  Retention Bonuses.  MetroCorp will pay retention bonuses to certain employees who are essential to the transition and continuation of operations before and after the merger.

•                  Insurance.  MetroCorp agreed to purchase for a period of not less than four years after completion of the merger (a) past acts insurance under its current directors and officers insurance policy coverage (or comparable coverage), (b) employment practices liability coverage providing prior acts insurance, and (c) past acts coverage under its current financial institutions bond (or comparable coverage) for each director and officer of MetroCorp, MetroBank and Metro United Bank currently covered under the comparable policies maintained by MetroCorp.

•                  Indemnification. East West agreed to indemnify the directors and officers of MetroCorp, MetroBank and Metro United Bank for four years after the merger against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of MetroCorp, MetroBank and Metro United Bank to the fullest extent that the indemnified party would be entitled under the articles of incorporation of MetroCorp or Metro United Bank or articles of association of MetroBank as in effect on the date of the merger agreement and to the extent permitted by applicable law.

•                  Accelerated Vesting of Equity Awards.

o                 Each outstanding option to purchase shares of MetroCorp common stock, including those held by directors and officers of MetroCorp, whether exercisable or unexercisable, will become fully vested upon the approval of the merger agreement by MetroCorp’s shareholders, without any action on the part of the holder of the option. All options that are not exercised at least two business days before the effective time of the merger will terminate and, following the merger, East West will pay to the holders the amount needed to cash out the options pursuant to the terms of MetroCorp’s equity incentive plans, as applicable, less any taxes required to be withheld.

o                 Each share of MetroCorp restricted stock, including those held by directors and officers of MetroCorp, will, without any action on the part of the holder, become fully vested and be converted into the right to receive the per share merger consideration on the same terms of conversion as MetroCorp common stock, subject to any required tax withholding.

Merger-Related Compensation for MetroCorp’s Named Executive Officers

The following table sets forth the estimated potential benefits to MetroCorp’s named executive officers as a result of the merger pursuant to the terms of the merger agreement. This table does not include the value of benefits in which the named executive officers are vested without regard to the terms of the merger agreement or as a result of the merger.

Name	Cash	Equity(1)	Perquisites/ Benefits	Total
George M. Lee	$1,785,000(2)	$720,350	$43,520(3)	$2,548,870
David C. Choi	410,000(4)	242,126	—	652,126
David Tai	512,500(5)	316,353	—	828,853

____________

(1)          The amount listed in this column for each named executive officer represents the following:

a.                For Mr. Lee, the value of the accelerated vesting of 25,000 shares of MetroCorp restricted stock and the in-the-money value of 12,000 unvested MetroCorp common stock options with an exercise price of $3.91, 12,000 unvested MetroCorp common stock options with an exercise price of $6.34, 15,000 unvested MetroCorp common stock options with an exercise price of $10.26 and 15,000 unvested MetroCorp common stock options with an exercise price of $10.41.

b.               For Mr. Choi, the value of the accelerated vesting of 16,584 shares of MetroCorp restricted stock.  Mr. Choi has no unvested MetroCorp common stock options.

c.                For Mr. Tai, the value of the accelerated vesting of 21,668 shares of MetroCorp restricted stock.  Mr. Tai has no unvested MetroCorp common stock options.

For these calculations, we assumed that each share of MetroCorp common stock will be converted into the assumed per share merger consideration of $14.60, with $9.73 paid in shares of East West common stock and $4.87 in cash, and a transaction date of October 21, 2013. Further, the benefit amounts represented here are considered “single trigger” benefits that vest solely as a result of the change in control.

(2)          Represents an amount equal to three times such executive’s annual base salary as of October 25, 2013 plus an amount equal to three times such executive’s annual cash incentive compensation for the 2012 fiscal year.  The benefit amount represented here is considered a “single trigger” benefit that vests solely as a result of the change in control.  This payment is described in more detail under the section entitled “Financial Interests of Directors and Officers of MetroCorp in the Merger – Termination of Existing Employment Agreement” beginning on page 52.

(3)          Represents an amount equal to the value of the payment by East West after the merger of the life insurance premiums for two (2) years and medical insurance premiums for up to two (2) years following the merger.  The benefit amount represented here is considered a “double trigger” benefit that vests as a result of the termination of Mr. Lee’s employment agreement within twelve (12) months of a change in control.  This payment is described in more detail under the section entitled “Financial Interests of Directors and Officers of MetroCorp in the Merger – Termination of Existing Employment Agreement” on page 52.

(4)  Reflects an amount equal to one and one-half times Mr. Choi’s annual base salary as of October 25, 2013 payable pursuant to his change in control agreement plus $50,000 to be paid as a retention payment. The payment under the change in control agreement is considered a “double trigger” benefit because it is conditioned upon the named executive officer’s termination of employment following the change in control. These payments are described in more detail under the section entitled “Financial Interests of Directors and Officers of MetroCorp in the Merger.”

(5)  Reflects an amount equal to one and one-half times Mr. Tai’s annual base salary as of October 25, 2013 payable pursuant to his change in control agreement plus $100,000 to be paid as a retention payment. The payment under the change in control agreement is considered a “double trigger” benefit because it is conditioned upon the named executive officer’s termination of employment following the change in control. These payments are described in more detail under the section entitled “Financial Interests of Directors and Officers of MetroCorp in the Merger.”

Financial Interests of Directors and Officers of East West in the Merger

East West has not entered into any agreement or understanding, whether written or unwritten, with any director or executive officer pursuant to which any such person would be entitled to receive compensation, whether present, deferred or contingent, that is based on or otherwise relates to the merger.

East West’s Chairman and Chief Executive Officer, Dominic Ng, owns 2,000 shares of MetroCorp common stock purchased in 2007 at $13.56 with a total cost basis of $27,112.

Regulatory Approvals Required for the Merger

Completion of the merger and the bank mergers is subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement from the Federal Reserve and the Department of Business Oversight and the expiration of any applicable statutory waiting periods.  East West has agreed to take all actions that are necessary, proper and advisable in connection with obtaining all regulatory approvals, and MetroCorp has agreed to fully cooperate with East West in the filing of the applications and other documents necessary to complete the transactions contemplated by the merger.  East West and its subsidiaries have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.

Federal Reserve Applications

The Merger

East West is a bank holding company under Section 3 of the BHC Act.  Section 3(a)(5) of the BHC Act generally requires the prior approval of the Federal Reserve for any bank holding company to merge with any other bank holding company.  However, East West will file a written notice pursuant to Federal Reserve Regulation Y Section 225.12(d)(2) after filing the applications for the bank mergers discussed below requesting confirmation that an application for the merger would not be required provided the bank mergers occur simultaneously with the merger, and MetroBank and Metro United Bank were not operated as separate bank subsidiaries of East West. If an application for the merger were required by the Federal Reserve, the Federal Reserve would take the same considerations into account as are discussed below for the application for the bank mergers.

The Bank Mergers

Because East West Bank is a state bank member of the Federal Reserve, prior approval to merge MetroBank and Metro United Bank with and into East West Bank is required from the Federal Reserve, pursuant to Section 18(c)(2)(B) of the Federal Deposit Insurance Act, which we refer to as the Bank Merger Act. In evaluating an application filed under the Bank Merger Act, the Federal Reserve is required to take into consideration (1) the competitive impact of the proposed transactions, (2) financial and managerial resources and future prospects of the banks party to the merger, (3) the convenience and needs of the communities served by the banks and their compliance with the Community Reinvestment Act, (4) the banks’ effectiveness in combating money-laundering activities, and (5) the extent to which the proposed transactions would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.  In connection with its review under the Bank Merger Act, the Federal Reserve provides an opportunity for public comment on the application for the bank mergers and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Transactions approved by the Federal Reserve under the BHC Act and the Bank Merger Act generally may not be completed until 30 days after the approval of the Federal Reserve is received, during which time the Department of Justice may challenge the transaction on antitrust grounds. With the approval of the Federal Reserve and the concurrence of the Department of Justice, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve does regarding the merger’s effects on competition. A determination by the Department of Justice not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

California Department of Business Oversight Applications

The prior approval of the Department of Business Oversight will be required under Section 4880 et seq. of the California Financial Code to merge MetroBank and Metro United Bank with and into East West Bank.  In reviewing the merger of MetroBank and Metro United Bank with and into East West Bank, the Department of Business Oversight will consider (1) competitive impact of the mergers, (2) the adequacy of the surviving depository corporation’s shareholders’ equity and financial condition, (3) whether the directors and executive officers of the surviving depository institution will be satisfactory, (4) whether the surviving depository corporation will afford reasonable promise of successful operation and whether it is reasonable to believe that the surviving depository corporation will be operated in a safe and sound manner and in compliance with all applicable laws, and (5) whether the mergers are fair, just and equitable to the disappearing depository corporations and the surviving depository corporation.

California Financial Code Section 1251 provides that no person shall acquire direct or indirect control of a California bank without the prior approval of the Commissioner of the Department of Business Oversight.  East West submitted a request for exemption from the application and approval requirements of Section 1250 for the merger, whereby East West would acquire indirect control of Metro United Bank, based on a finding by the Commissioner that the requirements of Section 1251 were not necessary given the submission of the applications for the bank mergers and provided that Metro United Bank was immediately merged with and into East West Bank after the merger.  If the Department of Business Oversight did not grant an exemption, then East West would also be required to obtain prior approval for East West to acquire Metro United Bank in the merger. In reviewing the application, the Department of Business Oversight would consider the same factors set forth above for the application to the Department of Business Oversight for the bank mergers.

Additional Regulatory Approvals, Notices and Filings

Additional notifications, filings and/or applications will be submitted to various other federal and state regulatory authorities and self-regulatory organizations in connection with the mergers, including the Office of the Comptroller of the Currency, the Texas Department of Banking, the China Banking Regulatory Commission, the Federal Deposit Insurance Corporation and the U.S. Department of the Treasury.

The closing of the merger and the bank mergers is conditioned upon the regulatory agencies and authorities not imposing any restrictions on the operations of East West or, following the merger, the surviving corporation that would reasonably be likely to have a material adverse effect on the surviving corporation or its subsidiaries or that would materially reduce the economic benefits of the merger to East West.  Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to East West after the completion of the merger.

There can likewise be no assurances that federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge.

Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method.  The result of this is that (a) the recorded assets and liabilities of East West will be carried forward at their recorded amounts, (b) East West’s historical operating results will be unchanged for the prior periods being reported on, and (c) the assets and liabilities of MetroCorp will be adjusted to fair value at the date of the merger.  In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price (consisting of the value of cash and shares of East West common stock to be issued to former MetroCorp shareholders and shares of East West common stock to be issued to former holders of MetroCorp restricted shares) exceeds the fair value of the net assets, including identifiable intangibles of MetroCorp at the merger date, will be reported as goodwill.  In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives.  Further, the acquisition method of accounting results in the operating results of MetroCorp being included in the operating results of East West beginning from the date of completion of the merger.

Public Trading Markets

East West common stock is listed on the NASDAQ Global Select Market under the symbol “EWBC.” MetroCorp common stock is listed on the NASDAQ Global Select Market under the symbol “MCBI.” Upon completion of the merger, MetroCorp common stock will be delisted from the NASDAQ Global Select Market and thereafter will be deregistered under the Exchange Act. The East West common stock issuable in the merger will be listed on the NASDAQ Global Select Market.

Exchange of Shares in the Merger

At or prior to the effective time, East West will appoint an exchange agent to handle the exchange of shares of MetroCorp common stock for cash and shares of East West common stock. As soon as practicable after the effective time (with the intent to be within 10 business days), the exchange agent will send to each holder of record of MetroCorp common stock at the effective time a letter of transmittal and instructions for effecting the exchange of MetroCorp common stock for the per share merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of stock certificates or book-entry shares for cancellation along with the executed letter of transmittal and other documents described in the instructions, a MetroCorp shareholder will receive a check in an amount (after giving effect to any required tax withholdings equal to one-third of the per share merger consideration multiplied by the number of shares of MetroCorp common stock held by such holder plus any cash in lieu of fractional shares and any whole shares of East West common stock such holder is entitled to receive based on the per share stock consideration. After the effective time, MetroCorp will not register any transfers of shares of MetroCorp common stock.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to, and incorporated by reference into, this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger.

Effects of the Merger

The merger agreement provides for the merger of MetroCorp with and into East West, with East West surviving the merger. The merger agreement provides that the certificate of incorporation and the bylaws of East West as in effect immediately prior to the merger will be the certificate of incorporation and bylaws of the surviving company.

As a result of the merger, there will no longer be any publicly held shares of MetroCorp common stock. MetroCorp shareholders will only participate in the surviving company’s future earnings and potential growth through their ownership of East West common stock. All of the other incidents of direct ownership of MetroCorp common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from MetroCorp, will be extinguished upon completion of the merger.  All of the property, rights, privileges, immunities, powers and franchises of East West and MetroCorp will vest in the surviving company, and all debts, liabilities, obligations, restrictions, disabilities and duties of MetroCorp and East West will become the debts, liabilities, obligations, restrictions, disabilities and duties of the surviving company.

Effective Time of the Merger

The merger agreement provides that the merger will be consummated no later than 5 days after the satisfaction or waiver (subject to applicable law) of the closing conditions, including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods, unless extended by mutual agreement of East West and MetroCorp.  The merger will be consummated legally at the time the certificate of merger has been duly filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas or at such later time as may be specified in the certificate of merger.  As of the date of this document, the parties expect that the merger will be effective in the first quarter of 2014.  However, there can be no assurance as to when or if the merger will occur.

If the merger is not completed by the close of business on March 31, 2014, the merger agreement may be terminated by either MetroCorp or East West, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement.

For a description of the transaction structure, merger consideration and treatment of MetroCorp stock options and shares of restricted stock, please see the section entitled “THE MERGER—Terms of the Merger” beginning on page 36.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger. MetroCorp has agreed that, prior to the effective time of the merger, it will generally conduct its businesses, and cause its subsidiaries to conduct their respective businesses, in the ordinary course of business consistent with past practices and safe and sound banking principles.  In addition, it will use its best efforts to preserve intact its business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and its advantageous business relationships.  Further, except in certain circumstances, it will take no action that would adversely affect or delay the ability of MetroCorp or East West to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated by the merger agreement or to perform its obligations and agreements under the merger agreement.

In addition to the general covenants above, MetroCorp has agreed that prior to the effective time of the merger, subject to specified exceptions, it will not, and will not permit its subsidiaries to, without the written consent of East West (which may not be unreasonably withheld):

•                                          adjust, split, combine or reclassify any shares of MetroCorp common stock;

•                                          make, acquire, modify or renew, or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles, (C) MetroCorp believes would be rated “substandard” or lower, or (D) would exceed $1,000,000 individually or in the aggregate to any borrower (E) except (1) pursuant to certain commitments made before the date of the merger agreement and not covered by item (A) or (B) of this clause or (2) loans fully secured by a certificate of deposit at the MetroCorp Banks; provided that in the event either bank desires to make or renew any such loan that would exceed $1,000,000 individually or in the aggregate to any borrower, MetroCorp agreed to advise East West via e-mail transmission and East West agreed to respond to such notice within two business days of receipt, provided that if East West fails to provide notice within such time frame, it shall be deemed to have consented to such loan or extension of credit; a borrower refers to any person or entity (including any affiliate, shareholder, member or partner of such person or entity) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any person or entity;

•                                          issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, other than those required under existing obligations;

•                                          grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

•                                          open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities;

•                                          enter into, amend or terminate any type of fidelity bond or insurance agreement, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

•                                          grant any severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of MetroCorp or any subsidiary, either individually or as part of a class of similarly situated persons except as otherwise disclosed to East West;

•                                          increase in any manner the compensation or fringe benefits of any of its employees or directors or increase any perquisite such as automobile allowance, club membership or dues or other similar benefits, or institute any employee welfare, retirement or similar plan or arrangement except as otherwise disclosed to East West, provided, however, that the foregoing restrictions are not deemed violated if the assets of a plan are distributed or otherwise credited to participants in the plan (including a premium holiday) in connection with a termination approved by East West;

•                                          amend any MetroCorp employee plan, other than as required to maintain the tax-qualified status of such plan or otherwise as required under applicable law, except as otherwise disclosed to East West;

•                                          (1) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of shares of MetroCorp common stock, other than the payment of dividends from either bank to MetroCorp, or (2) directly or indirectly, purchase, redeem or otherwise acquire any shares of MetroCorp common stock, except as otherwise disclosed to East West;

•                                          make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

•                                          sell, transfer, convey, mortgage, encumber or otherwise dispose of any properties or assets (including “other real estate owned”) or interest therein, other than other real estate owned properties under contract for sale as of the date of the merger agreement or those properties or assets valued on the books of MetroCorp at $1,000,000 or less;

•                                          foreclose upon or otherwise acquire any commercial real property having an appraised value of greater than $1,000,000 before receipt and approval by East West of a Phase I environmental review thereof;

•                                          increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with MetroCorp’s past practices and safe and sound banking practices;

•                                          charge off any loan or other extension of credit of $250,000 or more before review and approval by East West of the amount of such charge-off;

•                                          establish any new subsidiary or affiliate or enter into any new line of business;

•                                          materially deviate from policies and procedures existing as of the date of the merger agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of the merger agreement, applicable law or regulation or any governmental authority;

•                                          amend or change any provision of the articles of incorporation, articles of association, bylaws or other governing documents of MetroCorp or any subsidiary, as applicable;

•                                          make any capital expenditure that would exceed an aggregate of $50,000, except pursuant to commitments made before the date of the merger agreement;

•                                          excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan bank advances;

•                                          prepay any indebtedness or other similar arrangements so as to cause MetroCorp to incur any prepayment penalty thereunder;

•                                          except pursuant to contracts or agreements in force at the date of or permitted by the merger agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

•                                          voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, or other stock-based compensation;

•                                          settle any claim, action or proceeding involving payment by it of money damages in excess of $100,000 in the aggregate or impose any material restriction on the operations of MetroCorp or any subsidiary thereof;

•                                          make any changes to its investment securities portfolio from that as of June 30, 2013, or the manner in which the portfolio is classified or reported, provided, however, that MetroCorp and the MetroCorp Banks may sell investment securities and purchase U.S. governmental agency securities, mortgage-backed securities and municipal securities having a maturity date no greater than one year; or

•                                          agree to do any of the foregoing.

Regulatory Matters. East West has agreed to promptly prepare this proxy statement/prospectus and file with the SEC a registration statement on Form S-4, of which this document is a part. East West has agreed to use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act and to provide MetroCorp and its counsel with the opportunity to participate in the preparation of the registration statement and to approve the content of the registration statement with respect to MetroCorp and the special meeting of MetroCorp’s shareholders.

In addition, East West has agreed to take all reasonable actions to aid and assist in the consummation of the merger, and to use its reasonable best efforts to take all other actions necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including such actions that are necessary, proper or advisable in connection with filing applications and registration statements or obtaining all required regulatory approvals.  MetroCorp will take all reasonable actions to aid and assist in the consummation of the merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by the merger agreement.

Shareholder Approval. The MetroCorp board of directors has resolved to recommend to the MetroCorp shareholders that they adopt the merger agreement (subject to certain exceptions if, following the receipt of a Superior Proposal (as defined below), such recommendation would result in a violation of the board of directors’ fiduciary duties under Texas law). MetroCorp has agreed, as soon as practicable, to take all steps under applicable laws and its articles of incorporation and bylaws necessary to duly call, give notice of, convene and hold a special meeting of MetroCorp’s shareholders to consider the merger, the merger agreement and the transactions contemplated by the merger agreement at such time as may be mutually agreed by the parties for the purpose of considering and voting on the merger agreement and for such other purposes consistent with the complete performance of the merger agreement.

Bank Mergers.  MetroCorp has agreed that, prior to the effective time, it will cause the MetroCorp Banks to cooperate with East West and East West Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the completion of the bank mergers after the effective time.  MetroCorp agreed that the bank merger agreements shall be substantially in such form and have such other provisions as shall reasonably be determined by East West and reasonably acceptable to MetroCorp.

NASDAQ Listing.  East West has agreed to file all documents required to be filed to have the shares of East West common stock to be issued pursuant to the merger agreement included for listing on the NASDAQ Global Select Market and to use its reasonable best efforts to effect such listing.

Employee Matters.  East West has agreed that the employees of MetroCorp and its subsidiaries who continue their employment after the closing date will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of East West and East West Bank, subject to the granting of credit for prior service as provided below, in accordance with the respective terms of such plans and programs, and East West has agreed to take all actions necessary or appropriate to facilitate coverage of MetroCorp employees in such plans and programs and the granting of such credit from and after the closing date, as described further below.  MetroCorp (or its appropriate subsidiary) has agreed, to the extent requested by East West at least 30 days before the effective time, to execute and deliver such instruments and take such other actions as East West may reasonably require in order to cause the amendment or termination of any MetroCorp employee plan on terms satisfactory to East West and in accordance with applicable law and effective no later than the closing date.   If MetroCorp or its subsidiary has used its reasonable best efforts to complete the winding-up of any such plan prior to the closing date, then the winding-up of any such plan may be completed following the closing date.

For all purposes under the employee welfare benefit plans and other employee benefit plans and programs (excluding vesting requirements under stock incentive plans) sponsored by East West or East West Bank, each MetroCorp employee will be credited with his or her years of service with MetroCorp and its subsidiaries and their respective predecessors before the effective time, to the same extent as such MetroCorp employee was entitled, before the effective time, to credit for such service under any similar MetroCorp employee plan in which such MetroCorp employee participated or was eligible to participate immediately prior to the effective time, to the extent permitted by such East West plans and applicable law.

To the extent permitted by such East West plans and applicable law, East West agreed to waive any eligibility waiting period and preexisting condition exclusion applicable to such plans and programs with respect to each MetroCorp employee and his or her eligible dependents.  To the extent permitted by the applicable East West plans and applicable law, East West further agreed to credit each MetroCorp employee and his or her eligible dependents for the year during which coverage under East West’s group health plan begins, with any deductibles, co-payments, or out-of-pocket payments already incurred by such MetroCorp employee during such year under MetroCorp’s group health plan.

Without limiting the foregoing, East West agreed to extend coverage to MetroCorp employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Internal Revenue Code to the same extent as available to similarly situated employees of East West or its subsidiaries to the extent permitted by such East West plans and applicable law.  East West agreed to give effect to any elections made by MetroCorp employees with respect to such accounts to the extent permitted by such East West plan and applicable law.  MetroCorp employees will be credited with amounts available for reimbursement equal to such amounts as were credited under MetroCorp’s plan to the extent permitted by such East West plan and applicable law.  However, to the extent that waiving such conditions or crediting such amounts requires the consent of East West’s or East West Bank’s health insurance carrier, East West shall only be required to use commercially reasonable efforts to cause such carrier to waive such conditions and credit such amounts.  For purposes of determining each MetroCorp employee’s benefits for the calendar year in which the merger occurs under East West’s vacation program, any vacation taken by a MetroCorp employee immediately preceding the closing date for the calendar year in which the merger occurs will be deducted from the total East West vacation benefit available to such MetroCorp employee for such calendar year.

MetroCorp agreed to take any and all actions reasonably requested by East West that may be necessary or advisable to terminate the MetroCorp 401(k) and Profit Sharing Plan, referred to as the MetroCorp 401(k) Plan, as effective at least one day prior to the closing date, in accordance with the terms of the MetroCorp 401(k) Plan and the requirements of the Internal Revenue Code, ERISA and other applicable laws, and on a basis satisfactory to East West in its reasonable judgment.  Each active employee of MetroCorp and its subsidiaries as of the closing date will be fully vested in his or her account balances under the MetroCorp 401(k) Plan as of the closing date, and will be entitled to distribution of such vested balances in accordance with the terms of the MetroCorp 401(k) Plan (following the receipt of a favorable determination letter on plan termination from the Internal Revenue Service).  East West agreed to take reasonable actions to allow active employees of MetroCorp, as of the closing date receiving distributions of their MetroCorp 401(k) Plan account balances, to roll over such distributions (including loans) to East West’s 401(k) Plan.

Indemnification and Directors’ and Officers’ Insurance.  For a four-year period after the effective time, and subject to the limitations contained in applicable Federal Reserve and FDIC regulations and to any limitations contained in the articles of incorporation or articles of association of the MetroCorp Banks, as applicable, East West will indemnify and hold harmless each present director and officer of MetroCorp or the MetroCorp Banks, as applicable, determined as of the effective time against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time, whether asserted or claimed before, at or after the effective time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of MetroCorp or the MetroCorp Banks to the fullest extent that the indemnified party would be entitled under the articles of incorporation or articles of association, as applicable, of MetroCorp and the MetroCorp Banks, in each case as in effect on the date hereof and to the extent permitted by applicable law.

MetroCorp agreed to purchase for a period of not less than four years after the effective time, past acts insurance coverage for no less than the four-year period immediately preceding the effective time under its (a) current directors and officers insurance policy (or comparable coverage), (b) employment practices liability insurance, and (c) current financial institutions bond (or comparable coverage) for each of the directors and officers of MetroCorp and its subsidiaries currently covered under comparable policies held by MetroCorp or its subsidiaries.

No Solicitation and Change in Recommendation.  MetroCorp has agreed that neither it nor its subsidiaries nor any of their respective directors, officers, agents or representatives shall directly or indirectly take any action to (i) solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or participate in discussions or negotiate with any other party, with respect to any proposal that could reasonably be expected to lead to an Acquisition Proposal; (ii) approve, endorse or recommend any Acquisition Proposal; (iii) enter into any Acquisition Agreement relating to any Acquisition Proposal; or (iv) propose or agree to do any of the foregoing.

The merger agreement defines an Acquisition Agreement, Acquisition Proposal, Acquisition Transaction, and Superior Proposal as follows:

“Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

“Acquisition Proposal” means any proposal (whether communicated to MetroCorp or publicly announced to MetroCorp’s shareholders) by any person (other than East West or any of its Affiliates) for an Acquisition Transaction involving MetroCorp, any subsidiary or any future subsidiary, or any combination of such subsidiaries, the assets of which constitute, or would constitute, twenty percent (20%) or more of the consolidated assets of MetroCorp as reflected on MetroCorp’s most recent consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving (i) any acquisition or purchase from MetroCorp by any person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than East West or any of its Affiliates, of twenty percent (20%) or more in interest of the total outstanding voting securities of MetroCorp or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than East West or any of its Affiliates) beneficially owning twenty percent (20%) or more in interest of the total outstanding voting securities of MetroCorp or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving MetroCorp pursuant to which the shareholders of MetroCorp immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of twenty percent (20%) or more of the assets of MetroCorp; or (iii) any liquidation or dissolution of MetroCorp.

“Superior Proposal” means any bona fide written Acquisition Proposal which the board of directors of MetroCorp reasonably determines, in its good faith judgment based on, among other things, the advice of outside counsel and the financial advisor, to be (i) more favorable from a financial point of view to MetroCorp’s shareholders than the merger, taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law, provided that, for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%.”

However, if MetroCorp or any of its representatives receive an unsolicited bona fide Acquisition Proposal before the MetroCorp special meeting that the MetroCorp board of directors has (i) determined in its good faith judgment (after consultation with MetroCorp’s financial advisor and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal; (ii) determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; and (iii) obtained from such person or entity an executed confidentiality agreement, then MetroCorp or its representatives may furnish information to and enter into discussions and negotiations with such other party.

MetroCorp has agreed to orally notify East West immediately, and in writing within one business day, after receipt of any unsolicited inquiries or Acquisition Proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such Acquisition Proposal, request or inquiry.  MetroCorp agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted before the date of the merger agreement that relate to any proposals for any of the these transactions.  MetroCorp agreed that it would, and would cause the MetroCorp Banks to, take the necessary steps to inform the appropriate individuals or entities of the non-solicitation obligations undertaken in the merger agreement.

Publicity.  Each party agreed that it will not issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the merger agreement without the consent of the other party, except as required by applicable law or securities exchange rules or in connection with the regulatory approval process.

East West Attendance at MetroCorp Meetings.  MetroCorp agreed to allow East West to designate a representative who will be invited to attend meetings of the board of directors, board committees, and management committees for loan approvals, asset and liability, and other decision-making committees of MetroCorp and the MetroCorp Bank held prior to completion of the merger, but such representatives will have no voting rights and may be excluded from certain sessions.

Termination of the Merger Agreement

Termination by East West or MetroCorp.  The merger agreement may be terminated and the merger may be abandoned by action of the board of directors of East West and MetroCorp upon their mutual written consent at any time before the effective time or if:

•                                          any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action shall be final and nonappealable;

•                                          any of the transactions contemplated by the merger agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions;

•                                          the effective time has not occurred on or before March 31, 2014, or such later date as has been approved in writing by the boards of directors of East West and MetroCorp; but the right to terminate is not available to any party whose failure to fulfill any material obligation under the merger agreement has been the cause of, or has resulted in, the failure of the merger to become effective on or before such applicable date; or

•                                          the approval of the shareholders of MetroCorp contemplated by the merger agreement shall not have been obtained by reason of the failure to obtain the required vote at the MetroCorp special meeting (including any adjournments or postponements thereof) at which they consider the merger agreement.

Termination by MetroCorp.  The merger agreement may be terminated at any time before the effective time by action of the MetroCorp board of directors if East West fails to comply in all material respects with any of its covenants or agreements contained in the merger agreement, or if any of the representations or warranties of East West contained in the merger agreement shall be inaccurate as to create a material adverse effect as defined in the merger agreement.  MetroCorp must first notify East West in writing of its intent to terminate stating the reason and East West has 15 days to cure the alleged breach or inaccuracy.

MetroCorp may terminate the merger agreement if it receives an unsolicited, bona fide Acquisition Proposal and the MetroCorp board of directors determines in its good faith judgment and in the exercise of its fiduciary duties, based on the advice of outside legal counsel and the financial advisor, that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the termination fee and East West expenses is a Superior Proposal and (ii) the failure to terminate the merger agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties. East West has the right to adjust the terms and conditions of the merger agreement so that the Superior Proposal no longer constitutes a Superior Proposal.

Termination by East West. The merger agreement may be terminated by East West if:

•                                          MetroCorp fails to comply in all material respects with any of its covenants or agreements contained in the merger agreement, or if any of the representations or warranties of MetroCorp contained in the merger agreement are inaccurate as to create a material adverse effect (East West must first notify MetroCorp in writing of its intent to terminate stating the reason and MetroCorp has 15 days to cure the alleged breach or inaccuracy);

•                                          any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of the surviving corporation or its subsidiaries, which would (i) reasonably be likely to have a material adverse effect with respect to the surviving corporation and its subsidiaries or (ii) materially reduce the economic benefits of the merger to East West;

•                                          MetroCorp has breached the covenant regarding non-solicitation in a manner adverse to East West;

•                                          MetroCorp resolves to accept an Acquisition Proposal; or

•                                          MetroCorp withdraws or modifies, in any manner that is adverse to East West, its recommendation or approval of the merger agreement or the merger or recommends to MetroCorp shareholders acceptance or approval of any alternative Acquisition Proposal, or resolves to take such actions.

Termination Fee

So long as East West is not in material breach of any covenant or obligation under the merger agreement, if the merger agreement is terminated by:

•                                          East West because MetroCorp’s board of directors agrees to accept a Superior Proposal;

•                                          East West because MetroCorp’s board of directors withdraws or modifies, in any manner adverse to East West, its recommendation or approval of the merger agreement or the merger or recommends to MetroCorp’s shareholders acceptance or approval of any Acquisition Proposal;

•                                          East West because MetroCorp breaches the non-solicitation obligations set forth in the merger agreement in a manner adverse to East West; or

•                                          MetroCorp because MetroCorp’s board of directors receives an unsolicited, bona fide Acquisition Proposal and, under certain terms and conditions, determines that it is a Superior Proposal to that of the merger agreement taking into account any adjustments made by East West to the merger consideration, then MetroCorp will be required to pay East West a termination fee equal to 3% of the merger consideration and up to $250,000 for expenses related to the proposed transaction.

If either East West or MetroCorp terminates the merger agreement after March 31, 2014, and, at the time of termination, the registration statement of which this proxy statement/prospectus is a part has been declared effective for at least 25 business days prior to such termination and MetroCorp has failed to call, give notice of, convene and hold the MetroCorp special meeting by such date, or, without regard to timing, if MetroCorp’s shareholders do not approve the merger agreement and an Acquisition Proposal exists at the time of termination, MetroCorp will be required to pay East West up to $250,000 for its expenses related to the proposed transaction.

If East West or MetroCorp terminates the merger agreement because MetroCorp’s shareholders fail to approve the merger agreement and, within 12 months of termination of the merger agreement, MetroCorp enters into an Acquisition Agreement with a third party, MetroCorp will be required to pay East West a termination fee of 3% of the merger consideration, in addition to up to $250,000 for its expenses related to the proposed transaction previously paid.

The termination fee and reimbursement of expenses is to compensate East West for entering into the merger agreement, taking actions to consummate the transactions contemplated by the merger agreement and incurring the costs and expenses related to the merger and other losses and expenses, including forgoing the pursuit of other opportunities by East West.  The payment of the termination fee and/or East West expenses are East West’s sole and exclusive remedy with respect to termination of the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by MetroCorp to East West relating to a number of matters, including the following:

•                                          corporate organization, qualification to do business, good standing, corporate power, and subsidiaries;

•                                          capitalization;

•                                          requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•                                          absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

•                                          required regulatory consents necessary in connection with the merger;

•                                          existing or contemplated agreements, orders, memoranda of understanding or similar communications with regulators or other government entities;

•                                          proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC, and Sarbanes-Oxley certifications;

•                                          conformity with U.S. GAAP and SEC requirements of MetroCorp’s financial statements filed with the SEC and the absence of undisclosed liabilities;

•                                          absence of certain changes or events since June 30, 2013;

•                                          compliance with applicable law;

•                                          legal proceedings;

•                                          taxes and tax returns;

•                                          employee compensation and benefits matters;

•                                          labor matters;

•                                          certain specified contracts;

•                                          intellectual property rights;

•                                          insurance;

•                                          opinion from financial advisor;

•                                          broker’s fees payable in connection with the merger;

•                                          accuracy of MetroCorp information provided in this proxy statement/prospectus;

•                                          loans;

•                                          derivative contracts;

•                                          allowance for loan losses;

•                                          title to securities held by MetroCorp and its subsidiaries;

•                                          title to property;

•                                          outstanding trust preferred securities;

•                                          information technology, security and privacy;

•                                          environmental liability; and

•                                          inapplicability of takeover laws.

The merger agreement also contains representations and warranties made by East West to MetroCorp relating to a number of matters, including the following:

•                                          corporate organization, qualification to do business, standing and power, and subsidiaries;

•                                          capitalization;

•                                          absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

•                                          required regulatory consents necessary in connection with the merger;

•                                          existing or contemplated agreements, orders, memoranda of understanding or similar communications with regulators or other government entities;

•                                          proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC, and Sarbanes-Oxley certifications;

•                                          the conformity with GAAP and SEC requirements of East West’s financial statements filed with the SEC and the absence of undisclosed liabilities;

•                                          the absence of a material adverse effect since June 30, 2013;

•                                          compliance with applicable law;

•                                          legal proceedings,

•                                          taxes and tax returns; and

•                                          accuracy of East West information provided in this proxy statement/prospectus.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to East West or MetroCorp, as the case may be, means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, deposits, results of operations, earnings, business or cash flows of that party, taken as a whole, provided that a material adverse effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States, the State of California and the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by the merger agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the merger or any of the transactions contemplated by the merger agreement.

The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under the section entitled “THE MERGER AGREEMENT—Termination of the Merger Agreement” beginning on page 64, if the merger agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of East West or MetroCorp, or otherwise under the merger agreement, other than the obligations of confidentiality and of each party to pay its own expenses.

Conditions to the Merger

Conditions to Each Party’s Obligations. The respective obligations of each of East West and MetroCorp to complete the merger are subject to, among other things, the satisfaction of the following conditions:

•                                          receipt of the requisite approval of the MetroCorp shareholders of the merger agreement and the transactions contemplated by the merger agreement;

•                                          the receipt of all required regulatory approvals and all statutory or regulatory waiting periods in respect thereof having expired; and, in the case of the obligation of East West, without any such item containing or having resulted in, or reasonably being expected to result in, the imposition of a condition that would reasonably be likely to have a material and adverse effect on East West or materially reduce the economic benefits of the merger to East West;

•                                          receipt by East West of an opinion of Manatt, Phelps & Phillips, LLP, as to certain tax matters and receipt by MetroCorp of an opinion of Bracewell & Giuliani LLP as to certain tax matters;

•                                          the effectiveness of the registration statement, of which this proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

•                                          approval for the listing on the NASDAQ Global Select Market of the East West common stock to be issued in the merger; and

•                                          assumption of outstanding MetroCorp trust preferred securities.

Conditions to Obligations of East West. The obligation of East West to complete the merger is also subject to the satisfaction or waiver by East West, of the following conditions:

•                                          the accuracy of the representations and warranties of MetroCorp as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on MetroCorp and the delivery of a certification that this condition has been satisfied;

•                                          performance and compliance in all material respects by MetroCorp of the obligations required to be performed by it or complied with at or prior to the closing and the delivery of a certification that this condition has been satisfied;

•                                          the absence of any change in the assets, properties, business or financial condition of MetroCorp or any of its subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on MetroCorp and the transactions contemplated by the merger;

•                                          no event shall have occurred which, with the lapse of time, could reasonably be expected to cause or result in a material adverse effect on MetroCorp;

•                                          the approval of MetroCorp shareholders is obtained, no action purporting or attempting to rescind the shareholder vote is taken, and holders representing no more than 5% of the issued and outstanding shares of MetroCorp common stock shall have demanded or be entitled to receive payment of the fair value of their shares as dissenting shareholders;

•                                          all consents, approvals, waivers and other assurances from all nongovernmental third parties under any material contract, agreement or instrument are obtained;

•                                          MetroCorp’s consolidated allowance for loan losses is at a dollar amount that is at least the greater of 1.5% of total loans as of the date of the closing financial statements or 1.5% of total loans as of August 31, 2013; and

•                                          MetroCorp will have accrued for any costs and expenses related to certain outstanding litigation.

Conditions to Obligations of MetroCorp. The obligation of MetroCorp to complete the merger is also subject to the satisfaction or waiver by MetroCorp of the following conditions:

•                                          the accuracy of the representations and warranties of East West as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on East West and the delivery of a certification that this condition has been satisfied;

•                                          performance and compliance in all material respects by East West of the obligations required to be performed by it or complied with at or prior to the closing date and the delivery of a certification that this condition has been satisfied;

•                                          the absence of any change in the assets, properties, business or financial condition of East West or any of its subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on East West and the transactions contemplated by the merger; and

•                                          no event shall have occurred which, with the lapse of time, could reasonably be expected to cause or result in a material adverse effect on East West.

Effect of Termination

If the merger agreement is validly terminated, the agreement will become void and have no effect without any liability on the part of East West or MetroCorp. However, the provisions of the merger agreement relating to confidentiality obligations of the parties, the termination fee, and the obligation of each party to pay its own expenses will continue in effect notwithstanding termination of the merger agreement.

Amendments, Extensions and Waivers

The merger agreement may be amended only by a writing signed by East West and MetroCorp at any time before the effective time.  However, the merger consideration to be received by the shareholders of MetroCorp pursuant to the merger agreement shall not be decreased subsequent to the approval of the transactions contemplated by the merger agreement without the further approval by such shareholders.

At any time before the effective time, by action taken or authorized by their respective boards of directors, East West or MetroCorp may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and (c) waive compliance with any of the agreements or conditions contained in the merger agreement.  Any agreement on the part of either party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Expenses

Whether or not the transactions provided for in the merger agreement are consummated, each party has agreed to pay its respective expenses incurred in connection with the preparation and performance of its obligations under the merger agreement.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement:

REPRESENTATIONS, WARRANTIES AND COVENANTS IN THE MERGER AGREEMENT ARE NOT INTENDED TO FUNCTION AS PUBLIC DISCLOSURES

The merger agreement and the summary of its terms in this proxy statement/prospectus have been included only to provide you with information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about East West, MetroCorp or any of their respective subsidiaries, affiliates or businesses. The representations, warranties and covenants contained in the merger agreement are made by East West and MetroCorp only for purposes of the merger agreement and as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by East West and MetroCorp in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. Shareholders of MetroCorp and East West are not third-party beneficiaries under the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by East West or MetroCorp. The representations and warranties contained in the merger agreement do not survive the effective time. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this proxy/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of East West or MetroCorp.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of East West or MetroCorp or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page iv .

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This section describes the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of MetroCorp common stock who exchange shares of MetroCorp common stock for shares of East West common stock.

For purposes of this discussion, a U.S. holder is a beneficial owner of MetroCorp common stock who for United States federal income tax purposes is:

•                                          an individual citizen or resident of the United States;

•                                          a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•                                          a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•                                          an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds MetroCorp common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding MetroCorp common stock, you should consult your tax advisor.

This discussion addresses only those U.S. holders that hold their MetroCorp common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular U.S. holders in light of their individual circumstances or to U.S. holders that are subject to special rules, such as:

•                                          financial institutions;

•                                          regulated investment companies;

•                                          real estate investment trusts;

•                                          S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity);

•                                          mutual funds;

•                                          insurance companies;

•                                          tax-exempt organizations;

•                                          dealers or brokers in securities;

•                                          traders in securities that elect to use a mark to market method of accounting;

•                                          persons that hold MetroCorp common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•                                          certain U.S. expatriates or persons that have a functional currency other than the U.S. dollar;

•                                          persons who are not U.S. holders; and

•                                          shareholders who acquired their shares of MetroCorp common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

East West and MetroCorp have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of East West to complete the merger is conditioned upon the receipt of an opinion from Manatt, Phelps & Phillips, LLP, counsel to East West, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of MetroCorp to complete the merger is conditioned upon the receipt of an opinion from Bracewell & Giuliani, LLP, counsel to MetroCorp, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In addition, in connection with the filing of the registration statement of which this document is a part, each of Manatt, Phelps & Phillips, LLP, and Bracewell & Giuliani LLP has delivered an opinion to East West and MetroCorp, respectively, to the same effect as the opinions described above. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in tax representation letters provided by East West and MetroCorp. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. None of these opinions is binding on the Internal Revenue Service or the courts. East West and MetroCorp have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Accordingly, each MetroCorp shareholder should consult its own tax advisor with respect to the particular tax consequences of the merger to such holder.

The following discussion assumes that the merger will be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. Based upon these assumptions, the material federal income tax consequences of the merger include the following:

Parties to the Merger

(a)                                 MetroCorp will not recognize any gain or loss on the transfer of its assets to East West in exchange for the merger consideration and the assumption by East West of MetroCorp’s liabilities.

(b)                                 East West will not recognize any gain or loss upon the receipt by East West of the assets of MetroCorp in exchange for the merger consideration and the assumption by East West of MetroCorp’s liabilities.

(c)                                  The holding period of the assets of MetroCorp in the hands of East West will include the period during which such assets were held by MetroCorp.

(d)                                 The tax basis of the assets of MetroCorp in the hands of East West will be the same as the tax basis of such assets in the hands of MetroCorp immediately prior to the merger.

U.S. Holders

The following discussion addresses the material federal income tax considerations of the merger that are generally applicable to a U.S. holder. MetroCorp shareholders are urged to consult their own tax advisors regarding the tax consequences to them of the merger based on their own circumstances, including the applicable federal, state, local and foreign tax consequences to them of the merger.

(a)                                 U.S. Holders That Receive a Combination of East West Common Stock and Cash. The tax consequences of the merger to a U.S. holder will depend upon the form of consideration the U.S. holder receives. Based on the assumption that the merger will constitute a reorganization, and subject to the limitations and qualifications referred to in this discussion, the following U.S. federal income tax consequences will result from the merger:

•                                          If the U.S. holder exchanges shares of MetroCorp common stock for East West common stock and cash (other than cash in lieu of a fractional share), the U.S. holder will generally recognize gain in an amount equal to the lesser of:

(1)                                 the difference between (i) the fair market value of all East West common stock and cash received in the exchange (other than cash received in lieu of a fractional share) and (ii) the U.S. holder’s basis in the MetroCorp common stock; or

(2)                                 the amount of cash received in the exchange.

•                                          The U.S. holder will not be permitted to recognize a loss in the exchange.

•                                          Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the MetroCorp common stock surrendered exceeds one year. In some cases, if the U.S. holder actually or constructively owns East West common stock other than East West common stock received in the merger, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests described in Section 302 of the Internal Revenue Code, in which case such gain would be treated as dividend income. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Internal Revenue Code.

•                                          The aggregate initial tax basis of the East West common stock received by a U.S. holder in the merger will be equal to the aggregate tax basis of the MetroCorp common stock exchanged for the East West common stock, decreased by the amount of cash (other than cash in lieu of a fractional share) received in the exchange (if any), and increased by the amount of gain recognized in the exchange.

•                                          If a U.S. holder receives cash in lieu of a fractional share of East West common stock, the shareholder will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in lieu of a fractional share and (ii) the U.S. holder’s basis allocated to the fractional share.

•                                          The holding period of the East West common stock a U.S. holder receives in the merger will include the period for which the U.S. holder held the MetroCorp common stock, provided that the U.S. holder held the MetroCorp common stock as a capital asset at the time of the merger.

(b)                                 Backup Withholding. Payments in respect of MetroCorp common stock or a fractional share of East West common stock may be subject to information reporting to the Internal Revenue Service and to backup withholding tax (currently at a 28% rate). Backup withholding will not apply to a payment made to a U.S. holder if the U.S. holder completes and signs the substitute Form W-9 that will be provided in connection with the merger, or otherwise proves to East West and its exchange agent that the U.S. holder is exempt from backup withholding. Backup withholding will not apply to a U.S. holder that is a corporation for United States federal income tax purposes. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s United States federal income tax liability, if the U.S. holder timely furnishes the required information to the Internal Revenue Service.

(c)                                  Reporting and Recordkeeping. If a U.S. holder that receives East West common stock in the merger is considered a “significant holder” of MetroCorp, such U.S. holder is required to retain records of the merger transaction, and to attach to the U.S. holder’s federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange, including such U.S. holder’s tax basis in, and the fair market value of, the MetroCorp common stock surrendered by such U.S. holder. A “significant holder” is any MetroCorp shareholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of MetroCorp or (z) owned MetroCorp securities with a tax basis of $1.0 million or more.

(d)                                 U.S. Holders That Receive Solely Cash Due to Exercise of Dissenters’ Rights.  Upon the proper exercise of dissenters’ rights, the exchange of MetroCorp common stock solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the MetroCorp common stock surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the MetroCorp common stock surrendered exceeds one year. The deductibility of capital losses is subject to limitations. In some cases, if a U.S. holder actually or constructively owns East West common stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Internal Revenue Code, in which case such U.S. holder may have dividend income up to the amount of the cash received. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Internal Revenue Code.

(e)                                  If the Merger Fails to Qualify as a Reorganization. If the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each U.S. holder would be required to recognize gain or loss equal to the difference between (i) the fair market value of all East West common stock and cash received in the exchange and (ii) the U.S. holder’s tax basis in the MetroCorp common stock surrendered therefor. The U.S. holder’s total initial tax basis in the East West common stock received would be equal to its fair market value, and a U.S. holder’s holding period for the East West common stock would begin the day after the merger. The gain or loss would be a long-term capital gain or loss if a U.S. holder’s holding period for the MetroCorp common stock was more than one year and the MetroCorp common stock was a capital asset in the U.S. holder’s hands. The merger of MetroCorp into East West also would be a taxable transaction with respect to MetroCorp at the corporate level.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER THAT MAY BE RELEVANT TO A PARTICULAR METROCORP SHAREHOLDER. METROCORP SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS.

DISSENTERS’ RIGHTS OF METROCORP SHAREHOLDERS

General. If you hold one or more shares of MetroCorp common stock, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the merger and have the appraised fair value of your shares of MetroCorp common stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of East West common stock and cash, if any, being paid in the merger. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the Texas Business Organizations Code, which are attached to this proxy statement/prospectus as Appendix C, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.

How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:

•                  you must, prior to the MetroCorp special meeting, provide MetroCorp with a written objection to the merger that states that you will exercise your right to dissent if the merger is completed and that provides an address to which East West may send a notice if the merger is completed;

•                  you must vote your shares of MetroCorp common stock against the merger agreement;

•                  you must, not later than the 20th day after East West sends you notice that the merger was completed, provide East West with a written demand for payment that states the number and class of shares of MetroCorp capital stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

•                  you must, not later than the 20th day after the date on which you make written demand for payment, submit to East West your certificates representing MetroCorp common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your certificates representing MetroCorp common stock has been made.

If you intend to dissent from the merger, you should send your written objection to:

MetroCorp Bancshares, Inc.

9600 Bellaire Boulevard, Suite 252

Houston, Texas 77036

Attention: Corporate Secretary

If you fail to vote your shares of MetroCorp common stock at the special meeting against the approval of the merger agreement, you will lose your right to dissent from the merger. You will instead receive shares of East West common stock and cash as described in the merger agreement. If you comply with the first two items above and the merger is completed, East West will send you a written notice advising you that the merger has been completed. East West must deliver this notice to you within ten days after the merger is completed.

Your Demand for Payment. If you wish to receive the fair value of your shares of MetroCorp common stock in cash, you must, within 20 days of the date the notice was delivered or mailed to you by East West, send a written demand to East West for payment of the fair value of your shares of MetroCorp common stock. The fair value of your shares of MetroCorp common stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice addressed to East West must be sent to:

East West Bancshares, Inc.

135 North Los Robles Avenue, 7th Floor

Pasadena, California 91101

Your written demand must state how many shares of MetroCorp common stock you own and your estimate of the fair value of your shares of MetroCorp common stock. If you fail to send this written demand to East West within 20 days of East West’s delivery or mailing of notice that the merger is completed, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of MetroCorp common stock. Instead, you will receive shares of East West common stock and cash as described in the merger agreement.

In addition, not later than the 20th day after the date on which you make written demand for payment, you must submit to East West your certificates representing MetroCorp common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your certificates representing MetroCorp common stock has been made. If you fail to submit your certificates within the required period, it will have the effect of terminating, at the option of East West, your right to dissent and appraisal unless a court, for good cause shown, directs otherwise.

East West’s Actions Upon Receipt of Your Demand for Payment. Within 20 days after East West receives your demand for payment and your estimate of the fair value of your shares of MetroCorp common stock, East West must send you written notice stating whether it accepts your estimate of the fair value of your shares claimed in the demand or rejects the demand.

If East West accepts your estimate, East West will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. East West will make this payment to you only if you have surrendered the share certificates representing your shares of MetroCorp common stock, duly endorsed for transfer, to East West.

If East West does not accept your estimate, East West will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 120 days of the merger being completed, which you may accept within 90 days or decline.

Payment of the Fair Value of Your Shares of MetroCorp Common Stock Upon Agreement of an Estimate. If you and East West have reached an agreement on the fair value of your shares of MetroCorp common stock within 90 days after the merger is completed, East West must pay you the agreed amount within 120 days after the merger is completed, if you have surrendered the share certificates representing your shares of MetroCorp common stock, duly endorsed for transfer, to East West.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and East West have not reached an agreement as to the fair market value of your shares of MetroCorp common stock within 90 days after the merger is completed, you or East West may, within 60 days after the expiration of the 90-day period, commence proceedings in Harris County, Texas, asking the court to determine the fair value of your shares of MetroCorp common stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of MetroCorp common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and East West may address the court about the report. The court will determine the fair value of your shares and direct East West to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed.

Rights as a Shareholder. If you have made a written demand on East West for payment of the fair value of your shares of MetroCorp common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

Withdrawal of Demand. If you have made a written demand on East West for payment of the fair value of your MetroCorp common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

Income Tax Consequences.  See “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” on page 72 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

MetroCorp is incorporated under the laws of the State of Texas and the rights of MetroCorp shareholders are governed by the laws of the State of Texas, MetroCorp’s articles of incorporation and MetroCorp’s bylaws. As a result of the merger, MetroCorp shareholders will receive shares of East West common stock and will become East West shareholders. East West is incorporated under the laws of the State of Delaware and the rights of East West shareholders are governed by the laws of the State of Delaware, East West’s certificate of incorporation and East West’s bylaws. Thus, following the merger, the rights of MetroCorp shareholders who become East West shareholders in the merger will no longer be governed by the laws of the State of Texas, MetroCorp’s articles of incorporation or MetroCorp’s bylaws and instead will be governed by the laws of the State of Delaware, the East West certificate of incorporation and the East West bylaws.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of East West shareholders under the East West certificate of incorporation and the East West bylaws (right column), and the rights of MetroCorp shareholders under the MetroCorp articles of incorporation and MetroCorp bylaws (left column). The summary set forth below discusses all material differences between the rights of East West shareholders and MetroCorp shareholders under such documents. Copies of the full text of the East West certificate of incorporation and East West bylaws currently in effect, along with the MetroCorp articles of incorporation and MetroCorp bylaws currently in effect, are available, without charge, by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page iv.

MetroCorp	East West

Authorized Capital Stock

MetroCorp’s amended and restated articles of incorporation state that the authorized capital stock of MetroCorp consists of 50 million shares of common stock, $1.00 par value, and 2.0 million shares of preferred stock, $1.00 par value. As of the MetroCorp record date, there were[•] shares of MetroCorp common stock outstanding and no shares of MetroCorp preferred stock outstanding.

East West’s certificate of incorporation as amended states that the authorized capital stock of East West consists of 200 million shares of common stock, $0.001 par value, and 5 million shares of preferred stock, $0.001 par value. As of [•], there were [•] shares of East West common stock outstanding and no shares of East West preferred stock outstanding.

Number of Directors

MetroCorp’s amended and restated bylaws state that the number of directors shall be determined from time to time by the board of directors. If the board of directors makes no such determination, the number of directors shall be three (3). There are currently fourteen (14) members of the MetroCorp board of directors.

East West’s amended and restated bylaws state that the number of directors constituting the board of directors will be no less than five (5), with the exact number to be determined from time to time by the East West board of directors. There are currently eleven (11) members of the East West board of directors.

East West’s certificate of incorporation, as amended, provides that the size of the board of directors may be increased or decreased only by the agreement of two-thirds (2/3) of the directors then in office.

MetroCorp	East West

Election of Directors

MetroCorp’s amended and restated bylaws provide that each shareholder is entitled to one vote for each share of stock held by such shareholder for each director nominee. All elections of MetroCorp directors are by written ballot (which requires the name of the shareholder or proxy voting) and are conducted by inspectors. Cumulative voting is prohibited.

Under East West’s amended and restated bylaws, each shareholder is entitled to one vote for each share of stock held by such shareholder. Voting at meetings of shareholders is not required to be by written ballot, nor to be conducted by inspectors, unless the holders of all outstanding shares of stock entitled to vote, present at or by proxy at the meeting, so determine. East West directors are elected by the vote of the holders of a majority of the outstanding shares of all classes of stock entitled to vote at such meeting in person or by proxy. East West’s amended and restated bylaws provide for majority voting in uncontested elections and plurality voting in any election that is contested. Any director who fails to receive a sufficient number of votes for reelection at the annual meeting of shareholders must offer to resign.

Vacancies

MetroCorp’s amended and restated bylaws provide that vacancies on the board of directors for any reason may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and any director so chosen shall hold office until the next annual meeting held for the election of directors of the class of directors to which such director has been appointed and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

East West’s amended and restated bylaws provide that a vacancy on the board of directors, including a vacancy created by an increase in the number of directors, may be filled by an affirmative vote of two-thirds of the directors then in office, even though less than a quorum. Any director so elected may hold office for the remainder of the full term of the director in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified. The Nominating and Corporate Governance Committee and the board of directors have 90 days to act on the tendered offer to resign.

Classification of Board of Directors

MetroCorp’s amended and restated bylaws provide for a classified board of directors; each director serves until his or her respective successor is elected. MetroCorp’s board is divided into three classes, as nearly equal in number as possible, with each class serving a staggered three-year term. This means that only one-third of the board is elected at each annual meeting of shareholders.

East West’s amended and restated bylaws do not provide for a classified board of directors.

Removal of Directors

Under MetroCorp’s amended and restated bylaws, any director, or the entire board of directors, may be removed, but only for cause, by the affirmative vote of the holders of a majority of shares then entitled to vote at an election of directors.

East West’s amended certificate of incorporation provides that directors may be removed for cause by the affirmative vote of at least a majority of the outstanding shares of East West’s capital stock entitled to vote generally in the election of directors

MetroCorp	East West

(considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose. In addition, a director may be removed without cause by the affirmative vote of at least two-thirds (2/3) of the outstanding shares of East West’s capital stock entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose.

Nomination of Director Candidates by Shareholders

MetroCorp’s amended and restated bylaws permit shareholders who are entitled to vote in the meeting of shareholders to nominate a director for election if notice is delivered to MetroCorp’s corporate secretary not less than 60 days prior to such shareholders’ meeting.

East West’s amended and restated bylaws permit shareholders who are entitled to vote in the meeting of shareholders to nominate a director for election if notice is delivered to East West’s corporate secretary not less than 30 nor more than 60 days prior to the shareholders’ meeting, provided that in the event that less than 40 calendar days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder must be received by East West not later than the close of business on the 10th calendar day following the day on which the notice of the date of the meeting was made or public disclosure was made.

Shareholder Action Without a Meeting

MetroCorp’s amended and restated bylaws provide that any act or contract may be submitted by the board of directors for approval or ratification at any annual meeting of the shareholders, or at any special meeting of the shareholders called for the purpose of considering any such act or contract, and any such act may be approved or ratified by the written consent of the shareholders holding a majority of the issued and outstanding shares of capital stock.

East West’s amended and restated bylaws provide that (unless otherwise provided by the terms of any class or series of stock having preference over East West’s common stock) any action which is permitted or required to be taken by the shareholders may be effected by the written consent of the holders of outstanding shares of voting stock having not less than 66-2/3% of the voting power of all outstanding shares of voting stock regardless of class and voting together as a single voting class, unless such action requiring or permitting shareholder approval is approved by a majority of the disinterested directors, in which case such action may be authorized or taken by the written consent of the holders of outstanding shares of stock having not less than the minimum number of votes that would be necessary to take such action at a meeting.

Special Meetings of Shareholders

MetroCorp’s amended and restated articles of incorporation and amended and restated bylaws provide that special meetings of the shareholders may be called by the chairman of the board, by the president, by a majority of the board of directors, by a majority of the executive committee (if any), or by the holders of not less than 50% of the outstanding shares entitled to vote at the proposed special meeting.

The East West amended and restated bylaws provide that a special meeting may be called by the chairman of the board or the president, or by the written request of the holders of not less than 10% of the voting power of all outstanding shares entitled to vote.

MetroCorp	East West

Indemnification of Directors and Officers

MetroCorp’s amended and restated articles of incorporation and amended and restated bylaws provide for indemnification, under certain circumstances, advance reasonable expenses incurred to, any person who was, is, or is threatened to be named as, a defendant or respondent in a proceeding because that person is or was one of MetroCorp’s directors or officers or because that person served at the request of MetroCorp as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust or employee benefit plan.

In addition, MetroCorp’s amended and restated articles of incorporation authorize MetroCorp to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of MetroCorp or who is or was serving at the request of MetroCorp as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non - profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against that person and incurred by such person in such a capacity or arising out of such person’s status as such a person, whether or not MetroCorp would have the power to indemnify that person against that liability otherwise under the articles of incorporation or under Texas law.

MetroCorp’s amended and restated articles of incorporation include provisions that eliminate the personal liability of MetroCorp’s directors to MetroCorp and its shareholders for monetary damages for an act or omission in the director’s capacity as a director.

East West’s amended certificate of incorporation provides that it shall indemnify to the maximum extent permitted by law its directors and executive officers. East West may pay in advance any expenses (including attorney’s fees) which may become subject to indemnification if the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that the person is not entitled to indemnification. The indemnification and advance payment shall continue as to a person who has ceased to be a director or executive officer and shall inure to the person’s heirs, executors and administrators. East West may purchase and maintain insurance on behalf of any person who is or was a director or executive officer, against any liability asserted against the person and incurred by the person in any such position, or arising out of the person’s status as such.

East West’s amended and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because he or she is or was a director or executive officer of East West shall be indemnified and held harmless by East West to the fullest extent authorized by the DGCL, against all expense, liability and loss (including attorney’s fees) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to executors and administrators. If a claim is not paid in full by East West, within 30 days after a written claim has been received, the claimant may at any time thereafter bring suit against East West to recover the unpaid amount of the claim.

Amendments to Certificate of Incorporation and Bylaws

Under Texas law, a corporation’s articles of incorporation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation’s articles of incorporation.

East West’s amended certificate of incorporation provides that amendments to East West’s certificate of incorporation must be approved by a majority vote of the board of directors and also by a majority of the outstanding shares of its voting stock, provided, however, that under certain circumstances, an affirmative vote of at least 66-2/3% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of East West’s certificate of incorporation, including the provisions relating to approval of certain business combinations, the number and classification of directors, director and officer

MetroCorp	East West

Under MetroCorp’s amended and restated bylaws, only the board of directors has the power to adopt, amend and repeal MetroCorp’s bylaws.	indemnification, limitation of liability and amendment of East West’s amended and restated bylaws and amended certificate of incorporation.

Anti-Takeover Provisions

MetroCorp’s amended and restated articles of incorporation and amended and restated bylaws contain various provisions which may delay, discourage or prevent an attempted acquisition or change of control of MetroCorp. These provisions include a classified board, restrictions and requirements for calling a special meeting of the MetroCorp shareholders, advance notice requirements for nominations of candidates as directors on the board, and a provision that denies the shareholders the right to amend MetroCorp’s bylaws. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may also hinder or prevent an attempted acquisition or change of control of MetroCorp.

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” (as defined under Delaware law), with a person owning 15% or more of the corporation’s voting securities for three years following the time that a person becomes a 15% shareholder, with certain exceptions.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share, and the dividend paid per share, of East West common stock, which trades on the NASDAQ Global Select Market under the symbol “EWBC,” and MetroCorp common stock, which trades on the NASDAQ Global Select Market under the symbol “MCBI.”

	East West Common Stock			MetroCorp Common Stock
	High	Low	Dividend	High	Low	Dividend
2011
First Quarter	$23.79	$19.30	$0.01 cash dividend	$7.14	$3.50	N/A
Second Quarter	23.37	17.97	$0.05 cash dividend	6.90	6.13	N/A
Third Quarter	20.65	14.31	$0.05 cash dividend	6.50	4.50	N/A
Fourth Quarter	20.19	13.94	$0.05 cash dividend	6.45	4.15	N/A

2012
First Quarter	$24.39	$19.58	$0.10 cash dividend	$10.59	$6.11	N/A
Second Quarter	23.49	20.71	$0.10 cash dividend	11.82	9.00	N/A
Third Quarter	24.10	20.97	$0.10 cash dividend	11.18	9.42	N/A
Fourth Quarter	22.16	19.68	$0.10 cash dividend	11.00	8.70	N/A

2013
First Quarter	$25.78	$22.11	$0.15 cash dividend	$11.25	$9.70	N/A
Second Quarter	27.68	22.56	$0.15 cash dividend	10.86	9.05	N/A
Third Quarter	31.98	27.55	$0.15 cash dividend	13.94	9.65	$0.02 cash dividend
Fourth Quarter (through October 15, 2013)	34.10	31.89	$0.15 cash dividend	14.23	13.62	$0.02 cash dividend

The following table sets forth the closing sale prices per share of East West common stock and MetroCorp common stock on September 18, 2013, the last trading day before the public announcement of the signing of the merger agreement, and on [•], 2013, the latest practicable date before the date of this document. The following table also includes the equivalent market value per share of MetroCorp common stock on September 18, 2013, and [•], 2013, determined by multiplying the volume-weighted average closing price of East West common stock over the 60 trading days ending on such dates by the amounts of the per share stock consideration of $9.73 and [•], respectively, which would have been the per share stock consideration if the closing date of the merger had occurred on such dates.

	East West Common Stock	MetroCorp Common Stock	Equivalent Market Value per Share of MetroCorp Common Stock
September 18, 2013	$30.14	$10.85	.3267
[•], 2013	$[•]	$[•]	$	$[•]

EXPERTS

The consolidated financial statements of East West and its subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of  December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of MetroCorp and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the two-year period ended December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of MetroCorp for the year ended December 31, 2010 incorporated in this proxy statement/prospectus by reference have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

Manatt, Phelps & Phillips, LLP, and Bracewell & Giuliani LLP will deliver prior to the effective time of the merger their opinions to East West and MetroCorp, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 72. The validity of the East West common stock to be issued in connection with the merger will be passed upon for East West by Douglas P. Krause, Executive Vice President and General Counsel of East West.  As of October 21, 2013, Mr. Krause beneficially owned shares of East West common stock representing less than 1% of the total outstanding shares of East West common stock.

OTHER MATTERS

As of the date of this document, the MetroCorp board of directors knows of no matters that will be presented for consideration at its special meeting other than as described in this document. However, if any other matter shall properly come before the MetroCorp special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting.

METROCORP ANNUAL MEETING SHAREHOLDER PROPOSALS

MetroCorp held its 2013 annual meeting of shareholders on May 10, 2013. If the merger is completed, MetroCorp will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed or if MetroCorp is otherwise required to do so under applicable law, MetroCorp will hold a 2014 annual meeting of shareholders. Any shareholder nominations or proposals for other business intended to be presented at MetroCorp’s next annual meeting must be submitted to MetroCorp as set forth below.

If MetroCorp holds a 2014 annual meeting of shareholders within 30 days of May 10, 2014, any shareholder proposal intended for inclusion in MetroCorp’s proxy statement and proxy card relating to its 2014 annual meeting of shareholders must be in writing and it must be submitted to the Secretary of MetroCorp at MetroCorp’s principal executive offices on or before December 6, 2013. Nothing in this paragraph shall be deemed to require MetroCorp to include in its proxy statement and proxy card for such meeting any shareholder proposal that does not meet the requirements of the SEC in effect at the time. Any such proposal must comply with the SEC’s shareholder proposal rule, Rule 14a-8, under the Exchange Act. Please address your shareholder proposals to Corporate Secretary, MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036.

In addition, MetroCorp’s bylaws provide that only such business that is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the MetroCorp board to be properly made at a meeting by a shareholder, notice must be received by the Secretary of MetroCorp at MetroCorp’s offices not later than the close of business on the 60th day prior to the meeting. Such notice to MetroCorp must also provide certain information set forth in MetroCorp’s bylaws. A copy of MetroCorp’s bylaws may be obtained upon written request to the Secretary of MetroCorp.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows East West and MetroCorp to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about the companies and you should read this proxy statement/prospectus together with any other documents incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by East West (File No. 000-24939):

•                                          Annual Report on Form 10-K for the year ended December 31, 2012 (including the portions of the Proxy Statement on Schedule 14A filed April 18, 2013, incorporated by reference therein);

•                                          Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013; and

•                                          Current Reports on Form 8-K filed January 30, 2013, April 17, 2013, June 3, 2013, and September 18, 2013 (other than the portions of those documents not deemed to be filed).

This document also incorporates by reference the following documents that have previously been filed with the SEC by MetroCorp (File No. 000-25141):

•                                          Annual Report on Form 10-K for the year ended December 31, 2013 (including the portions of the Proxy Statement on Schedule 14A filed on April 5, 2013, incorporated by reference therein);

•                                          Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013; and

•                                          Current Reports on Form 8-K filed May 13, 2013, May 14, 2013, June 13, 2013, August 7, 2013 and September 18, 2013 (other than the portions of those documents not deemed to be filed).

In addition, East West and MetroCorp are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting of the MetroCorp shareholders; provided, however, that MetroCorp is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Both East West and MetroCorp file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials MetroCorp or East West file with the SEC without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page iv of this proxy statement/prospectus.

Neither East West nor MetroCorp has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

APPENDIX A -- Merger Agreement

AGREEMENT AND PLAN OF MERGER

by and between

EAST WEST BANCORP, INC.

and

METROCORP BANCSHARES, INC.

Dated as of September 18, 2013

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

(continued)

A-v

INDEX OF DEFINED TERMS

Section

Acquisition Agreement	9.3(c)
Acquisition Proposal	9.3(d)
Acquisition Transaction	9.3(e)
Adjusted Tangible Equity of MetroCorp	2.1(a)
Affiliate	13.1(a)
Affiliated Group	3.16(a)
Agreement	Preamble
Average Closing Price	2.1(a)
Bank Merger Agreements	Recitals
Bank Mergers	Recitals
Banks	Recitals
BHC Act	3.1(a)
BOLI	3.17(a)(xiii)
Book-Entry Shares	2.6(b)
Borrower	5.2(b)(ii)
CBRC	3.4(a)
CDBO	3.4(a), 3.1(c)
Certificate of Merger	1.2
Certificates	2.6(b)
Closing	8.1
Closing Date	8.1
Closing Financial Statements	2.1(a)
Code	Recitals
Confidentiality Agreement	7.2(a)
Controlled Group Liability	3.23(f)
DGCL	Recitals
Dissenting Share	2.5
East West	Preamble
East West Bank	Recitals
East West Bank Stock	4.1(a)
East West Board	1.5
East West Disclosure Schedule	IV
East West Expenses	9.3(a)(i)
East West Report	4.5
East West SEC Reports	4.5(a)
Effective Time	1.2
Environmental Laws	3.14
ERISA	3.23(a)
ERISA Affiliates	3.23(h)
Exchange Act	3.5(b)
Exchange Agent	2.6(a)
Exchange Fund	2.6(a)
Excluded Shares	2.1(a)
FDIC	3.1(c)

A-vi

INDEX OF DEFINED TERMS

(continued)

Section

Federal Reserve	3.4(a)
Financial Advisor	3.19
GAAP	3.5(d)
Governmental Entity	3.4(a)
Hazardous Materials	3.14
Indemnified Parties	6.6(a)
Intellectual Property	3.27(a)
Knowingly	13.1(b)
Knowledge	13.1(b)
Liability	3.16(a)
Loan	3.7(a)
Loans	3.7(a)
Material Adverse Effect	13.1(c)
material contract	3.17(a)(iv)
Merger	Recitals
Merger Consideration	2.1(a)
Metro United Bank	Recitals
MetroBank	Recitals
MetroCorp	Preamble
MetroCorp 401(k) Plan	7.4(c)
MetroCorp Board	2.3(a)
MetroCorp Constituent Documents	3.1(d)
MetroCorp Disclosure Schedule	III
MetroCorp Employee Plan	3.23(a)
MetroCorp Employees	7.4(a)
MetroCorp Financial Statements	3.5(d)
MetroCorp IT Systems	3.29(a)
MetroCorp Options	2.3(a)
MetroCorp Personalty	3.13
MetroCorp Real Property	3.12(a)
MetroCorp Report	3.5(a)
MetroCorp SEC Reports	3.5(b)
MetroCorp Shares	1.7
MetroCorp Special Meeting	5.1(a)
MetroCorp Stock Award	2.3(b)
Minimum Allowance Amount	5.10
Multiemployer Plans	3.23(e)
NASDAQ	2.1(a)
Notice Period	9.1(e)(i)
OCC	3.1(c)
Per Share Cash Consideration	2.1(a)
Per Share Merger Consideration	2.1(a)
Per Share Stock Consideration	2.1(a)
Per Share Tangible Equity	2.1(a)
Person	3.16(a)

A-vii

INDEX OF DEFINED TERMS

(continued)

Section

Pre-Closing Adjustments	5.6
Proxy Materials	3.4(a)
Registration Statement	3.4(a)
Required Regulatory Approvals	3.4(a)
Sarbanes-Oxley Act	3.5(b)
SEC	3.4(a)
Securities Act	3.4(a)
Securities Portfolio	3.11
Security Interest	3.16(a)
Specified Date	2.3(a)
SRO	3.4(a)
Subsidiaries	13.1(d)
Subsidiary	13.1(d)
Superior Proposal	9.3(f)
Surviving Corporation	Recitals
Tax	3.16(a)
Tax Return	3.16(a)
Taxes	3.16(a)
TBOC	2.5, Recitals
TDB	3.4(a)
Termination Fee	9.3(a)(i)
Transmittal Materials	2.6(b)
Treasury Regulation	3.16(a)
Trust I	3.28(a)
Trust I Indenture	3.28(a)
Trust Preferred Issue	3.28(a)
VEBA	3.23(a)
Warrant	2.4

A-viii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”), dated as of September 18, 2013, is by and between East West Bancorp, Inc. (“East West”), a Delaware corporation, and MetroCorp Bancshares, Inc. (“MetroCorp”), a Texas corporation.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Texas Business Organizations Code (the “TBOC”), MetroCorp will merge with and into East West (the “Merger”), with East West as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the respective Boards of Directors of East West and MetroCorp believe that the acquisition of MetroCorp by East West in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are desirable and in the best interests of their respective stockholders;

WHEREAS, it is contemplated that immediately following the Merger and pursuant to  separate agreements (the “Bank Merger Agreements”), MetroBank, National Association, a national banking association and wholly owned subsidiary of MetroCorp (“MetroBank”), and Metro United Bank, a California state-chartered banking corporation and wholly owned subsidiary of MetroCorp (“Metro United Bank”) (MetroBank and Metro United Bank are referred to, collectively, herein as the “Banks”), will merge with and into East West Bank, a California state-chartered banking corporation and wholly owned subsidiary of East West (“East West Bank”), with East West Bank as the surviving bank (collectively, the “Bank Mergers”);

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, the respective Boards of Directors of East West and MetroCorp have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I
THE MERGER

Section 1.1                        The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and TBOC, at the Effective Time, MetroCorp shall merge with and into East West and the separate corporate existence of MetroCorp shall cease. East West shall be the Surviving Corporation in the Merger, and shall continue to exist as a Delaware corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.

Section 1.2                        Effective Time.  Immediately following the Closing on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL and TBOC. The term “Effective Time” shall be the date and time when the filing of the Certificate of Merger becomes effective or at such other date and time as may be set forth in the Certificate of Merger.

Section 1.3                        Effects of the Merger.  At and after the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of MetroCorp and East West shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of MetroCorp and East West shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.4                        Certificate of Incorporation and Bylaws.  At the Effective Time, the certificate of incorporation and bylaws of East West as in effect immediately prior to the Merger shall be the certificate of incorporation and bylaws of the Surviving Corporation following the Merger.

Section 1.5                        Directors and Officers.  Subject to applicable law, at and immediately after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of East West in office immediately prior to the Effective Time (the “East West Board”), until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. The officers of East West immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.6                        Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

Section 1.7                        Alternative Structure.  Notwithstanding any provision of this Agreement to the contrary, East West may elect, subject to the filing of all necessary applications and the receipt of all Required Regulatory Approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal income tax consequences to the stockholders of MetroCorp as a result of such modification, (ii) the consideration to be paid to the holders of MetroCorp’s issued and outstanding common shares, par value $1.00 per share (“MetroCorp Shares”), under this Agreement is not thereby changed in kind or reduced in amount because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any Required Regulatory Approvals.  In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II
CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1                        Merger Consideration.  Unless otherwise adjusted pursuant to Section 2.2, each MetroCorp Share issued and outstanding immediately before the Effective Time, but excluding (x) any shares to be cancelled and retired in accordance with Section 2.1(b), and (y) any Dissenting Shares (as defined in Section 2.5 hereof) (collectively, the “Excluded Shares”), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive from East West, without interest, the sum of the Per Share Cash Consideration and the Per Share Stock Consideration.

(a)                               The terms used in this Section 2.1 shall have the following meanings:

“Adjusted Tangible Equity of MetroCorp” shall mean the tangible equity of MetroCorp as reflected in the Closing Financial Statements, minus (a) $7,000,000 and minus (b) the amount of investment banker transaction or advisor fees, net of tax (which shall not include the cost of the fairness opinion by the Financial Advisor); plus (x) the first $2,500,000 of any pre-tax unrealized losses on available for sale securities above the unrealized loss amount as of August 31, 2013, and (y) severance costs of any employees who are entitled to severance or change of control payments or other amounts as a result of their employment being terminated by East West at the time of Closing.

“Average Closing Price” shall mean the volume-weighted average of the closing price of East West Common Shares as reported in The Wall Street Journal (Western Edition) for the sixty (60) trading days of the NASDAQ Global Select Market (“NASDAQ”) ending with the fifth trading day prior to the Effective Time.

“Closing Financial Statements” shall mean the consolidated financial statements presenting the financial condition of MetroCorp and its Subsidiaries, prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflecting all period-end accruals and other adjustments, as of the close of business on the last day of the last month ended prior to the Effective Time; provided, however, that if the Effective Time occurs on or before the fifth day of the month, the Closing Financial Statements shall be as of and through the last day of the second month preceding the Effective Time. Such Closing Financial Statements shall be accompanied by a certificate of MetroCorp’s Chief Financial Officer certifying as to the true and accuracy thereof.

“Merger Consideration” shall be an amount equal to the product of (i) the number of MetroCorp Common Shares outstanding (except for Excluded Shares) immediately prior to the Effective Time, and (ii) the lesser of (A) $14.60 per share and (B) 1.72 times the Per Share Tangible Equity.

“Per Share Cash Consideration” shall mean one-third of the Per Share Merger Consideration which shall be payable in cash.

“Per Share Merger Consideration” shall mean the amount derived by dividing the Merger Consideration by the number of MetroCorp Common Shares outstanding immediately prior to the Effective Time.

“Per Share Stock Consideration” shall mean that number of East West Common Shares derived by dividing two-thirds of the Per Share Merger Consideration by the Average Closing Price; provided, however, if the Average Closing Price is less than $28.00, then the number of East West Common Shares issuable as Per Share Stock Consideration shall be derived by dividing two-thirds of the Per Share Merger Consideration by $28.00 and if the Average Closing Price is greater than $32.00, then the number of East West Common Shares issuable as Per Share Stock Consideration shall be derived by dividing two-thirds of the Per Share Merger Consideration by $32.00.

“Per Share Tangible Equity” shall mean the Adjusted Tangible Equity of MetroCorp divided by the number of MetroCorp Common Shares outstanding immediately prior to the Effective Time.

(b)                              Each MetroCorp Share that is owned (as treasury stock or otherwise) by East West or MetroCorp or any of their respective direct or indirect wholly owned Subsidiaries (other than (i) MetroCorp Shares held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) MetroCorp Shares held in respect of a debt previously contracted) shall automatically be cancelled and retired without any conversion and no payment or distribution shall be made with respect thereto.

(c)                               Notwithstanding anything in this Agreement to the contrary, East West will not issue any certificates or scrip representing fractional East West Common Shares otherwise issuable pursuant to the Merger.  In lieu of the issuance of any such fractional shares, East West shall pay to each former holder of MetroCorp Shares otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price of East West Common Shares by (ii) the fraction of an East West Common Share which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

Section 2.2                        Adjustments to Per Share Stock Consideration.  The aggregate number of East West Common Shares to be exchanged for each MetroCorp Share shall be adjusted appropriately to reflect any change in the number of East West Common Shares by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to East West Common Shares, received or to be received by holders of East West Common Shares, when the record date or payment occurs before the Effective Time.

Section 2.3                        Treatment of MetroCorp Awards.

(a)                               In accordance with the terms of MetroCorp’s equity incentive plans and each underlying award agreement, each option to acquire MetroCorp Shares (“MetroCorp Options”) that is not otherwise immediately exercisable will become fully exercisable upon the approval of this Agreement by MetroCorp’s shareholders at the MetroCorp Special Meeting (as defined in Section 5.1).  The compensation committee of the Board of Directors of MetroCorp (the “MetroCorp Board”) shall set a date (which date will be at least two (2) business days before the Effective Time) (the “Specified Date”) before which all MetroCorp Options may be exercised by the holder thereof in accordance with its terms. MetroCorp may provide for cashless exercise of the MetroCorp Options; provided that any adjustment to allow for cashless exercise of any MetroCorp Options which are “incentive stock options” under Section 422 of the Code shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.  Immediately after the Effective Time, all unexercised MetroCorp Options will terminate and East West will pay to the holder of each such MetroCorp Option the amount needed to cash out the MetroCorp Options pursuant to the terms of MetroCorp’s equity incentive plans, as applicable, less any Taxes required to be withheld.

(b)                              MetroCorp shall take all requisite action so that, at the Effective Time, each restricted stock award and other right, contingent or accrued, to acquire or receive MetroCorp Common Shares or benefits measured by the value of such shares, and each award of any kind consisting of MetroCorp Common Shares that may be held, awarded, outstanding, payable or reserved for issuance under the MetroCorp Bancshares, Inc. 1998 Stock Incentive Plan or the MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan, other than MetroCorp Options (each, a “MetroCorp Stock Award”) immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any further action, cancelled and converted into the right to receive from East West and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, the Merger Consideration, less any Taxes required to be withheld.

(c)                               At or prior to the Effective Time, MetroCorp, MetroCorp Board and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraphs (a) and (b) of this Section 2.3.

Section 2.4                        Treatment of Warrant.  The holder of the warrant to purchase 771,429 MetroCorp Common Shares originally issued to the United States Treasury, on January 16, 2009 (the “Warrant”), shall, if the Warrant is exercised at or prior to the Effective Time, receive the Per Share Merger Consideration in exchange for the MetroCorp Common Shares held by it or to which it is entitled under the Warrant.  If not exercised at or prior to the Effective Time, the obligations of MetroCorp under the Warrant that survive the Effective Date shall be assumed by East West.

Section 2.5                        Dissenting Shares.  Each share of MetroCorp Shares issued and outstanding immediately before the Effective Time, the holder of which has voted against the approval of the Merger and who has properly perfected such holder’s dissenter’s rights of appraisal by following the exact procedure required by Chapter 10, Subchapter H of the Texas Business Organizations Code (“TBOC”) is referred to herein as a “Dissenting Share.”  Each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC.  Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by such holder in accordance with the applicable provisions of the TBOC; provided that such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBOC.  If any holder of any Dissenting Shares shall effectively withdraw or lose such holder’s dissenter’s rights under the applicable provisions of the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

Section 2.6                        Exchange of Shares.

(a)                               At the Effective Time, East West shall deposit or cause to be deposited in trust with an exchange agent mutually agreed upon by East West and MetroCorp (the “Exchange Agent”) (i) certificates representing East West Common Shares, and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the Per Share Cash Consideration, as may be adjusted pursuant to Section 2.1, (B) to holders of Dissenting Shares pursuant to Section 2.5, if any, and (C) to holders of a fraction of a share of East West Common Shares pursuant to Section 2.1(c) (such certificates and cash being referred to as the “Exchange Fund”).  The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.  MetroCorp shall notify East West in writing prior to the Effective Time of the number of MetroCorp Shares and Excluded Shares outstanding immediately prior to the Effective Time.

(b)                              As soon as practicable after the Effective Time, with the intent to be within ten (10) business days after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail (or in the case of the Depository Trust Company on behalf of “street name” holders, to deliver) to each record holder of an outstanding certificate or certificates which, as of the Effective Time, represented MetroCorp Shares (the “Certificates”) (other than Excluded Shares) or book-entry shares which immediately prior to the Effective Time represented MetroCorp Shares (“Book-Entry Shares”) as of that date a letter of transmittal that will specify that delivery shall be effected, and risk of loss and title to the Certificate(s) or Book-Entry Shares shall pass, only upon delivery of the Certificate(s) (or affidavit(s) of loss in lieu of such Certificate(s)) or Book-Entry Shares and instructions for surrendering the Certificates or Book-Entry Shares to the Exchange Agent, in exchange for the Merger Consideration into which MetroCorp Shares represented by such Certificate(s) or Book-Entry Shares will have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”).  The form and substance of the Transmittal Materials are to be acceptable to East West and MetroCorp before they are mailed to the holders of the Certificates or delivered to the holders of Book-Entry Shares.  Upon surrender to the Exchange Agent of the Certificate(s) or Book-Entry Shares, together with the Transmittal Materials duly executed, the holder of such Certificate(s) or Book-Entry Shares shall be entitled to receive in exchange therefor the amount of cash and number of East West Common Shares provided in Section 2.1, as may be adjusted pursuant to Section 2.2, and such Certificate(s) or Book-Entry Shares shall forthwith be cancelled.  East West shall provide the Exchange Agent with certificates for East West Common Shares, as requested by the Exchange Agent, for the number of certificated shares provided in Section 2.1, as may be adjusted.  No interest will be paid or accrued with respect to the East West Common Shares or cash payable upon surrender of the Certificate(s) or Book-Entry Shares.  Until surrendered in accordance with the provisions of this Section 2.6, after the Effective Time, each Certificate (other than Certificates representing Excluded Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

(c)                               Promptly after receipt of such Transmittal Materials, East West will cause the Exchange Agent to review the Transmittal Materials in order to verify proper completion and execution thereof.  As soon as practicable after the Effective Time or within five (5) calendar days after surrender of a Certificate or Book-Entry Shares to the Exchange Agent, together with properly completed and executed Transmittal Materials, East West will cause the Exchange Agent to pay to the former stockholder of MetroCorp the Per Share Cash Consideration multiplied by the number of MetroCorp Shares represented by such Certificate or Book-Entry Shares and issue certificates or shares in book-entry form for East West Common Shares equal to the Per Share Stock Consideration multiplied by the number of MetroCorp Shares represented by such Certificate or Book-Entry Shares.

(d)                             Former shareholders of record of MetroCorp shall not be entitled to vote after the Effective Time at any meeting of East West stockholders until such holders have exchanged their certificates representing MetroCorp Common Shares for certificates representing East West Common Shares in accordance with the provisions of this Agreement.  No dividends or other distributions declared after the Effective Time with respect to East West Common Shares and payable to the holders thereof shall be paid to the holder of a Certificate or Book-Entry Shares until such holder surrenders such Certificate or Book-Entry Shares and duly executed Transmittal Materials to the Exchange Agent in accordance with this Section 2.6.  After the surrender of a Certificate or Book-Entry Shares and duly executed Transmittal Materials in accordance with this Section 2.6, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the East West Common Shares represented by such Certificate or Book-Entry Shares.

(e)                               After the Effective Time, the share transfer ledger of MetroCorp shall be closed and there shall be no transfers on the share transfer books of MetroCorp for MetroCorp Shares which were outstanding immediately before the Effective Time.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to East West, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.6.

(f)                                Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of MetroCorp for six months after the Exchange Agent mails the Transmittal Materials pursuant to this Section 2.6 shall be returned to East West upon demand, and any stockholders of MetroCorp who have not theretofore complied with the exchange procedures in this Article II shall look to East West only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(g)                              If any Certificate or Book-Entry Shares representing East West Common Shares are to be issued in a name other than that in which the Certificate or Book-Entry Shares surrendered in exchange therefor are registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) or otherwise be in proper form (reasonably satisfactory to East West) for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing East West Common Shares in any name other than that of the registered holder of the Certificate or Book-Entry Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or not payable.

(h)                              None of East West, MetroCorp, the Exchange Agent or any other person shall be liable to any former holder of MetroCorp Shares for any East West Common Shares (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(i)                                  If any Certificate is lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by East West or the Exchange Agent, the posting by such person of a bond in such amount (not to exceed the amount of Merger Consideration relating to the relevant missing Certificate) as East West or the Exchange Agent may direct as indemnity against any claim that may be made against East West with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF METROCORP

Except as disclosed in the disclosure schedule of MetroCorp delivered herewith (the “MetroCorp Disclosure Schedule”), MetroCorp represents and warrants to East West that the representations and warranties contained in this Article III are true and correct. The MetroCorp Disclosure Schedule shall be organized to correspond to the Sections in this Article III.  Each exception set forth in the MetroCorp Disclosure Schedule shall be deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the MetroCorp Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without the need to examine underlying documentation).

No representation or warranty of MetroCorp contained in this Article III shall be deemed untrue or incorrect, and MetroCorp shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance, unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article III, has had or is reasonably likely to have a Material Adverse Effect on MetroCorp (disregarding any materiality or Material Adverse Effect qualification contained in any such representation or warranty).

Section 3.1                        Organization.

(a)                               MetroCorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), subject to all laws, rules and regulations applicable to bank holding companies.  MetroCorp owns all of the outstanding capital stock of the Banks free and clear of any lien, charge, claim or other encumbrance.  MetroBank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.  Metro United Bank is a banking corporation duly organized, validly existing and in good standing under the laws of the State of California.  Each Subsidiary (other than the Banks) is duly organized, validly existing and in good standing under the laws of the state of its formation.

(b)                              MetroCorp and each Subsidiary thereof have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties and to engage in the business and activities now conducted by them.  To the Knowledge (as defined in Section 13.1) of MetroCorp, no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened.

(c)                               The Banks are duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities, subject to the supervision of the Federal Deposit Insurance Corporation (the “FDIC”) and the Office of the Comptroller of the Currency (the “OCC”), in the case of MetroBank, and the FDIC and the California Department of Business Oversight (the “CDBO”) in the case of Metro United Bank.

(d)                             True, complete and correct copies of the Articles of Incorporation or Association (as applicable) and Bylaws or other constituent documents of MetroCorp and each Subsidiary (as defined in Section 13.1), each as amended to date (collectively, the “MetroCorp Constituent Documents”), have been delivered or made available to East West.

(e)                               Except as set forth on Schedule 3.1(e), neither MetroCorp nor any Subsidiary thereof (i) has any Subsidiaries or Affiliates (as defined in Section 13.1), (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other noncorporate entity or (iii) Knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all stockholders of MetroCorp.

(f)                                The deposit accounts of the Banks are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Banks.

Section 3.2                        Capitalization.

(a)                               The authorized capital of MetroCorp consists of 50,000,000 common shares, $1.00 par value, of which 18,776,765 shares are issued and 18,699,638 are outstanding as of the date of this Agreement, and 2,000,000 preferred shares, $1.00 par value, of which no shares are outstanding and issued.  All of the outstanding MetroCorp Shares are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

(b)                              The authorized capital stock of MetroBank consists of 10,000,000 shares of common stock, $5.00 par value, 4,240,920 shares of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of Metro United Bank consists of 2,000,000 shares of serial preferred stock, none of which are issued or outstanding, and 2,000,000 shares of common stock, no par value, 1,000 shares of which are issued and outstanding as of the date of this Agreement.  MCBI Statutory Trust I has 35,000 preferred securities and 1,083 common securities issued and outstanding as of the date of this Agreement, with a liquidation value of $1,000 per share.

(c)                               MetroCorp owns, either directly or indirectly, all of the issued and outstanding capital stock of its Subsidiaries.  The outstanding capital stock of MetroCorp’s Subsidiaries is (i) duly authorized, validly issued, fully paid and nonassessable, and (ii) free and clear of any liens, claims, security interests and encumbrances of any kind.  There are no irrevocable proxies with respect to shares of the Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any person.

(d)                             Except as set forth on Schedule 3.2(d), there are no existing options, stock appreciation rights, warrants, calls, convertible securities or commitments of any kind obligating MetroCorp to issue any authorized and unissued MetroCorp Shares.  If all of the outstanding MetroCorp Options are exercised by the holders thereof, MetroCorp would be obligated to issue no more than 631,000 MetroCorp Shares.  As of one (1) business day before the Effective Time, there will be no options, warrants, stock appreciation rights, calls, convertible securities or commitments of any kind obligating MetroCorp to issue any authorized and unissued MetroCorp Shares.

(e)                               MetroCorp does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. To the Knowledge of MetroCorp, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting MetroCorp Shares.

(f)                                Except as set forth on Schedule 3.2(f), MetroCorp has not paid any dividends on MetroCorp Shares after June 30, 2013.

Section 3.3                        Authority; No Violation.

(a)                               MetroCorp has full corporate power and authority to execute and deliver this Agreement and any related documents, including documents to effect the Bank Mergers, and each of MetroCorp and the Banks has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement.

(b)                              The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by MetroCorp Board.  MetroCorp Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of MetroCorp and its stockholders, and has directed that the Agreement be submitted to MetroCorp’s stockholders for approval and adoption.  Except for the approval of the stockholders of MetroCorp, no further actions or corporate proceedings on the part of MetroCorp are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by MetroCorp and is a duly authorized, valid, legally binding agreement of MetroCorp enforceable against MetroCorp in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(c)                               The Banks have full corporate power and authority to execute and deliver the Bank Merger Agreements and, subject to receipt of the Required Regulatory Approvals specified herein, to consummate the transactions contemplated thereby.  The Bank Merger Agreements, upon execution and delivery the Banks, will be duly and validly executed and delivered by the Banks and will (assuming due authorization, execution and delivery by the Banks) constitute a valid and binding obligation of the Banks, enforceable against the Banks in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.  Other than the approval of the Boards of the Banks and the approval of MetroCorp as sole shareholder of the Banks, no other corporate proceedings on the part of the Banks will be necessary to consummate the transactions contemplated thereby.

(d)                             The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) conflict with or violate any provision of MetroCorp Constituent Documents, (ii) assuming all required stockholder and Required Regulatory Approvals (as defined in Section 3.4(a)) and consents are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MetroCorp or any of its Subsidiaries or any of their respective properties or assets or (iii) assuming all required consents of third parties listed in Schedule 3.3(d) are duly obtained, violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause MetroCorp or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of MetroCorp under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which MetroCorp or any Subsidiary thereof is a party, or by which any of its properties or assets may be bound or affected, excluding from the foregoing clause (iii) such violations, conflicts, breaches or defaults which either individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect on MetroCorp.

Section 3.4                        Consents and Approvals.

(a)                               Except for (i) the filing of any required applications, notices and waiver requests, as applicable, for the Merger and the Bank Mergers with (x) the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHC Act and the Bank Merger Act and the regulations promulgated pursuant thereto, (y) the CDBO under the California banking laws or regulations and the Texas Department of Banking (“TDB”) under the Texas banking laws or regulations, and (z) the China Banking Regulatory Commission (“CBRC”), and the approval of or nonobjection to the foregoing applications, notices and waiver requests (collectively, the “Required Regulatory Approvals”), (ii) the filing with the Securities and Exchange Commission (“SEC”) of a registration statement on Form S-4 to register the East West Common Shares under the Securities Act of 1933, as amended (the “Securities Act”), that will be issued in connection with the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”), which will include the proxy statement/prospectus to be used in soliciting the approval of MetroCorp’s stockholders at the MetroCorp Special Meeting (such proxy statement as amended or supplemented is referred to herein as the “Proxy Materials”), (iii) the approval of this Agreement by the requisite vote of the stockholders of MetroCorp, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the Secretary of State of the State of Texas pursuant to the TBOC, (v) the filing of the Bank Merger Agreements with the CDBO and the California Secretary of State to give effect to the Bank Mergers, (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings or waivers thereof as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the securities or antitrust laws of any foreign country, and (vii) such filings, authorizations or approvals as may be set forth in Section 3.4 of MetroCorp Disclosure Schedule, no consents or approvals of or notices to or filings with any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each, a “Governmental Entity”) or the NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”) are necessary in connection with (1) the execution and delivery by MetroCorp of this Agreement, (2) the consummation by MetroCorp of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by the Banks of the Bank Merger Agreements, and (4) the consummation by the Banks of the Bank Mergers and the transactions contemplated thereby, except for such consents, approvals or filings with any non-Governmental Entity, the failure of which to obtain will not have a Material Adverse Effect on MetroCorp.

(b)                              MetroCorp has no Knowledge as of the date of this Agreement of any reason why approval or effectiveness of any of the consents, approvals, authorizations, applications, notices, filings or waivers thereof from any Governmental Entity referred to in Section 3.4(a) required to be obtained by MetroCorp or the Banks cannot be obtained or granted on a timely basis.

Section 3.5                        Reports; Regulatory Matters.

(a)                               MetroCorp and each of its Subsidiaries have timely filed (or furnished) all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file (or furnish) since January 1, 2012, with the Federal Reserve, the OCC, the FDIC, CDBO, the SEC, the NASDAQ, any state consumer finance or mortgage banking regulatory authority or other agency, any foreign regulatory authority and any SRO and with each other applicable Governmental Entity, and all other reports and statements required to be filed (or furnished) by them since January 1, 2012, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any regulatory agency or other Governmental Entity (each a “MetroCorp Report”), and have paid all fees and assessments due and payable in connection therewith.

(b)                              Except for the Proxy Materials and the Form S-4, no final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC by MetroCorp or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 1, 2012 (the “MetroCorp SEC Reports”), at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all MetroCorp SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of MetroCorp has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(c)                               Neither MetroCorp nor any Subsidiary thereof is subject to, or has been advised that it is reasonably likely to become subject to, any cease and desist order, consent order, formal or informal agreement with, memorandum of understanding or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, or any other formal or informal enforcement action by any Governmental Entity that requires corrective action, restricts the conduct of its business or otherwise relates to capital adequacy, the ability to pay dividends, credit or risk management policies, management or the business of MetroCorp or any of its Subsidiaries. Except for normal examinations conducted by a Governmental Entity in the normal course of business of MetroCorp and its Subsidiaries, no Governmental Entity has initiated since January 1, 2012, or has pending any proceeding, enforcement action or to the Knowledge of MetroCorp, investigation into the business, disclosures or operations of MetroCorp or its Subsidiaries. There are no material unresolved violations, criticisms, comments or management-required actions with respect to any examinations or inspections of MetroCorp or its Subsidiaries.

(d)                             The financial statements of MetroCorp and its Subsidiaries included (or incorporated by reference) in MetroCorp SEC Reports filed with (but not furnished to) the SEC, including the related notes, where applicable (the “MetroCorp Financial Statements”) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of MetroCorp and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to year-end audit adjustments normal in nature and amount), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(e)                               MetroCorp and each of its Subsidiaries maintain a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and nonfinancial) required to be disclosed by MetroCorp in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to MetroCorp’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of MetroCorp required under the Exchange Act with respect to such reports.

(f)                                Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of MetroCorp included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, as filed with the SEC, (ii) this Agreement, or (iii) liabilities incurred since June 30, 2013, in the ordinary course of business consistent with past practice, neither MetroCorp nor any Subsidiary thereof has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

(g)                              Since January 1, 2012, (i) neither MetroCorp nor any of its Subsidiaries nor, to the Knowledge of MetroCorp, any director, officer, employee, auditor, accountant or representative of MetroCorp or any of its Subsidiaries, has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of MetroCorp or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2012, including any material complaint, allegation, assertion or claim that MetroCorp or any Subsidiary thereof has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of MetroCorp, no attorney representing MetroCorp or any of its Subsidiaries, whether or not employed by MetroCorp or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2012, by MetroCorp or any of its officers, directors, employees or agents to MetroCorp Board or any committee thereof or to any director or officer of MetroCorp.

(h)                              Neither MetroCorp nor any Subsidiary thereof is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among MetroCorp and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, MetroCorp or any of its Subsidiaries in MetroCorp’s or such Subsidiary’s financial statements.

(i)                                  The books and records of MetroCorp and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable laws and accounting requirements. The records, systems, controls, data and information of MetroCorp and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photograph processes, whether computerized or not) that are under the exclusive ownership and direct control of MetroCorp or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that would not reasonably be expected to have a material adverse effect on MetroCorp’s system of internal accounting controls described in the next sentence. MetroCorp and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. MetroCorp has disclosed, based on its most recent evaluation prior to the date of this Agreement, to MetroCorp’s outside auditors and the audit committee of MetroCorp Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect MetroCorp’s ability to accurately record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in MetroCorp’s internal controls over financial reporting.

Section 3.6                        Absence of Certain Changes or Events.  Except as disclosed in MetroCorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, or Quarterly Reports on Form 10-Q for the periods ended June 30, 2013, and March 31, 2013, or in any other filing made by MetroCorp with the SEC since December 31, 2012, since December 31, 2012: (i) neither MetroCorp nor any Subsidiary thereof has incurred any material liability of a nature required to be disclosed in a balance sheet prepared in accordance with GAAP and regulatory accounting principles, except as contemplated by the Agreement or in the ordinary course of its business consistent with past practices; (ii) no event has occurred which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MetroCorp; and (iii) MetroCorp and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with past practices.

Section 3.7                        Loan Portfolio and Reserve for Loan Losses.

(a)                               All evidences of indebtedness and leases of the Banks (each, a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder.  The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken.  Neither Bank has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records.  To MetroCorp’s Knowledge, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and the Banks are not aware of any acts or omissions that would give rise to any claim or right of rescission, setoff, counterclaim or defense.

(b)                              The credit files of the Banks contain all material information (excluding general, local or national industry, economic or similar conditions) Known to MetroCorp that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of the Banks (including loans that will be outstanding if it advances funds it is obligated to advance).

(c)                               The allowance for loan losses shown on MetroCorp Financial Statements as of June 30, 2013, was, and the allowance for loan losses to be shown on any financial statements of MetroCorp or the Banks or Call Reports of the Banks as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of MetroCorp, adequate in all respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of the Banks and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

Section 3.8                        Certain Loans and Related Matters.

(a)                               Except as set forth on Schedule 3.8(a), MetroCorp is not a party to any written or oral  (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is 60 days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of MetroCorp, or any ten percent (10%) or more stockholder of MetroCorp, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to MetroCorp including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over MetroCorp and which violation is reasonably likely to have a Material Adverse Effect (as defined in Section 13.1(c)) on MetroCorp.

Section 3.9                        Regulatory Compliance.

(a)                               MetroCorp and each of its Subsidiaries and, with respect to their duties on behalf of MetroCorp and its Subsidiaries, each of their respective employees hold all material licenses, franchises, permits, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities and SROs that are necessary to permit them to own or lease their properties and assets and for the lawful conduct of their respective businesses as presently conducted (and have paid all fees and assessments due and payable in connection therewith). Since January 1, 2012, MetroCorp and each of its Subsidiaries have been in compliance in all material respects with, and have not been in default or violation in any material respect of, and none of them has been, to the Knowledge of MetroCorp, under investigation with respect to, or threatened in writing to be charged with any violation of, any applicable law, rule, regulation, judgment, order, statute, code, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law, and none of them has received notice of any defaults or violations of any applicable laws from any Governmental Entity of competent jurisdiction.

(b)                              Since January 1, 2012, MetroCorp and each of its Subsidiaries have properly administered all accounts for which MetroCorp or any Subsidiary thereof acts as a fiduciary, including accounts for which MetroCorp or any Subsidiary thereof serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable law in all material respects, and none of MetroCorp or any of its Subsidiaries has received notice of any failure to properly administer any accounts for which it acts as a fiduciary. Since January 1, 2012, none of MetroCorp or any of its Subsidiaries, or any director, officer or employee of MetroCorp or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c)                               As of June 30, 2013, MetroCorp and each insured depository Subsidiary of MetroCorp meet or exceed the requirements to be deemed “well-capitalized,” as that term is defined in the relevant regulation of the institution’s primary federal bank regulator.

(d)                             MetroCorp and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Laws, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to MetroCorp and its Subsidiaries, taken as a whole, and neither MetroCorp nor any Subsidiary thereof has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to MetroCorp and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, MetroCorp has not been advised of any regulatory concerns regarding its compliance with (i) the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines; (ii) consumer lending, deposit and savings and related operations laws and regulations, including the Equal Credit Opportunity Act and Regulation B, the Truth in Lending Act and Regulation Z, applicable regulations promulgated by the Consumer Financial Protection Bureau, the Fair Debt Collection Practices Act and other investor and mortgage insurance company requirements relating to the originating, sale and servicing of mortgage and consumer loans; (iii) extensions of credit to and transactions with officers, directors and affiliates, including Federal Reserve Act Sections 23A and 23B; and (iv) the Community Reinvestment Act.  The most recent regulatory rating given to the Banks as to compliance with the Community Reinvestment Act was “satisfactory,” and subsequently, the Banks have not received any complaints as to Community Reinvestment Act compliance.

Section 3.10                Deposits.  Except as set forth on Schedule 3.10, no deposit of the Banks is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, setoff rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.11                Investments.  MetroCorp has furnished to East West a complete list, as of June 30, 2013, of all securities, including municipal bonds, owned by MetroCorp (the “Securities Portfolio”).  All such securities are owned by MetroCorp (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances.  Schedule 3.11 discloses pledged securities and any entities in which the ownership interest of MetroCorp equals five percent (5%) or more of the issued and outstanding voting securities of the issuer thereof.  There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.12                Real Property Owned or Leased.

(a)                               Schedule 3.12(a) contains a true, correct and complete list of all real property owned or leased by MetroCorp or any Subsidiary thereof, including nonresidential other real estate (the “MetroCorp Real Property”).  True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties referred to in Schedule 3.12(a), title insurance policies for the owned real property referred to in Schedule 3.12(a), and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to East West.

(b)                              No lease or deed with respect to any MetroCorp Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such MetroCorp Real Property pertaining to its current primary business purpose.  Each of such leases is a legal, valid and binding obligation of MetroCorp or a Subsidiary thereof, as applicable, is enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by MetroCorp or, to MetroCorp’s Knowledge, the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice, lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c)                               None of the buildings and structures located on any MetroCorp Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any MetroCorp Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on MetroCorp.  No condemnation proceeding is pending or, to MetroCorp’s Knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any MetroCorp Real Property in the manner in which it is currently being used.

(d)                             MetroCorp or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all MetroCorp Real Property, and such interest is free and clear of all liens, including Tax liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e)                               All buildings and other facilities used in the business of MetroCorp and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.13                Personal Property.  Except as set forth on Schedule 3.13, each of MetroCorp and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “MetroCorp Personalty”), free and clear of all liens, charges or other encumbrances and except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (b) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant MetroCorp Personalty.  Subject to ordinary wear and tear, MetroCorp Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.14                Environmental Laws.  The representations and warranties in this Section 3.14 are the sole representations and warranties with respect to environmental, health and safety matters, and no other representations and warranties will be deemed to apply to such matters.  MetroCorp and its Subsidiaries and any properties or business owned or operated by any of them are in compliance in all material respects with all Environmental Laws (as defined below) and permits thereunder.  Neither MetroCorp nor its Subsidiary thereof has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below), and they are not subject to any claim or lien under any Environmental Laws.  Except as set forth on Schedule 3.14, no (a) MetroCorp Real Property, (b) real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by MetroCorp or its Subsidiaries or (c) to MetroCorp’s Knowledge, real property owned, operated or leased by MetroCorp or its Subsidiaries within the 10 years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials.  To MetroCorp’s Knowledge, (x) MetroCorp Real Property is free of asbestos, (y) no real property currently or previously owned by MetroCorp, any Subsidiary thereof or their respective predecessors is, or has been, during the period of their ownership a heavy industrial site or landfill, and (z) except for commercial OREO, there are no underground storage tanks at any properties owned or operated by MetroCorp or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by MetroCorp or any of its Subsidiaries.  MetroCorp has made available to East West all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to MetroCorp Real Property, any real property formerly owned or operated by MetroCorp or its predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of MetroCorp.

“Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials, such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of MetroCorp or any Subsidiary thereof in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

Section 3.15                Litigation and Other Proceedings.  Except as set forth in Schedule 3.15, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to MetroCorp’s Knowledge, threatened before any court or administrative body in any manner against MetroCorp or any Subsidiary thereof or any of their respective properties or capital stock.  MetroCorp will notify East West promptly in writing of any such proceedings threatened or instigated against MetroCorp or any Subsidiary thereof, or any officer or director thereof, subsequent to the date of this Agreement.  MetroCorp has no Knowledge of any basis on which any litigation or proceeding could be brought which could reasonably be expected to result in a Material Adverse Effect on MetroCorp or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated thereby.  Neither MetroCorp nor any Subsidiary thereof is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.16                Taxes.

(a)                               For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialman’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that MetroCorp or any Subsidiary thereof is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.

(b)                              Subject to applicable extension periods, MetroCorp and its Subsidiaries have filed all Tax Returns that each was required to file, including, without limitation, any Tax Returns of any affiliated, consolidated, combined or unitary group of which either MetroCorp or any Subsidiary thereof is or was a member.  At the time of filing, all such Tax Returns were correct and complete in all material respects.  All Taxes due and owing by MetroCorp or any Subsidiary thereof and any affiliated, consolidated, combined or unitary group of which either MetroCorp or any Subsidiary thereof is or was a member (whether or not shown on any Tax Return) have been paid except those that MetroCorp or any Subsidiary thereof is contesting in good faith through appropriate proceedings that are accrued on MetroCorp Financial Statements in accordance with GAAP.  No claim has ever been raised in writing by an authority in a jurisdiction where MetroCorp or any Subsidiary thereof does not file Tax Returns that MetroCorp or any Subsidiary thereof is or may be subject to taxation by that jurisdiction.  There are no Security Interests on any of the assets of the Banks that arose in connection with any failure (or alleged failure) of MetroCorp or any Subsidiary thereof to pay any Tax.

(c)                               MetroCorp and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)                             There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of MetroCorp or any Subsidiary thereof either (i) claimed or raised by any authority in writing or (ii) as to which MetroCorp has Knowledge based upon contact with any agent of such authority.  Schedule 3.16(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to MetroCorp or any Subsidiary thereof for any taxable period that is still open under the applicable statute of limitations and lists all Tax Returns not yet filed that are currently subject to an extension of time within which to file.  MetroCorp has made available to East West correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by MetroCorp and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

(e)                               Neither MetroCorp nor any Subsidiary thereof has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)                                MetroCorp has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).  Neither MetroCorp nor any Subsidiary thereof has participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulation Section 1.6011-4.  If MetroCorp or any Subsidiary thereof has participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Treasury Regulations.  Neither MetroCorp nor any Subsidiary thereof (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which MetroCorp is the common parent) or (iii) has any Liability for the Taxes of any Person (other than MetroCorp and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)                              Neither MetroCorp nor any Subsidiary thereof has been required to disclose on its federal income Tax Returns any position that would reasonably give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(h)                              Neither MetroCorp nor any of its Subsidiaries nor, to MetroCorp’s Knowledge, East West will be required to include any item of income in, nor will MetroCorp, any of its Subsidiaries, or, to MetroCorp’s Knowledge, East West be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or before the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; or (v) prepaid amount received on or before the Closing Date.

(i)                                  Neither MetroCorp nor any Subsidiary thereof has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two years before the date of this Agreement or (ii) in a distribution which would reasonably otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j)                                  The unpaid Taxes of MetroCorp and its Subsidiaries (i) did not, as of June 30, 2013, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in MetroCorp Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for any deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MetroCorp and its Subsidiaries in filing their Tax Returns.

Section 3.17                Contracts and Commitments.

(a)                               Except as set forth on Schedule 3.17(a), neither MetroCorp nor any Subsidiary thereof is a party to or bound by any of the following (whether written or oral, express or implied):

(i)                                  employment contracts, change-in-control agreements or severance arrangements (including, without limitation, any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii)                              bonus, stock option, restricted stock, stock appreciation right or other employee benefit arrangement, other than any deferred compensation arrangement or any profit-sharing, pension or retirement plan or welfare plan;

(iii)                          any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv)                          a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed by MetroCorp on a Current Report on Form 8-K) to be performed in whole or in part after the date of this Agreement that has not been filed or incorporated by reference in the MetroCorp SEC Reports;

(v)                              contract or commitment for capital expenditures with payments aggregating $25,000 or more;

(vi)                          material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;

(vii)                      a shared loss agreement (including any related or ancillary agreement) with the FDIC;

(viii)                  contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(ix)                          contract, agreement or letter with respect to the management or operations of MetroCorp or the Banks imposed by any bank regulatory authority having supervisory jurisdiction over MetroCorp or the Banks;

(x)                              note, debenture, agreement, contract or indenture related to the borrowing by MetroCorp or any Subsidiary of money other than those entered into in the ordinary course of business;

(xi)                          guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(xii)                      agreement with or extension of credit to any executive officer or director of MetroCorp or the Banks or holder of ten percent (10%) or more of the issued and outstanding MetroCorp Shares, or any affiliate of such person;

(xiii)                  agreement with any executive officer or director of MetroCorp or the Banks or holder of ten percent (10%) or more of the issued and outstanding MetroCorp Shares or any affiliate of such person, relating to bank-owned life insurance (“BOLI”);

(xiv)                  contracts, other than the foregoing, with payments aggregating $100,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement;

(xv)                      any agreement containing covenants that limit the ability of MetroCorp or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, MetroCorp (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

(xvi)                  any data processing services agreement or contract that may not be terminated without payment or penalty upon notice of 30 days or less; or

(xvii)              any agreement pursuant to which MetroCorp or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity.

(b)                              Each contract or commitment set forth in Schedule 3.17 is valid and binding on MetroCorp or its Subsidiaries, as the case may be, and to MetroCorp’s Knowledge, the other parties thereto, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.  MetroCorp has performed in all material respects all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party is reasonably likely to result in default under, any indenture, mortgage, contract, lease or other agreement to which MetroCorp or any Subsidiary thereof is a party or by which MetroCorp or any Subsidiary thereof is bound and would result in a financial exposure of $25,000 or more, or under any provision of MetroCorp Constituent Documents.  A true and complete copy of each contract or commitment set forth in Schedule 3.17 has been delivered or made available to East West.

Section 3.18                Fidelity Bonds and Insurance.

(a)                               A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of either MetroCorp or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductible, type of insurance, effective and termination dates and any material pending claims thereunder, is set forth in Schedule 3.18.

(b)                              All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by MetroCorp or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which MetroCorp or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by MetroCorp and its Subsidiaries in respect of amounts, types and risks insured (other than the risk of terrorist attacks); (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums.  No insurer under any such policy or bond has canceled or indicated to MetroCorp or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time before the Effective Time or generally disclaimed liability thereunder.  Neither MetroCorp nor any Subsidiary thereof is in default under any such policy or bond, and all material claims thereunder have been filed.  Neither MetroCorp nor any Subsidiary thereof has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

Section 3.19                Fairness Opinion.  Before the execution of this Agreement, MetroCorp has received a written opinion from its financial advisor or a nationally recognized investment firm (the “Financial Advisor”), dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of MetroCorp pursuant to this Agreement is fair to such stockholders from a financial point of view.  Such opinion has not been amended or rescinded.

Section 3.20                Dissenting Stockholders.  MetroCorp has no Knowledge of any plan or intention on the part of any stockholder of MetroCorp to make written demand for payment of the fair value of such holder’s MetroCorp Shares in the manner provided in Chapter 10, Subchapter H, of the TBOC.

Section 3.21                Takeover Laws.  MetroCorp Board has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to MetroCorp, including Sections 21.601 – 21.610 of the TBOC.

Section 3.22                Employment Relations.

(a)                               MetroCorp and each Subsidiary (i) are and have been in compliance with all applicable laws, agreements and contracts relating to their respective former, current and prospective employees, workplace practices, and terms and conditions of employment, including all such laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity and wrongful discharge;  (ii) are and have been in compliance with all applicable laws, agreements and contracts relating to independent contractors, temporary agency employees and leased employees, and (iii) have timely prepared and, if applicable, filed appropriate forms (including U.S. Citizenship and Immigration Services Form I-9) required by any applicable law or governmental authority.

(b)                              Except as set forth on Schedule 3.22(b), no notice of any actual or threatened action has been received by MetroCorp or any Subsidiary involving a complaint, charge or proceeding claiming that MetroCorp or any Subsidiary has violated any applicable employment standards, labor legislation or employment laws to the Knowledge of MetroCorp.  This includes any actual or threatened complaint or proceeding before any federal, state, local or foreign agency or labor relations board, including the National Labor Relations Board, the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the Texas Workforce Commission, the federal Department of Labor and the California Division of Labor Standards Enforcement.

Section 3.23                Compensation and Benefit Plans.

(a)                               Schedule 3.23(a) lists all material employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of MetroCorp or any of its ERISA Affiliates (as defined below) that are sponsored or maintained by MetroCorp or any of its ERISA Affiliates or to which MetroCorp or any ERISA Affiliate thereof contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of MetroCorp or any of its ERISA Affiliates or with respect to which MetroCorp or any ERISA Affiliate thereof has any liability, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA, any voluntary employees’ beneficiary association under Section 501(c)(9) of the Code (“VEBA”), or any employment agreement or collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“MetroCorp Employee Plan”).

(b)                              MetroCorp has delivered or made available to East West true, correct and complete copies of the following (as applicable):  (i) the written document evidencing each MetroCorp Employee Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with respect to a MetroCorp Employee Plan for the last three plan years, (iii) the most recently received Internal Revenue Service determination letter, if any, relating to a MetroCorp Employee Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a MetroCorp Employee Plan, (v) the most recent summary plan description, if any, for such MetroCorp Employee Plan (or other descriptions of such MetroCorp Employee Plan provided to employees) and all summaries of material modifications thereto, (vi) all amendments, modifications or material supplements to any MetroCorp Employee Plan, and (vii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a MetroCorp Employee Plan.  Except as specifically provided in the foregoing documents delivered or made available to East West, no amendment to any MetroCorp Employee Plan has been adopted or approved, and neither MetroCorp nor any Subsidiary thereof has made any promise or commitment to make any such amendment or to adopt or approve any new MetroCorp Employee Plan.

(c)                               Other than routine claims for benefits, there is no pending or, to MetroCorp’s Knowledge, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any MetroCorp Employee Plan, and, to MetroCorp’s Knowledge, no set of circumstances exists that may reasonably give rise to any such action or proceeding with respect to any MetroCorp Employee Plan.  All of MetroCorp Employee Plans comply in all material respects and have been administered in all material respects with all applicable requirements of ERISA, the Code and other applicable laws.  There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to MetroCorp Employee Plans that is likely to result in the imposition of any material penalties or taxes upon MetroCorp or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.  All contributions, premiums or other payments required by law or by any MetroCorp Employee Plan have been made by the due date thereof.

(d)                             Neither MetroCorp nor any Subsidiary thereof has any obligations for post-retirement or post-employment health, life or any other welfare benefits under any MetroCorp Employee Plan or otherwise, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the covered individuals.  Each MetroCorp Employee Plan that is sponsored by MetroCorp and intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects, and each VEBA is exempt from federal income tax, and MetroCorp is not aware of any event or circumstance that could reasonably be expected to disqualify any such MetroCorp Employee Plan or cause a VEBA to lose its tax-exempt status.  Each MetroCorp Employee Plan that is intended to be a “qualified plan” and each VEBA has received a favorable determination letter from the Internal Revenue Service as to its tax-exempt status, or (in the case of a “qualified plan”) is the adoption of a prototype plan or volume submitter plan which is the subject of an Internal Revenue Service favorable opinion letter upon which MetroCorp may rely.

(e)                               (i) neither MetroCorp nor any ERISA Affiliate (as defined below) has any liability or contingent liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”) or a plan described in Section 413(c) of the Code; (ii) none of MetroCorp or any of its respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of MetroCorp or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full; (iii) neither MetroCorp nor any ERISA Affiliate sponsors, maintains or contributes to any employee benefit plan that is subject to Title IV of ERISA, and none of MetroCorp or any of its respective ERISA Affiliates has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA; and (iv) neither MetroCorp nor any ERISA Affiliate has withdrawn from any plan in a manner that would subject any such entity to liability under Section 4063 or 4064 of ERISA.

(f)                                There does not now exist, nor, to MetroCorp’s Knowledge, do any circumstances exist that would reasonably result in, any Controlled Group Liability that would be a material liability of MetroCorp or any of its Subsidiaries now or following the Closing.  “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (5) under corresponding or similar provisions of foreign laws or regulations.

(g)                              Except as set forth on Schedule 3.23(g), there is no contract, agreement, plan or arrangement covering any employee or former employee of MetroCorp or any of its Subsidiaries that, individually or in the aggregate, would reasonably give rise to the payment by MetroCorp or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.  Except as set forth on Schedule 3.23(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of MetroCorp or any of its Subsidiaries, or result in any limitation on the right of MetroCorp or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any MetroCorp Employee Plan or related trust.  Without limiting the generality of the foregoing, except as set forth on Schedule 3.23(g), no amount paid or payable (whether in cash, in property, or in the form of benefits) by MetroCorp or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  No MetroCorp Employee Plan provides for the gross-up or reimbursement of any Tax under Section 4999 or 409A of the Code, or otherwise.

(h)                              “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(i)                                  Except as set forth on Schedule 3.2(d), there are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of MetroCorp or any ERISA Affiliate.

(j)                                  No individual classified by MetroCorp and its Subsidiaries as a nonemployee (such as an independent contractor, leased employee, consultant or special consultant), regardless of actual legal status, is eligible to participate in or receive benefits under any MetroCorp Employee Plan that does not specifically provide for such participation.

Section 3.24                Deferred Compensation and Salary Continuation Arrangements.  Schedule 3.24 contains a list of all nonqualified deferred compensation and salary continuation arrangements of MetroCorp or any of its Subsidiaries, including (a) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (b) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, has been accrued on MetroCorp Financial Statements in accordance with GAAP, and, as of the Closing Date, will be accrued in accordance with GAAP.  No tax liabilities have arisen and are currently unpaid in relation to a violation by any nonqualified deferred compensation arrangement of Section 409A of the Code and each nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.

Section 3.25                Brokers, Finders and Financial Advisors.  Except as set forth on Schedule 3.25 and other than the Financial Advisor, neither MetroCorp nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 3.26                Derivative Contracts.  Except as set forth on Schedule 3.26, neither MetroCorp nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in MetroCorp Financial Statements that is a financial derivative contract (including various combinations thereof).

Section 3.27                Intellectual Property Rights.

(a)                               Schedule 3.27 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by MetroCorp or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”).  MetroCorp and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business.  Neither MetroCorp nor any Subsidiary is, to MetroCorp’s Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor, to MetroCorp’s Knowledge, has MetroCorp or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b)                              Neither MetroCorp nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition.  Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of MetroCorp or any Subsidiary or the Surviving Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.28                Outstanding Trust Preferred Securities of Subsidiary Trust.

(a)                               MetroCorp has issued and has presently outstanding $35 million in aggregate principal amount of Fixed/Floating Rate Capital Securities (the “Trust Preferred Issue”) issued by MCBI Statutory Trust I (“Trust I”) pursuant to an Indenture, dated as of October 3, 2005 (“Trust I Indenture”), by and among MetroCorp and Wilmington Trust Company, as Delaware trustee and as institutional trustee.

(b)                              All representations and warranties as made by MetroCorp in the documents related to the Trust Preferred Issue were true in all material respects when made.  The Trust Preferred Issue was created, offered and sold in compliance with all applicable legal requirements in all respects.

Section 3.29                Information Technology; Security & Privacy.

(a)                               To MetroCorp’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of MetroCorp’s business (collectively, “MetroCorp IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use. MetroCorp has commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard MetroCorp IT Systems. MetroCorp IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business.  Neither MetroCorp nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of MetroCorp IT Systems.  MetroCorp and its Subsidiaries have taken reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses.  Neither MetroCorp nor any of its Subsidiaries is in breach of any material contract related to any MetroCorp IT Systems.

(b)                              MetroCorp has at all times complied in all material respects with all applicable legal requirements relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of MetroCorp.  MetroCorp has at all times complied in all material respects with all rules, policies and procedures established by MetroCorp from time to time with respect to the foregoing.  No claims are pending and, to the Knowledge of MetroCorp, no claims have been asserted or threatened against MetroCorp or are likely to be asserted or threatened against MetroCorp by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such laws, policies or procedures.  The consummation of the Merger and the other transactions will not breach or otherwise cause any violation of any such laws, policies or procedures.

(i)                                  With respect to all personal information described herein, MetroCorp has taken all steps reasonably necessary (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent with the laws, rules, policies or procedures referred to herein.  To the Knowledge of MetroCorp, there has been no unauthorized access to or other misuse of that information.

Section 3.30                MetroCorp Information.

(a)                               None of the information supplied or to be supplied by or on behalf of MetroCorp or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Materials will, at the date they are first mailed to the stockholders of MetroCorp, at the time of the MetroCorp Special Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  All documents that MetroCorp is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to MetroCorp or any of its Subsidiaries or other information supplied by or on behalf of MetroCorp or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder.

(b)                              The representations and warranties contained in this Section 3.30 will not apply to statements or omissions included or incorporated by reference in the Form S-4 or the Proxy Materials to the extent based upon information supplied to MetroCorp by or on behalf of East West.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EAST WEST

Except as disclosed in the disclosure schedule of East West delivered herewith (the “East West Disclosure Schedule”), East West represents and warrants to MetroCorp that the representations and warranties contained in this Article IV are true and correct.  The East West Disclosure Schedule shall be organized to correspond to the Sections in this Article IV.  Each exception set forth in the East West Disclosure Schedule shall be deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the East West Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without the need to examine underlying documentation).

No representation or warranty of East West contained in this Article IV shall be deemed untrue or incorrect, and East West shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance, unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article IV, has had or is reasonably likely to have a Material Adverse Effect on East West (disregarding any materiality or Material Adverse Effect qualification contained in any such representation or warranty).

Section 4.1                        Organization.

(a)                               East West is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and a financial holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to financial holding companies.  East West owns one hundred percent (100%) of the issued and outstanding shares of common stock, $0.001 par value, of East West Bank (“East West Bank Stock”).  East West Bank is a California banking association duly organized, validly existing and in good standing under the laws of the State of California and is a member of the Federal Reserve Bank of San Francisco.

(b)                              East West and East West Bank have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations that are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on East West.  Each of East West and East West Bank is in good standing under the laws of its jurisdiction of incorporation.

(c)                               East West Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the Federal Reserve and the CDBO, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

Section 4.2                        Capitalization.

(a)                               The authorized capital stock of East West consists of 200,000,000 East West Common Shares, 163,056,945 shares of which are issued and 137,741,666 shares of which are outstanding as of the date of this Agreement, and 5,000,000 preferred shares, $0.001 par value, none of which are issued and outstanding.  The authorized capital stock of East West Bank consists of 50,000,000 shares of East West Bank Stock, 23,775,000 of which are issued and outstanding as of the date of this Agreement.  All of the issued and outstanding East West Common Shares and East West Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.  There are no voting trusts, voting agreements or other similar arrangements affecting the East West Bank Stock or, to East West’s Knowledge, the East West Common Shares.

(b)                              At the Effective Time, the East West Common Shares issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.  The East West Common Shares to be issued in exchange for MetroCorp Shares in the Merger will be issued pursuant to (i) an effective registration statement under the Securities Act and (ii) effective registrations or exemptions under state securities laws, as applicable.

Section 4.3                        Consents and Approvals.  Except for (i) the Required Regulatory Approvals, (ii) the filing with the SEC of the Proxy Materials and the Form S-4 in which the Proxy Materials will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the Secretary of State of the State of Texas pursuant to the TBOC, and the filing of the Bank Merger Agreements with the CDBO and the California Secretary of State to give effect to the Bank Mergers, and (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery of this Agreement by East West or the consummation by East West of the Merger, the Bank Mergers, and the other transactions contemplated by this Agreement. As of the date hereof, East West is not aware of any reason why the Required Regulatory Approvals would not be received on a timely basis. The only material third-party consents necessary in connection with (A) the execution and delivery by East West of this Agreement and (B) the consummation of the transactions contemplated hereby not referenced above are set forth in Schedule 4.3 of the East West Disclosure Schedule. East West has no Knowledge of any fact or circumstance relating to East West or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Bank Mergers, nor does East West have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents that it is required to obtain in order to consummate the Merger and the Bank Mergers.

Section 4.4                        No Conflict with Other Instruments.  The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (a), conflict with or violate any provision of the Certificate of Incorporation or Bylaws of East West or similar constituent documents of any of its Subsidiaries or (b) assuming all required stockholder and regulatory consents and approvals, and any requisite consents of third parties, are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to East West or any of its Subsidiaries or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event that, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause East West or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of East West or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which East West or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults that either individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect on East West.

Section 4.5                        Reports; Regulatory Matters.  East West and each of its Subsidiaries have timely filed (or furnished) all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file (or furnish) since January 1, 2012, with the regulatory agencies and with each other applicable Governmental Entity, and all other reports and statements required to be filed (or furnished) by them since January 1, 2012, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any regulatory agency or other Governmental Entity (each, an “East West Report”), and have paid all fees and assessments due and payable in connection therewith.

(a)                               Except for the Proxy Materials and the Form S-4, no final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC by East West or any of its Subsidiaries pursuant to the Exchange Act, since January 1, 2012 (the “East West SEC Reports”), at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all East West SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of East West has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(b)                              Neither East West nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any cease-and-desist order, consent order, formal or informal agreement with, memorandum of understanding or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, or any other formal or informal enforcement action by any Governmental Entity that requires corrective action, restricts the conduct of its business or otherwise relates to capital adequacy, the ability to pay dividends, credit or risk management policies, management or the business of East West or its Subsidiaries. Except for normal examinations conducted by a Governmental Entity in the normal course of business of East West and its Subsidiaries, no Governmental Entity has initiated since January 1, 2012, or has pending any proceeding, enforcement action or, to the Knowledge of East West, investigation into the business, disclosures or operations of East West or its Subsidiaries. There are no material unresolved violations, criticisms, comments or management required actions with respect to any examinations or inspections of East West or its Subsidiaries.

Section 4.6                        Financial Statements.

(a)                               The financial statements of East West and its Subsidiaries included (or incorporated by reference) in the East West SEC Reports filed with (but not furnished to) the SEC, including the related notes, where applicable, (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of East West and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to year-end audit adjustments normal in nature and amount), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b)                              East West and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and nonfinancial) required to be disclosed by East West in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to East West’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of East West required under the Exchange Act with respect to such reports.

(c)                               Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of East West included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, as filed with the SEC, (ii) this Agreement, (iii) liabilities incurred since June 30, 2013, in the ordinary course of business consistent with past practice, neither East West nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

(d)                             Since January 1, 2012, (i) neither East West nor any of its Subsidiaries nor, to the Knowledge of East West, any director, officer, employee, auditor, accountant or representative of East West or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of East West or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2012, including any material complaint, allegation, assertion or claim that East West or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of East West, no attorney representing East West or any of its Subsidiaries, whether or not employed by MetroCorp or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2012, by East West or any of its officers, directors, employees or agents to the East West Board or any committee thereof or to any director or officer of East West.

(e)                               Neither East West nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among East West and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”) where the purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, East West or any of its Subsidiaries in East West’s or such Subsidiary’s financial statements.

(f)                                The books and records of East West and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable laws and accounting requirements. The records, systems, controls data and information of East West and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic processes, whether computerized or not) that are under the exclusive ownership and direct control of East West or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that would not reasonably be expected to have a material adverse effect on East West’s system of internal accounting controls described in the next sentence. East West and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. East West has disclosed, based on its most recent evaluation prior to the date of this Agreement, to East West’s outside auditors and the audit committee of the East West Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect East West’s ability to accurately record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in East West’s internal controls over financial reporting.

Section 4.7                        Litigation and Other Proceedings.  There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to East West’s Knowledge, threatened before any court or administrative body in any manner against East West or any of its Subsidiaries, or any of their respective properties or capital stock, that is reasonably likely to have a Material Adverse Effect on East West or the transactions proposed by this Agreement.  To East West’s Knowledge, there is no basis on which any litigation or proceeding could be brought that could reasonably be expected to have a Material Adverse Effect on East West or that would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby.  To East West’s Knowledge, neither East West nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality that is reasonably likely to have a Material Adverse Effect on East West or the transactions contemplated by this Agreement.

Section 4.8                        Taxes.  East West and its Subsidiaries have filed with the appropriate governmental authorities all material Tax Returns and reports required to be filed, and have paid all Taxes and assessments due and owing (whether or not shown on any Tax Return).  At the time of filing, all such Tax Returns were correct and complete in all material respects.  To the Knowledge of East West, neither East West nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any written claim for assessment or collection of Taxes been asserted against East West or any of its Subsidiaries.

Section 4.9                        Compliance with Laws.

(a)                               East West and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Laws, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to East West and its Subsidiaries, taken as a whole, and neither East West nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to East West and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, East West has not been advised of any regulatory concerns regarding its compliance with (i) the Bank Secrecy Act or related state or federal anti-money-laundering laws, regulations and guidelines; (ii) consumer lending, deposit and savings and related operations laws and regulations, including the Equal Credit Opportunity Act and Regulation B, the Truth in Lending Act and Regulation Z, applicable regulations promulgated by the Consumer Financial Protection Bureau, the Fair Debt Collection Practices Act and other investor and mortgage insurance company requirements relating to the originating, sale and servicing of mortgage and consumer loans; (iii) extensions of credit to and transactions with officers, directors and affiliates, including Federal Reserve Act Sections 23A and 23B; and (iv) the Community Reinvestment Act.  The most recent regulatory rating given to East West Bank as to compliance with the Community Reinvestment Act was “satisfactory” and, subsequently, East West Bank has not received any complaints as to Community Reinvestment Act compliance.

(b)                              Except as would not be material to East West and its Subsidiaries, taken as a whole, Company and each of its Subsidiaries have properly administered all accounts for which East West or any of its Subsidiaries acts as a fiduciary, including accounts for which East West or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects.  None of East West or any of its Subsidiaries, or any director, officer or employee of East West or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to East West and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)                               East West and each insured depository Subsidiary of East West meet or exceed the criteria to be deemed “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator) and “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution’s primary bank regulator).  Neither East West nor any of its Subsidiaries has been informed that its status as “well-capitalized” and “well managed” will change within one year.

Section 4.10                East West Information.

(a)                               None of the information supplied or to be supplied by or on behalf of East West or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Materials will, at the date it is first mailed to the stockholders of MetroCorp, at the time of the MetroCorp Special Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that East West is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to East West or any of its Subsidiaries or other information supplied by or on behalf of East West or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder.

(b)                              The representations and warranties contained in this Section 4.10 will not apply to statements or omissions included or incorporated by reference in the Form S-4 or the Proxy Materials to the extent based upon information supplied to East West by or on behalf of MetroCorp.

Section 4.11                Absence of Certain Changes.  Since June 30, 2013, (a) East West and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstance has arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on East West.

ARTICLE V
COVENANTS OF METROCORP

MetroCorp covenants and agrees with East West as follows:

Section 5.1                        Approval of Stockholders of MetroCorp.

(a)                               MetroCorp will, as soon as practicable, take all steps under applicable laws and its Articles of Incorporation and Bylaws necessary to duly call, give notice of, convene and hold a special meeting of MetroCorp’s stockholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “MetroCorp Special Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable.  MetroCorp shall, through the MetroCorp Board, recommend to the holders of MetroCorp Shares the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby.  Unless the MetroCorp Board determines in its good faith judgment and in the exercise of its fiduciary duties, based on the advice of outside legal counsel and its Financial Advisor, that it has received a Superior Proposal (as defined in Section 9.3(f)), it shall not withdraw, amend or modify in a manner adverse to East West its recommendation and will use its best efforts to obtain the necessary approvals by MetroCorp’s stockholders of this Agreement and the transactions contemplated hereby.

(b)                              If this Agreement is approved by such stockholders, MetroCorp will take all reasonable actions to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and East West reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2                        Activities of MetroCorp Pending Closing.

(a)                               From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, MetroCorp shall, and shall cause each of its Subsidiaries to:

(i)                                  conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii)                              use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii)                          promptly give written notice to East West of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over MetroCorp or any Subsidiary, (C) the institution or threat of any litigation against MetroCorp or any Subsidiary or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of MetroCorp contained in this Agreement to be untrue in any material respect or (3) a Material Adverse Effect on MetroCorp; and

(iv)                          except as required by law or regulation or expressly permitted by this Agreement, take no action that would adversely affect or delay the ability of MetroCorp or East West to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b)                              From the date hereof to and including the Effective Time, except (i) as expressly contemplated or permitted by this Agreement or (ii) as required by law or regulation, MetroCorp shall not, and shall not permit any of its Subsidiaries to, without the written consent of East West, which consent will not be unreasonably withheld:

(i)                                  adjust, split, combine or reclassify any of MetroCorp Shares;

(ii)                              make, acquire, modify or renew, or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles, (C) MetroCorp believes would be rated “substandard” or lower, or (D) would exceed $1,000,000 individually or in the aggregate to any Borrower (except (1) pursuant to commitments made before the date of this Agreement that are listed in Schedule 5.2(b)(ii) and not covered by item A or B of this clause or (2) loans fully secured by a certificate of deposit at the Banks; provided, that in the event either Bank desires to make or renew any such loan that would exceed $1,000,000 individually or in the aggregate to any Borrower, it shall so advise East West via e-mail transmission.  East West shall notify the Bank making or renewing such loan via e-mail transmission within two business days of receipt of such notice whether East West consents to such loan or extension of credit, provided that if East West fails to notify the Bank making or renewing the loan within such time frame, East West shall be deemed to have consented to such loan or extension of credit.  For purposes of this Section 5.2(b), “Borrower” means any person or entity (including any Affiliate, stockholder, member or partner of such person or entity) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any person or entity;

(iii)                          issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, except as set forth in Schedule 5.2(b)(iii);

(iv)                          grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

(v)                              open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(vi)                          enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.18, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(vii)                      grant any severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of MetroCorp or any Subsidiary, either individually or as part of a class of similarly situated persons except as set forth in Schedule 5.2(b)(vii);

(viii)                  increase in any manner the compensation or fringe benefits of any of its employees or directors or increase any perquisite such as automobile allowance, club membership or dues or other similar benefits, or institute any employee welfare, retirement or similar plan or arrangement except as set forth in Schedule 5.2(b)(vii); provided, however, that the foregoing restriction shall not be deemed violated if the assets of a plan are distributed or otherwise credited to participants in the plan (including a premium holiday) in connection with a termination approved by East West;

(ix)                          except as set forth on Schedule 5.2(b)(ix), amend any MetroCorp Employee Plan, other than as required to maintain the tax qualified status of such plan or otherwise as required under applicable law;

(x)                              except as set forth on Schedule 5.2(b)(x), declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of MetroCorp Shares, other than the payment of dividends (1) from either Bank to MetroCorp, or (2) directly or indirectly, purchase, redeem or otherwise acquire any MetroCorp Shares;

(xi)                          make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

(xii)                      sell, transfer, convey, mortgage, encumber or otherwise dispose of any properties or assets (including “other real estate owned”) or interest therein, other than other real estate owned properties under contract for sale as of the date of this Agreement or those properties or assets valued on the books of MetroCorp at $1,000,000 or less;

(xiii)                  foreclose upon or otherwise acquire any commercial real property having an appraised value of greater than $1,000,000 before receipt and approval by East West of a Phase I environmental review thereof;

(xiv)                  increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with MetroCorp’s past practices and safe and sound banking practices;

(xv)                      charge off any loan or other extension of credit of $250,000 or more before review and approval by East West of the amount of such charge-off;

(xvi)                  establish any new Subsidiary or Affiliate or enter into any new line of business;

(xvii)              materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xviii)          amend or change any provision of the Articles of Incorporation, Articles of Association, Bylaws or other governing documents of MetroCorp or any Subsidiary, as applicable;

(xix)                  make any capital expenditure that would exceed an aggregate of $50,000, except pursuant to commitments made before the date of this Agreement and set forth in Schedule 5.2(b)(xix);

(xx)                      excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

(xxi)                  prepay any indebtedness or other similar arrangements so as to cause MetroCorp to incur any prepayment penalty thereunder;

(xxii)              except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xxiii)          voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, or other stock-based compensation;

(xxiv)          settle any claim, action or proceeding involving payment by it of money damages in excess of $100,000 in the aggregate or impose any material restriction on the operations of MetroCorp or any Subsidiary thereof;

(xxv)              except as set forth on Schedule 5.2(b)(xxv), make any changes to its investment securities portfolio from that as of June 30, 2013, or the manner in which the portfolio is classified or reported; provided, however, that MetroCorp and the Banks may sell investment securities and purchase U.S. governmental agency securities, mortgage-backed securities and municipal securities having a maturity date no greater than one (1) year; or

(xxvi)          agree to do any of the foregoing.

Section 5.3                        Access to Properties and Records.

(a)                               To the extent permitted by applicable law, MetroCorp shall and shall cause each of its Subsidiaries, upon reasonable notice from East West to MetroCorp, to (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of East West full access to the properties, books and records of MetroCorp and its Subsidiaries during normal business hours in order that East West may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of MetroCorp and its Subsidiaries, and (ii) furnish East West with such additional financial and operating data and other information as to the business and properties of MetroCorp as East West shall, from time to time, reasonably request.

(b)                              As soon as practicable after they become available, MetroCorp will deliver or make available to East West all unaudited quarterly financial statements prepared for the internal use of management of MetroCorp and all Call Reports filed by the Bank with the appropriate federal regulatory authority after the date of this Agreement.  All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods.  In the event of the termination of this Agreement, East West will return to MetroCorp all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2 of this Agreement.

Section 5.4                        Information for Regulatory Applications and SEC Filings.

(a)                               To the extent permitted by law, MetroCorp will furnish East West with all information concerning MetroCorp required for inclusion in any application, filing, statement or document to be made or filed by East West with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and any filings with the SEC and any applicable state securities authorities.  MetroCorp will fully cooperate with East West in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement.  MetroCorp agrees at any time, upon the request of East West, to furnish to East West a written letter or statement confirming the accuracy of the information with respect to MetroCorp contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to MetroCorp and the Bank contained in such document or draft was furnished by MetroCorp expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by MetroCorp expressly for use therein.

(b)                              None of the information relating to MetroCorp and its Subsidiaries that is provided by MetroCorp for inclusion in (i) the Proxy Materials to be prepared in accordance with MetroCorp’s Articles of Incorporation, Bylaws and applicable law and mailed to MetroCorp’s stockholders in connection with the solicitation of proxies by the MetroCorp Board for use at the MetroCorp Special Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Materials to MetroCorp’s stockholders, at the time of the MetroCorp Special Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5                        Standstill Provision.

(a)                               Neither MetroCorp, nor its Subsidiaries nor any of their respective directors, officers, agents or representatives shall directly or indirectly take any action to (i) solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or participate in discussions or negotiate with any other party, with respect to any proposal that could reasonably be expected to lead to an Acquisition Proposal (as defined in Section 9.3(d)); (ii) approve, endorse or recommend any Acquisition Proposal; (iii) enter into any Acquisition Agreement (as defined in Section 9.3(c)) relating to any Acquisition Proposal; or (iv) propose or agree to do any of the foregoing.

(b)                              Notwithstanding anything to the contrary in Section 5.5(a), if MetroCorp or any of its representatives receive an unsolicited bona fide Acquisition Proposal before the MetroCorp Special Meeting that the MetroCorp Board has (i) determined in its good faith judgment (after consultation with MetroCorp’s Financial Advisor and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined in Section 9.3(f)); (ii) determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; and (iii) obtained from such person or entity an executed confidentiality agreement, then MetroCorp or its representatives may furnish information to and enter into discussions and negotiations with such other party.

(c)                               MetroCorp agrees to orally notify East West immediately, and in writing within one (1) business day, after receipt of any unsolicited inquiries or Acquisition Proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such Acquisition Proposal, request or inquiry.  MetroCorp will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any proposals for any of the foregoing transactions.  MetroCorp will, and will cause the Banks to, take the necessary steps to inform the appropriate ndividuals or entities referred to in this Section 5.5 of the obligations undertaken in this Section 5.5.

Section 5.6                        Pre-Closing Adjustments.  At or before the Effective Time, MetroCorp shall make such accounting entries or adjustments, including additions to its allowance for loan losses and charge-offs of loans (collectively, “Pre-Closing Adjustments”) as East West shall direct as a result of its ongoing review of MetroCorp or in order to implement its plans following the Effective Time or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable law, rule or regulation, or by regulatory accounting principles and GAAP applied on a basis consistent with the financial statements of MetroCorp, no such adjustment shall (i) violate any law, rule or regulation applicable to MetroCorp, (ii) otherwise materially disadvantage MetroCorp if the Merger was not consummated or (iii) have any effect on the Merger Consideration (unless it is a required adjustment detailed in the definition of Adjusted Tangible Equity of MetroCorp).

Section 5.7                        Termination of Data Processing Contracts.  MetroCorp will use its best efforts, including, but not limited to, notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing contracts and contracts related to the provision of any other electronic banking services will, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by East West and MetroCorp.  Such notice and actions by MetroCorp will be in accordance with the terms of such contracts.

Section 5.8                        Conforming Accounting Adjustments.  MetroCorp shall, if requested by East West, consistent with GAAP, immediately before Closing, make such accounting entries as East West may reasonably request in order to conform the accounting records of MetroCorp to the accounting policies and practices of East West.  No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by MetroCorp (a) of any adverse circumstances for purposes of determining whether the conditions to East West’s obligations under this Agreement have been satisfied or (b) that such adjustment is required for purposes of determining satisfaction of the condition to East West’s obligations under this Agreement set forth in Section 10.3 hereof.  No adjustment required by East West shall (x) require any prior filing with any governmental agency or regulatory authority, (y) violate any law, rule or regulation applicable to MetroCorp or (z) have any effect on the Merger Consideration.

Section 5.9                        Directors’ and Officers’ Liability Insurance.  MetroCorp shall purchase for a period of not less than four (4) years after the Effective Time, past acts insurance coverage for no less than the four-year period immediately preceding the Effective Time under its (a) current directors and officers insurance policy (or comparable coverage), (b) employment practices liability insurance, and (c) current financial institutions bond (or comparable coverage) for each of the directors and officers of MetroCorp and its Subsidiaries currently covered under comparable policies held by MetroCorp or its Subsidiaries.

Section 5.10                Allowance for Loan Losses.  MetroCorp shall use its best efforts to maintain its consolidated allowance for loan losses at a dollar amount that is at least the greater of one and a half percent (1.50%) of total loans as of the date of the Closing Financial Statements or one and a half percent (1.50%) of total loans as of August 31, 2013 (the “Minimum Allowance Amount”); provided, however, that such Minimum Allowance Amount may be reduced by the usage of the allowance for loan losses to resolve any outstanding classified loan after approval of such usage by East West.  If the allowance for loan losses is less than the Minimum Allowance Amount on the business day immediately before the Closing Date, MetroCorp shall take all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount as of the Closing Date.

Section 5.11                Third-Party Consents.  MetroCorp will use its reasonable best efforts, and East West shall reasonably cooperate with MetroCorp at MetroCorp’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Schedule 3.3(d).

Section 5.12                Attendance at Certain MetroCorp and Bank Meetings.  In order to facilitate the continuing interaction of East West with MetroCorp and the Banks, and in order to keep East West fully advised of all ongoing activities of MetroCorp and the Banks, subject to the limitations in this Section 5.12, MetroCorp and the Banks agree to allow East West to designate a representative (who shall be an officer of East West or East West Bank) who will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors, board committees, and management committees for loan approvals, asset and liability, and other decision-making committees of MetroCorp and the Banks.  MetroCorp and the Banks shall promptly give East West prior notice by telephone of all called meetings.  Such representatives shall be bound by East West’s confidentiality obligations under this Agreement and shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (i) matters involving this Agreement, (ii) information or material that MetroCorp or the Banks are required or obligated to maintain as confidential under applicable laws or regulations, or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to MetroCorp or the Banks, as the case may be, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed.  No attendance by a representative of East West at MetroCorp’s or the Banks’ board or committee meetings under this Section 5.12 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties in this Agreement made by MetroCorp.  If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated before the Effective Time, then East West’s designees will no longer be entitled to notice of and permission to attend such meetings.

Section 5.13                FIRPTA Certificate.  MetroCorp shall have furnished to East West a certification that MetroCorp is not a United States real property holding corporation, dated not more than 30 days prior to the Effective Time, in compliance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), in a form reasonably satisfactory to East West.

Section 5.14                Bank Mergers.  Before the Effective Time, MetroCorp shall cause the Banks to cooperate with East West and East West Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the completion of the Bank Mergers after the Effective Time. The Bank Merger Agreements shall be substantially in such form and have such other provisions as shall reasonably be determined by East West and reasonably acceptable to MetroCorp.

ARTICLE VI
COVENANTS OF EAST WEST

East West covenants and agrees with MetroCorp as follows:

Section 6.1                        Regulatory Filings.  Within thirty (30) days following the date of this Agreement, East West will prepare and file, or cause to be prepared and filed, all necessary applications, notices, waiver requests or other documentation with the Federal Reserve, the CDBO, the CBRC and the TDB and any other appropriate regulatory authorities having jurisdiction over the transactions contemplated by this Agreement, including the Bank Mergers. East West will take all reasonable action to aid and assist in the consummation of the Merger, and will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions that are necessary, proper or advisable in connection with filing applications and registration statements or obtaining all Required Regulatory Approvals.  East West will provide MetroCorp with copies of all such regulatory filings and all correspondence with regulatory agencies in connection with the Merger for which confidential treatment has not been requested.  East West will pay, or will cause to be paid, any applicable fees and expenses in connection with the preparation and filing of such regulatory filings.

Section 6.2                        Registration Statement.

(a)                               As soon as practicable after the execution of this Agreement, East West will prepare and file with the Registration Statement on Form S-4 under the Securities Act the Proxy Materials relating to the East West Common Shares to be delivered to the stockholders of MetroCorp pursuant to this Agreement, and will use its reasonable best efforts to cause the Registration Statement to become effective.  MetroCorp and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to MetroCorp and the meeting of MetroCorp’s stockholders.  At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(b)                              None of the information relating to East West and its Subsidiaries that is provided by East West for inclusion in (i) the Proxy Materials, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Materials to MetroCorp’s stockholders, at the time of the MetroCorp Special Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.3                        NASDAQ Listing.  East West shall file all documents required to be filed to have the East West Common Shares to be issued pursuant to the Agreement included for listing on the NASDAQ and use its reasonable best efforts to effect said listing.

Section 6.4                        Issuance of East West Common Shares.  The East West Common Shares to be issued by East West to the stockholders of MetroCorp pursuant to this Agreement will, on the issuance and delivery to such stockholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable.  The East West Common Shares to be issued to the stockholders of MetroCorp pursuant to this Agreement are and will be free of any preemptive rights of the stockholders of East West or any other person, firm or entity.  The East West Common Shares to be issued to the stockholders of MetroCorp pursuant to this Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for East West Common Shares issued to any stockholder of MetroCorp who may be deemed to be an “affiliate” (under the Securities Act) of East West after completion of the Merger pursuant to Rule 145 of the Securities Act.

Section 6.5                        Access to Properties and Records.  To the extent permitted by applicable law, East West shall and shall cause each of its Subsidiaries, upon reasonable notice from MetroCorp to East West, to (a) afford expressly designated employees and officers and authorized representatives (including legal counsel, accountants and consultants) of MetroCorp full access to the financial records of East West and its Subsidiaries during normal business hours in order that MetroCorp may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of East West and its Subsidiaries, and (b) furnish MetroCorp with such additional financial data and other information as to the business and properties of East West as MetroCorp shall, from time to time, reasonably request.

Section 6.6                        Indemnification.

(a)                             For a four (4)-year period after the Effective Time, and subject to the limitations contained in applicable Federal Reserve and FDIC regulations and to any limitations contained in the Articles of Incorporation or Articles of Association of the Banks, as applicable, East West will indemnify and hold harmless each present director and officer of MetroCorp or the Banks, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of MetroCorp or the Banks to the fullest extent that the Indemnified Party would be entitled under the Articles of Incorporation or Articles of Association, as applicable, of MetroCorp and the Banks, in each case as in effect on the date hereof and to the extent permitted by applicable law.

(b)                            Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify East West, but the failure to so notify will not relieve East West of any liability it may have to the Indemnified Party to the extent such failure does not prejudice East West.  In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) East West will have the right to assume the defense thereof, and East West will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if East West elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest between East West and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to East West, and East West will pay the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) East West will not be liable for any settlement effected without its prior written consent, and (iv) East West will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

ARTICLE VII
MUTUAL COVENANTS OF EAST WEST

AND METROCORP

Section 7.1                        Notification; Updated Disclosure Schedules.  MetroCorp shall give prompt notice to East West, and East West shall give prompt notice to MetroCorp, of (a) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (a) relates to any matter that arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.3 with respect to MetroCorp, and in Section 11.3 with respect to East West, incapable of being satisfied.

Section 7.2                        Confidentiality.

(a)                               East West and MetroCorp agree that the terms of the Confidentiality Agreement dated August 19, 2013, between East West and MetroCorp (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on East West and MetroCorp and their respective officers, directors, employees, other Affiliates and representatives as if parties thereto, in accordance with the terms thereof.

(b)                              MetroCorp’s officers, directors, employees, other Affiliates and representatives shall hold in confidence all documents and information concerning East West, this Agreement and the transactions contemplated hereby after the Effective Time, unless required to disclose such information pursuant to order, request or demand of a governmental authority or by judicial or administrative process or by law.

Section 7.3                        Publicity.  Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither East West nor MetroCorp shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4                        Employee Benefit Plans.

(a)                             To the extent requested by East West at least 30 days before the Effective Time, MetroCorp or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as East West may reasonably require in order to cause the amendment or termination of any MetroCorp Employee Plan on terms satisfactory to East West and in accordance with applicable law and effective no later than the Closing Date, except that the winding up of any such plan may be completed following the Closing Date, provided MetroCorp or its Subsidiary has used its reasonable best efforts to complete the winding up of any such plan prior to the Closing Date.  East West agrees that the employees of MetroCorp and its Subsidiaries who continue their employment after the Closing Date (the “MetroCorp Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of East West and East West Bank, subject to the granting of credit for prior service as provided below, in accordance with the respective terms of such plans and programs, and East West shall take all actions necessary or appropriate to facilitate coverage of MetroCorp Employees in such plans and programs and the granting of such credit from and after the Closing Date, subject to paragraphs (b) and (c) of this Section 7.4.

(b)                            For all purposes under the employee welfare benefit plans and other employee benefit plans and programs (excluding vesting requirements under stock incentive plans) sponsored by East West or East West Bank, each MetroCorp Employee will be credited with his or her years of service with MetroCorp and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such MetroCorp Employee was entitled, before the Effective Time, to credit for such service under any similar MetroCorp Employee Plan in which such MetroCorp Employee participated or was eligible to participate immediately prior to the Effective Time, to the extent permitted by such East West plans and applicable law.  To the extent permitted by such East West plans and applicable law, any eligibility waiting period and preexisting condition exclusion applicable to such plans and programs shall be waived with respect to each MetroCorp Employee and his or her eligible dependents.  To the extent permitted by the applicable East West plans and applicable law, East West further agrees to credit each MetroCorp Employee and his or her eligible dependents for the year during which coverage under East West’s group health plan begins, with any deductibles, co-payments, or out-of-pocket payments already incurred by such MetroCorp Employee during such year under MetroCorp’s group health plan.  Without limiting the foregoing, East West shall extend coverage to MetroCorp Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of East West or its Subsidiaries to the extent permitted by such East West plans and applicable law.  East West shall give effect to any elections made by MetroCorp Employees with respect to such accounts to the extent permitted by such East West plan and applicable law.  MetroCorp Employees shall be credited with amounts available for reimbursement equal to such amounts as were credited under MetroCorp’s plan to the extent permitted by such East West plan and applicable law.  Notwithstanding the foregoing, to the extent that waiving such conditions or crediting such amounts requires the consent of East West’s or East West Bank’s health insurance carrier, East West shall only be required to use commercially reasonable efforts to cause such carrier to waive such conditions and credit such amounts.  For purposes of determining each MetroCorp Employee’s benefits for the calendar year in which the Merger occurs under East West’s vacation program, any vacation taken by a MetroCorp Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total East West vacation benefit available to such MetroCorp Employee for such calendar year.

(c)                               MetroCorp shall take any and all actions reasonably requested by East West that may be necessary or advisable to terminate the MetroCorp 401(k) and Profit Sharing Plan (the “MetroCorp 401(k) Plan”), effective at least one day prior to the Closing Date, in accordance with the terms of the MetroCorp 401(k) Plan and the requirements of the Code, ERISA and other applicable laws, and on a basis satisfactory to East West in its reasonable judgment.  Each active employee of MetroCorp and its Subsidiaries as of the Closing Date shall be fully vested in his or her account balances under the MetroCorp 401(k) Plan as of the Closing Date, and shall be entitled to distribution of such vested balances in accordance with the terms of the MetroCorp 401(k) Plan (following the receipt of a favorable determination letter on plan termination from the Internal Revenue Service).  East West shall take reasonable actions to allow active employees of MetroCorp, as of the Closing Date receiving distributions of their MetroCorp 401(k) Plan account balances, to roll over such distributions (including loans) to East West’s 401(k) Profit Sharing Plan.

Section 7.5                        Assumption of Outstanding Trust Preferred Issues.  As soon as practicable following the execution of this Agreement, MetroCorp shall notify the trustee with respect to the Trust Preferred Issue, or any successor trustee named for purposes of the Trust Preferred Issue, of the execution of this Agreement and cooperate with East West and the trustee to facilitate East West’s assumption of the Trust Preferred Issue.  East West shall take such action as is required to assume, on or before the Effective Time, the securities issued by Trust I.

Section 7.6                        Exercise of Warrants.  MetroCorp shall notify the holder of the Warrant of the execution of this Agreement and take such action as shall be necessary to effect the exercise of the Warrant if the Warrant is exercised by the holder thereof.   If the Warrant is not exercised at or prior to the Effective Time, East West shall assume any obligations of MetroCorp under the Warrant that survive the Effective Time.

Section 7.7                        Section 16 Matters.   Prior to the Effective Time, MetroCorp and East West shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of MetroCorp Common Shares (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of MetroCorp who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to MetroCorp.

ARTICLE VIII
CLOSING

Section 8.1                        Closing.    On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date and at a place to be specified by the parties, which date shall be no later than five (5) days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

ARTICLE IX
TERMINATION

Section 9.1                        Termination.

(a)                             Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the Board of Directors of East West or MetroCorp at any time before the Effective Time, if:

(i)                                  any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall be final and nonappealable;

(ii)                              any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions;

(iii)                          the Effective Time has not occurred on or before March 31, 2014, or such later date as has been approved in writing by the Boards of Directors of East West and MetroCorp; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such applicable date; or

(iv)                          the approval of the stockholders of MetroCorp contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the MetroCorp Special Meeting (including any adjournments or postponements thereof) at which they consider the Agreement.

(b)                              This Agreement may be terminated at any time before the Effective Time by action of the MetroCorp Board if East West fails to comply with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of East West contained herein shall be inaccurate, which noncompliance or inaccuracy, individually or in the aggregate, would result in the failure of the condition set forth in Section 11.1 or Section 11.2 (as applicable) if occurring on the Closing Date.  If the MetroCorp Board desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), MetroCorp Board must notify East West in writing of its intent to terminate stating the reason therefor.  East West will have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(c)                               This Agreement may be terminated at any time before the Effective Time by action of the East West Board if (i) MetroCorp fails to comply with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of MetroCorp contained herein shall be inaccurate, which noncompliance or inaccuracy, individually or in the aggregate, would result in the failure of the condition set forth in Section 10.1 or Section 10.2 (as applicable) if occurring on the Closing Date, or (ii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of the Surviving Corporation or its Subsidiaries, which would (i) reasonably be likely to have a Material Adverse Effect with respect to the Surviving Corporation and its Subsidiaries or (ii) materially reduce the economic benefits of the Merger to East West.  If the East West Board desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in Section 9.1(c)(i), the East West Board must notify MetroCorp in writing of its intent to terminate stating the cause therefor.  MetroCorp will have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(d)                             This Agreement may be terminated at any time before the Closing upon the mutual written consent of East West and MetroCorp and the approval of such action by their respective Boards of Directors.

(e)                               This Agreement may be terminated at any time before the Closing by MetroCorp Board if before the Effective Time, MetroCorp receives an unsolicited, bona fide Acquisition Proposal (as defined in Section 9.3(d)) and MetroCorp Board determines in its good faith judgment and in the exercise of its fiduciary duties, based on the advice of outside legal counsel and the Financial Advisor, that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee and East West Expenses (each as defined in Section 9.3(a)(i)) is a Superior Proposal (as defined in Section 9.3(f)) and (ii) the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties, provided, however, that MetroCorp may not terminate this Agreement under this Section 9.1(e) unless:

(i)                                  MetroCorp has provided prior written notice to East West at least five (5) business days in advance (the “Notice Period”) of taking such action, which notice advises East West that MetroCorp Board has received a Superior Proposal, specifies the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and

(ii)                              during the Notice Period, MetroCorp negotiates, and causes the Financial Advisor and outside counsel to negotiate, with East West in good faith (to the extent East West desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and MetroCorp Board considers such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concludes in good faith based upon consultations with the Financial Advisor and the advice of outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by East West.

If during the Notice Period any revisions are made to the Superior Proposal and MetroCorp Board in its good faith judgment determines such revisions are material, MetroCorp shall deliver a new written notice to East West and shall comply with the requirements of this Section 9.1(e) with respect to such new written notice, except that the new Notice Period shall be three (3) business days.  Termination under this clause (e) shall not be deemed effective until payment of the Termination Fee and/or East West Expenses as required by Section 9.3.

(f)                                This Agreement may be terminated at any time before the Closing by the East West Board if (i) MetroCorp has breached the covenant contained in Section 5.5 in a manner adverse to East West; (ii) MetroCorp Board resolves to accept an Acquisition Proposal; or (iii) MetroCorp Board withdraws or modifies, in any manner that is adverse to East West, its recommendation or approval of this Agreement or the Merger or recommends to MetroCorp stockholders acceptance or approval of any alternative Acquisition Proposal, or resolves to do any of the foregoing.

Section 9.2                        Effect of Termination.  Except as provided in Section 9.3, if this Agreement is terminated by either East West or MetroCorp as provided in Section 9.1, this Agreement (other than Section 7.2) will become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except that the provisions of Sections 7.2, 9.2 and 13.4 will survive termination of this Agreement.  Nothing contained in this Section 9.2 will relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3                        Termination Fee and Expenses.  To compensate East West for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including forgoing the pursuit of other opportunities by East West, MetroCorp and East West agree as follows:

(a)                               Provided that East West is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within fifteen (15) days following receipt of written notice thereof by MetroCorp specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i)                                  MetroCorp under the provisions of Section 9.1(e), then MetroCorp shall pay to East West an amount equal to three percent (3%) of the Merger Consideration (the “Termination Fee”) plus all expenses incurred by East West in connection with the proposed transaction, provided that the aggregate amount of all such expenses shall not exceed $250,000 (“East West Expenses”);

(ii)                              East West under the provisions of Section 9.1(f), then MetroCorp shall pay to East West the Termination Fee plus the East West Expenses;

(iii)                          either East West or MetroCorp under the provisions of (A) Section 9.1(a)(iii), if at the time of termination, the Registration Statement has been declared effective for at least 25 business days prior to such termination and MetroCorp shall have failed to call, give notice of, convene and hold the MetroCorp Special Meeting in accordance with Section 5.1, or (B) Section 9.1(a)(iv), if, at the time of termination, there exists an Acquisition Proposal with respect to MetroCorp, then MetroCorp shall pay to East West the East West Expenses; or

(iv)                          either East West or MetroCorp under the provisions of (A) Section 9.1(a)(iii), if at such time the stockholders of MetroCorp have not approved and adopted the Agreement and the Merger, or (B) Section 9.1(a)(iv), if, at the time of termination, there exists an Acquisition Proposal with respect to MetroCorp and, with respect to either clause (A) or (B), within twelve (12) months of the termination of this Agreement, MetroCorp enters into an Acquisition Agreement with any third party with respect to any Acquisition Proposal, then MetroCorp shall pay to East West the Termination Fee, which shall be in addition to the East West Expenses to be paid pursuant to Section 9.3(a)(iii).

The payment of the Termination Fee and/or East West Expenses shall be East West’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(a).  For the avoidance of doubt, in no event shall the Termination Fee described in this Section 9.3 be payable on more than one occasion.

(b)                              Any payment required by Section 9.3(a) shall become payable within two (2) business days after receipt by the nonterminating party of written notice of termination of this Agreement, provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.3(a)(iv), then such payment shall become payable on or before the date of execution by MetroCorp of an Acquisition Agreement.

(c)                               For purposes of this Agreement, an “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

(d)                             For purposes of this Agreement, “Acquisition Proposal” means any proposal (whether communicated to MetroCorp or publicly announced to MetroCorp’s stockholders) by any person (other than East West or any of its Affiliates) for an Acquisition Transaction involving MetroCorp, any Subsidiary or any future Subsidiary, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, twenty percent (20%) or more of the consolidated assets of MetroCorp as reflected on MetroCorp’s most recent consolidated statement of condition prepared in accordance with GAAP.

(e)                               For purposes of this Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (i) any acquisition or purchase from MetroCorp by any person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than East West or any of its Affiliates, of twenty percent (20%) or more in interest of the total outstanding voting securities of MetroCorp or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than East West or any of its Affiliates) beneficially owning twenty percent (20%) or more in interest of the total outstanding voting securities of MetroCorp or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving MetroCorp pursuant to which the stockholders of MetroCorp immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of twenty percent (20%) or more of the assets of MetroCorp; or (iii) any liquidation or dissolution of MetroCorp.

(f)                                For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the Board of Directors of MetroCorp reasonably determines, in its good faith judgment based on, among other things, the advice of outside counsel and the Financial Advisor, to be (i) more favorable from a financial point of view to MetroCorp’s stockholders than the Merger, taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law, provided that, for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%.”

ARTICLE X
CONDITIONS TO OBLIGATIONS OF EAST WEST

The obligation of East West under this Agreement to consummate the Merger is subject to the satisfaction, at or before the Closing Date, of the following conditions, which may be waived by East West in its sole discretion:

Section 10.1                Compliance with Representations and Warranties.  The representations and warranties made by MetroCorp in this Agreement must have been true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date), provided that no representation or warranty of MetroCorp shall be deemed untrue or incorrect, and MetroCorp shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance, unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty, has had or is reasonably likely to have a Material Adverse Effect on MetroCorp (disregarding any materiality or Material Adverse Effect qualification contained in any such representation or warranty).

Section 10.2                Performance of Obligations.  MetroCorp shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with before or at the Closing.

Section 10.3                Absence of Material Adverse Change.  There shall have been no change after the date hereof in the assets, properties, business or financial condition of MetroCorp or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on MetroCorp or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God or force majeure, declared or undeclared acts of war, weather-related and terrorist-related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on MetroCorp.

Section 10.4                Officer’s Certificate.  East West shall have received a certificate, executed by an executive officer of MetroCorp, and dated as of the Closing Date, stating that the conditions specified in Sections 10.1, 10.2 and 10.3 have been satisfied.

Section 10.5                Stockholder Vote; Dissenters’ Rights.  The holders of MetroCorp Shares shall have approved this Agreement and the transactions contemplated hereby as contemplated by Section 5.1 and no action purporting or attempting to rescind that vote shall have been taken by MetroCorp or its stockholders.  Holders of shares representing no more than five percent (5%) of the issued and outstanding MetroCorp Shares have demanded or are entitled to receive payment of the fair value of their shares as dissenting stockholders.

Section 10.6                Consents and Approvals.  All consents, approvals, waivers and other assurances from all nongovernmental third parties which are required to be obtained under the terms of any material contract, agreement or instrument to which MetroCorp or any Subsidiary thereof is a party or by which any of their respective material properties are bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of MetroCorp or any of its Subsidiaries shall have been obtained, and East West shall have received evidence thereof in form and substance satisfactory to it.

Section 10.7                Minimum Allowance for Loan Losses.  As of the Closing Date, MetroCorp’s allowance for loan losses shall be equal to at least the Minimum Allowance Amount.

Section 10.8                Outstanding Litigation.  MetroCorp will accrue for any costs and expenses, including legal fees and expenses and settlement costs, related to the outstanding lawsuits set forth in Schedule 3.15, as such schedule may be updated, as specified in such schedule, or if no such amount is specified, as mutually agreed by East West and MetroCorp.  No accrual will be required for any lawsuit (a) arising out of or related to the transactions contemplated by this Agreement or (b) that is settled or dismissed in any final, binding and nonappealable proceeding after payment of all related fees, costs and expenses owed by MetroCorp or any Subsidiary thereof.

ARTICLE XI
CONDITIONS TO OBLIGATIONS OF METROCORP

The obligation of MetroCorp under this Agreement to consummate the Merger is subject to the satisfaction, at or before the Closing Date, of the following conditions, which may be waived by MetroCorp in its sole discretion:

Section 11.1                Compliance with Representations and Warranties.  The representations and warranties made by East West in this Agreement must have been true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date), provided that no representation or warranty of East West shall be deemed untrue or incorrect, and East West shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance, unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty, has had or is reasonably likely to have a Material Adverse Effect on East West (disregarding any materiality or Material Adverse Effect qualification contained in any such representation or warranty).

Section 11.2                Performance of Obligations.  East West shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with before or at the Closing.

Section 11.3                Absence of Material Adverse Change.  There shall have been no change after the date hereof in the assets, properties, business or financial condition of East West or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on East West or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God or force majeure, declared or undeclared acts of war, weather-related and terrorist-related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on East West.

Section 11.4                Officer’s Certificate.  MetroCorp shall have received a certificate, executed by an executive officer of East West, and dated as of the Closing Date, stating that the conditions specified in Sections 11.1, 11.2 and 11.3 have been satisfied.

ARTICLE XII
CONDITIONS TO RESPECTIVE OBLIGATIONS OF EAST WEST

AND METROCORP

The respective obligations of East West and MetroCorp under this Agreement are subject to the satisfaction of the following conditions, which may be waived by East West and MetroCorp, respectively, in their sole discretion:

Section 12.1                Government Approvals.

(a)                             East West shall have received all Required Regulatory Approvals, or waiver of such approvals, for the transactions contemplated by this Agreement, including the Bank Mergers, from all necessary regulatory agencies and authorities, which approvals shall not impose any restrictions on the operations of East West or the Surviving Corporation, which would (i) reasonably be likely to have a Material Adverse Effect with respect to the Surviving Corporation and its Subsidiaries or (ii) materially reduce the economic benefits of the Merger to East West.

(b)                            Any statutory or regulatory waiting period necessary to effect the Merger, the Bank Mergers and the transactions contemplated hereby shall have expired.

(c)                             Such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except stockholders asserting dissenters’ rights) by formal proceeding.  It is understood that, if any such contest is brought by formal proceeding, East West or MetroCorp may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.

Section 12.2                Stockholder Approval.  The stockholders of MetroCorp shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 12.3                Tax Opinion.  MetroCorp shall have received an opinion of Bracewell & Giuliani LLP, and East West shall have received an opinion of Manatt, Phelps & Phillips, LLP, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code.  In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers or directors of MetroCorp, East West and others.

Section 12.4                Registration of East West Common Shares.  The Registration Statement covering the East West Common Shares to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or be continuing, or shall have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the East West Common Shares to be issued in the Merger shall have been received.

Section 12.5                Listing of East West Common Shares.  The East West Common Shares to be delivered to the stockholders of MetroCorp pursuant to this Agreement shall have been authorized for listing on the NASDAQ.

Section 12.6                Assumption of Outstanding Trust Preferred Issue.  East West shall have assumed the Trust Preferred Issue.

ARTICLE XIII
MISCELLANEOUS

Section 13.1                Certain Definitions.  Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a)                               “Affiliate” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

(b)                              A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or an officer with the title of Executive Vice President or above, or any individual in charge of a department or unit of either of the Banks is actually aware of or, after reasonable inquiry, had reason to know such fact or other matter.

(c)                               “Material Adverse Effect” with respect to any party means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, deposits, results of operations, earnings, business or cash flows of that party, taken as a whole, provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States, the State of California and the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement.

(d)                             “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which fifty (50%) or more of the outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest; but the term does not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

Section 13.2                Nonsurvival of Representations and Warranties.  The representations, warranties, covenants and agreements of East West and MetroCorp contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time, which shall survive the Closing.

Section 13.3                Amendments.  This Agreement may be amended only by a writing signed by East West and MetroCorp at any time before the Effective Time with respect to any of the terms contained herein, provided, however, that the Merger Consideration to be received by the stockholders of MetroCorp pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such stockholders.

Section 13.4                Expenses.  Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement.  Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.5                Notices.  Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first-class mail, postage prepaid or sent by e-mail, facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to East West:

East West Bancorp, Inc.

135 North Los Robles Avenue, 7th Floor

Pasadena, California 91101

Fax No.:  (626) 243-1282

E-mail:  doug.krause@eastwestbank.com

Attention:  Douglas P. Krause, Esq., Chief Risk Officer, General Counsel and Corporate Secretary

With a copy to:

Manatt, Phelps & Phillips, LLP

11355 West Olympic Boulevard

Los Angeles, California 90064

Fax No.:  (310) 312-4224

Attention: Gordon Bava, Esq.

E-mail: gbava@manatt.com, and

Attention:  T. J. (Mick) Grasmick, Esq.

E-mail:  mgrasmick@manatt.com

If to MetroCorp:

MetroCorp Bancshares, Inc.

9600 Bellaire Boulevard, Suite 252

Houston, Texas 77036

Fax No.:  (713) 414-3748

E-mail:   george.lee@metrobank-na.com

Attention:   George M. Lee

With a copy to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Fax No.:  (713) 221-1212

E-mail:  Will.Luedke@bgllp.com

Attention:  Mr. William T. Luedke IV, Esq.

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail.  All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt.  All other notices shall be deemed delivered when actually received.  Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.  Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing.

Section 13.6                Controlling Law; Jurisdiction.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable federal law), without regard to California statutes or judicial decisions regarding choice of law questions.  The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Southern District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.5 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

Section 13.7                Articles, Sections, Exhibits, Schedules and Headings.  All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement.  Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement.  Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 13.8                Extension; Waiver.  At any time before the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 13.9                Severability.  Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected.  To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement may be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.10        Entire Agreement.  This Agreement and the exhibits and attachments hereto and the Confidentiality Agreement represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.  Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 13.11        Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.12        Assignment; Binding on Successors.  Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.13        Gender; Plurals.  Any pronoun used herein shall refer to any gender, whether masculine, feminine or neuter, as the context requires.  Defined terms may be used in either the singular or plural form as indicated by the applicable syntax, but the meaning of which shall not be affected thereby.

Section 13.14        No Third-Party Beneficiaries.  Other than the Indemnified Parties pursuant to Section 6.6, nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first above written.

EAST WEST BANCORP, INC.

By:	/s/ Dominic Ng
Name: Dominic Ng
Title: Chairman and Chief Executive Officer

METROCORP BANCSHARES, INC.

By:	/s/ George M. Lee
Name: George M. Lee
Title: Co-Chairman, Chief Executive Officer and President

APPENDIX B --Opinion of Sandler O’Neill + Partners, L.P.

September 18, 2013

Board of Directors

MetroCorp Bancshares, Inc.

9600 Bellaire Boulevard, Suite 252

Houston, TX  77036

Ladies and Gentlemen:

MetroCorp Bancshares, Inc. (“MetroCorp”) and East West Bancorp, Inc. (“East West”) have entered into an Agreement and  Plan of Merger, dated as of September 18, 2013 (the “Agreement”), pursuant to which MetroCorp will merge with and into East West, with East West as the surviving entity (the “Merger”).  Under the terms of the Agreement, upon consummation of the Merger, each share of MetroCorp common stock issued and outstanding immediately prior to the Merger (the “MetroCorp Common Stock”), other than certain shares specified in the Agreement (the “Excluded Shares”), will be converted into the right to receive the sum of the Per Share Cash Consideration and the Per Share Stock Consideration.  The Merger Consideration is an amount equal to the product of (i) the number of MetroCorp Common Stock issued and outstanding immediately prior to the closing of the Merger and (ii) the lesser of (a) $14.60 per share and (b) 1.72 times the Per Share Tangible Equity.  The Per Share Merger Consideration is the amount derived by dividing the Merger Consideration by the number of MetroCorp Common Stock outstanding immediately prior to the closing of the Merger.  The terms of the Merger are more fully described in the Agreement.  Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.  You have requested our opinion as to the fairness, from a financial point of view, of the Per Share Merger Consideration to holders of MetroCorp Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.  In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of MetroCorp that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of East West that we deemed relevant; (iv) median consensus earnings estimates for MetroCorp for the years ending December 31, 2013 and December 31, 2014 as discussed with senior management of MetroCorp and a publicly available analyst estimated long-term growth rate for the years thereafter as discussed with senior management of MetroCorp; (v) median consensus earnings estimates for East West for the years ending December 31, 2013 and December 31, 2014 as discussed with senior management of East West and a publicly available analyst  estimated  long-term growth rate for the years thereafter as discussed with senior management of East West;  (vi) the pro forma financial impact of the Merger on East West based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of East West; (vii) a comparison of certain financial information for MetroCorp and East West with similar institutions for which publicly available information is available; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the commercial banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.  We also discussed with certain members of senior management of MetroCorp the business, financial condition, results of operations and prospects of MetroCorp and held similar discussions with certain members of senior management of East West regarding the business, financial condition, results of operations and prospects of East West.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by MetroCorp and East West or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion.  We have further relied on the assurances of the respective managements of MetroCorp and East West that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof.  We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of MetroCorp and East West or any of their respective subsidiaries.  We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of MetroCorp and East West.  We did not make an independent evaluation of the adequacy of the allowance for loan losses of MetroCorp and East West, or the combined entity after the Merger and we have we not reviewed any individual credit files relating to MetroCorp and East West.  We have assumed, with your consent,that the respective allowances for loan losses for both MetroCorp and East West are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available earnings projections and long-term growth rates for MetroCorp and East West as discussed with respective senior managements of MetroCorp and East West.  Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of East West.  With respect to those projections, estimates and judgments, the respective managements of MetroCorp and East West confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of MetroCorp and East West, respectively, and we assumed that such performance  would be achieved.  We express no opinion as to such estimates or the assumptions on which they are based.  We have also assumed that there has been no material change in MetroCorp’s and East West’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us.  We have assumed in all respects material to our analysis that MetroCorp and East West will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes.  Finally, with your consent, we have relied upon the advice MetroCorp has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Events occurring after the date hereof could materially affect this opinion.  We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.  We will receive a fee for rendering this opinion and MetroCorp has also agreed to indemnify us against certain liabilities arising out of our engagement.  In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to MetroCorp and East West and their affiliates.

Our opinion is directed to the Board of Directors of MetroCorp in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of either MetroCorp and East West as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger.  Our opinion is directed only to the fairness, from a financial point of view, of the Per Share Merger Consideration to holders of MetroCorp Common Stock and does not address the underlying business decision of MetroCorp  to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for MetroCorp or the effect of any other transaction in which MetroCorp might engage.  This opinion shall not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent.  This opinion has been approved by Sandler O’Neill’s fairness opinion committee.  We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholder.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair to holders of MetroCorp Common Stock from a financial point of view.

Very truly yours,
/s/ Sandler O’Neill + Partners, L.P.

APPENDIX C—Provisions of the Texas Business Organizations Code Relating to Dissenters’ Rights

TEXAS BUSINESS ORGANIZATIONS CODE
CHAPTER 10.  MERGERS, INTEREST EXCHANGES, CONVERSIONS,
AND SALES OF ASSETS
SUBCHAPTER H.  RIGHTS OF DISSENTING OWNERS

Sec. 10.351.  APPLICABILITY OF SUBCHAPTER

(a)                               This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b)                            This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002.  That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust.  Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c)                               The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Sec. 10.352.  DEFINITIONS.  In this subchapter:

(1)                              “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A)                           provides notice under Section 10.356; and

(B)                           complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2)                              “Responsible organization” means:

(A)                           the organization responsible for:

(i)                                  the provision of notices under this subchapter; and

(ii)                              the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B)                            with respect to a merger or conversion:

(i)                                  for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii)                              for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C)                            with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D)                           with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

Sec. 10.353.  FORM AND VALIDITY OF NOTICE.

(a)                               Notice required under this subchapter:

(1)                              must be in writing; and

(2)                              may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b)                              Failure to provide notice as required by this subchapter does not invalidate any action taken.

Sec. 10.354.  RIGHTS OF DISSENT AND APPRAISAL.

(a)                               Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1)                              dissent from:

(A)                           a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B)                            a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C)                            a plan of exchange in which the ownership interest of the owner is to be acquired;

(D)                         a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

(E)                             a merger effected under Section 10.006 in which:

(i)                                  the owner is entitled to vote on the merger; or

(ii)                              the ownership interest of the owner is converted or exchanged; and

(2)                              subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b)                              Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1)                              the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A)                           listed on a national securities exchange; or

(B)                            held of record by at least 2,000 owners;

(2)                              the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3)                              the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A)                           ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i)                                  listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii)                              held of record by at least 2,000 owners;

(B)                            cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C)                            any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c)                               Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

Sec. 10.355.  NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a)                               A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1)                              the action or proposed action is submitted to a vote of the owners at a meeting; or

(2)                              approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b)                              If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger.  The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(c)                               A notice required to be provided under Subsection (a) or (b) must:

(1)                              be accompanied by a copy of this subchapter; and

(2)                              advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or (3) may be provided.

(d)                              In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

(1)                              each owner who consents in writing to the action before the owner delivers the written consent; and

(2)                              each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

(e)                               Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

Sec. 10.356.  PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a)                               An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter.  An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b)                              To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1)                              if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A)                           is addressed to the entity’s president and secretary;

(B)                            states that the owner’s right to dissent will be exercised if the action takes effect;

(C)                            provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D)                           is delivered to the entity’s principal executive offices before the meeting;

(2)                              with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A)                           must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B)                            may not consent to the action if the action is approved by written consent; and

(3)                              must give to the responsible organization a demand in writing that:

(A)                           is addressed to the president and secretary of the responsible organization;

(B)                          demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C)                           provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D)                           states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E)                           is delivered to the responsible organization at its principal executive offices at the following time:

(i)                                  not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii)                              not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners; or

(iii)                          not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(c)                               An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d)                              Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section.  An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e)                               If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Sec. 10.357.  WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a)                               An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1)                              payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2)                              a petition has been filed under Section 10.361.

(b)                              Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Sec. 10.358.  RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a)                               Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1)                              accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2)                              rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b)                              If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1)        endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2)                              signed assignments of the ownership interests if the ownership interests are uncertificated.

(c)                               If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1)                              an estimate by the responsible organization of the fair value of the ownership interests; and

(2)                              an offer to pay the amount of the estimate provided under Subdivision (1).

(d)                              If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e)                               If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1)        endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2)                              signed assignments of the ownership interests if the ownership interests are uncertificated.

Sec. 10.359.  RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a)                               A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b)                              If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1)                              a reference to the demand; and

(2)                              the name of the original dissenting owner of the ownership interest.

Sec. 10.360.  RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer.  The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361.  PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT;  APPOINTMENT OF APPRAISERS.

(a)                               If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1)                              the county in which the organization’s principal office is located in this state; or

(2)                              the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b)                              A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c)                               On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization.  Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization.  If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d)                              The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1)                              the responsible organization; and

(2)                              each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e)                               The court shall:

(1)                              determine which owners have:

(A)                           perfected their rights by complying with this subchapter; and

(B)                           become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2)                              appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f)                                The court shall approve the form of a notice required to be provided under this section.  The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g)                               The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d).  When the beneficial owner files a petition described by Subsection (a):

(1)                              the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2)        the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Sec. 10.362.  COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a)                               For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal.  Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b)                              In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability.  If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c)                               The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Sec. 10.363.  POWERS AND DUTIES OF APPRAISER;  APPRAISAL PROCEDURES.

(a)                               An appraiser appointed under Section 10.361 has the power and authority that:

(1)                              is granted by the court in the order appointing the appraiser; and

(2)                            may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b)                              The appraiser shall:

(1)                              determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2)                              file with the court a report of that determination.

(c)                               The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate.  A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d)                              The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Sec. 10.364.  OBJECTION TO APPRAISAL; HEARING.

(a)                               A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b)                              If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report.  After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c)                               Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d)                              The responsible organization shall:

(1)                              immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2)                              pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e)                               On payment of the judgment, the dissenting owner does not have an interest in the:

(1)                              ownership interest for which the payment is made; or

(2)                              responsible organization with respect to that ownership interest.

Sec. 10.365.  COURT COSTS; COMPENSATION FOR APPRAISER.

(a)                               An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b)                              All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Sec. 10.366.  STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a)                               An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1)                              in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2)                              in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b)                              An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1)                              receive payment for the ownership interest under this subchapter; and

(2)                            bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c)                               An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Sec. 10.367.  RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a)                               The rights of a dissenting owner terminate if:

(1)                              the owner withdraws the demand under Section 10.356;

(2)                              the owner’s right of dissent is terminated under Section 10.356;

(3)                              a petition is not filed within the period required by Section 10.361; or

(4)                              after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b)                              On termination of the right of dissent under this section:

(1)                              the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2)                              the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3)                              the owner’s status as an owner of those ownership interests is restored , as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4)                              the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5)                              any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6)                              the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Sec. 10.368.  EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1)                              the value of the ownership interest; or

(2)                              money damages to the owner with respect to the action.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of East West’s certificate of incorporation, as amended, and its amended and restated bylaws.

East West is incorporated under the Delaware General Corporation Law, of which Section 145 provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to East West or East West Bank. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Article XIII of East West’s certificate of incorporation provides that it shall indemnify to the maximum extent permitted by law its directors and executive officers.  East West may pay in advance any expenses (including attorneys’ fees) which may become subject to indemnification if the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that the person is not entitled to indemnification. The indemnification and advance payment shall continue as to a person who has ceased to be a director or executive officer and shall inure to the person’s heirs, executors and administrators. East West may purchase and maintain insurance on behalf of any person who is or was a director or executive officer, against any liability asserted against the person and incurred by the person in any such position, or arising out of the person’s status as such.  East West maintains policies of directors’ and officers’ liability insurance which insure directors and officers against the cost of defense, settlement, or payment of a judgment under certain circumstances.

Article VI of East West’s bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because he or she is or was a director or executive officer of East West, shall be indemnified and held harmless by East West to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to executors and administrators. If a claim is not paid in full by East West, within thirty days after a written claim has been received, the claimant may at any time thereafter bring suit against East West to recover the unpaid amount of the claim.

Item 21.    Exhibits and Financial Statement Schedules

(a)           The following is a list of exhibits to this registration statement:

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of September 18, 2013, by and between East West Bancorp, Inc. and MetroCorp Bancshares, Inc. (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).

3.1	Certificate of Incorporation of the Registrant (incorporated by reference from Registrant’s Registration Statement on Form S-4 filed with the Commission on September 17, 1998 (File No. 333-63605).)

3.2

Certificate of Amendment to Certificate of Incorporation of the Registrant (incorporated by reference from Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Commission on March 28, 2003.)

3.3	Amendment to the Certification of Incorporation of the Registrant (incorporated by reference from Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 15, 2005.)

3.4	Certificate of Amendment to Certificate of Incorporation of the Registrant (incorporated by reference from

Exhibit No.	Description
Registrant’s Exhibit A of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 24, 2008.)

3.5	Bylaws of East West Bancorp, Inc.

5.1	Opinion and Consent of Douglas P. Krause, Esq. as to the validity of the securities being registered.

8.1	Opinion of Manatt, Phelps & Phillips, LLP regarding certain tax matters.

8.2	Opinion of Bracewell & Giuliani LLP regarding certain tax matters.

23.1	Consent of KPMG LLP (East West).

23.2	Consent of KPMG LLP (MetroCorp).

23.3	Consent of PricewaterhouseCoopers LLP (MetroCorp).

23.4	Consent of Douglas P. Krause (included in Exhibit 5.1 hereto).

23.5	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1 hereto).

23.6	Consent of Bracewell & Giuliani LLP (included in Exhibit 8.2 hereto).

24.1	Power of Attorney (included on the signature page to the Registration Statement).

99.1	Consent of Sandler O’Neill + Partners, L.P.

99.2	Form of Proxy Card to be used by MetroCorp Bancshares, Inc.*

* To be filed by amendment.

Item 22.    Undertakings

The undersigned registrant hereby undertakes:

(a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)                   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2)                   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)                   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d)   For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f)    That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on October 25, 2013.

EAST WEST BANCORP, INC.

By:	/s/ DOMINIC NG
	Name:	Dominic Ng
	Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

We, the undersigned directors and officers of East West, do hereby constitute and appoint Irene Oh and Douglas P. Krause, and each of them individually, our true and lawful attorneys-in-fact and agents with full power to them, and each of them individually, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments hereof relating to the merger of East West and MetroCorp.

Signature	Title	Date
/s/ DOMINIC NG	Chairman and Chief Executive Officer	October 25, 2013
Dominic Ng	(Principal Executive Officer)

/s/ JULIA GOUW	President and Chief Operating Officer	October 25, 2013
Julia Gouw

/s/ RUDOLPH I. ESTRADA	Director	October 25, 2013
Rudolph I. Estrada

/s/ ANDREW S. KANE	Director	October 25, 2013
Andrew S. Kane

/s/ JOHN LEE	Vice-Chairman and Director	October 25, 2013
John Lee

/s/ HERMAN Y. LI	Director	October 25, 2013
Herman Y. Li

/s/ JACK C. LIU	Director	October 25, 2013
Jack C. Liu

/s/ IRENE H. OH	Executive Vice President and	October 25, 2013
Irene H. Oh	Chief Financial Officer
(Principal Financial and Accounting Officer)

Signature	Title	Date
/s/ KEITH W. RENKEN	Director	October 25, 2013
Keith W. Renken

/s/ PAUL H. IRVING	Director	October 25, 2013
Paul H. Irving

/s/ TAK-CHUEN CLARENCE KWAN	Director	October 25, 2013
Tak-Chuen Clarence Kwan

/s/ IRIS CHAN	Director	October 25, 2013
Iris Chan

October 25, 2013

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated as of September 18, 2013, by and East West Bancorp, Inc. and MetroCorp Bancshares. Inc. (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).

3.1	Certificate of Incorporation of the Registrant (Incorporated by reference from Registrant’s Registration Statement on Form S-4 filed with the Commission on September 17, 1998 (File No. 333-63605).)

3.2

Certificate of Amendment to Certificate of Incorporation of the Registrant (Incorporated by reference from Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Commission on March 28, 2003.)

3.3	Amendment to the Certification of Incorporation of the Registrant (Incorporated by reference from Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 15, 2005.)

3.4

Certificate of Amendment to Certificate of Incorporation of the Registrant (Incorporated by reference from Registrant’s Exhibit A of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 24, 2008.)

3.5	Bylaws of East West Bancorp, Inc.

5.1	Opinion and Consent of Douglas P. Krause, Esq. as to the validity of the securities being registered.

8.1	Opinion of Manatt, Phelps & Phillips, LLP regarding certain tax matters.

8.2	Opinion of Bracewell & Giuliani LLP regarding certain tax matters.

23.1	Consent of KPMG LLP (East West).

23.2	Consent of KPMG LLP (MetroCorp).

23.3	Consent of PricewaterhouseCoopers LLP (MetroCorp).

23.4	Consent of Douglas P. Krause (included in Exhibit 5.1 hereto).

23.5	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1 hereto).

23.6	Consent of Bracewell & Giuliani LLP (included in Exhibit 8.2 hereto).

24.1	Power of Attorney (included on the signature page to the Registration Statement).

99.1	Consent of Sandler O’Neill + Partners, L.P.

99.2	Form of Proxy Card to be used by MetroCorp Bancshares, Inc.*

* To be filed by amendment.